QuickLinks -- Click here to rapidly navigate through this document
Filed Pursuant to Rule 424(b)(3) Registration No. 3331-102410

AMERICAN BANK 12211 Plum Orchard Drive Suite 300 Silver Spring, Maryland 20904 (Proxy Statement)	AMERICAN BANK HOLDINGS, INC. 12211 Plum Orchard Drive Suite 300 Silver Spring, Maryland 20904 (Prospectus)

REORGANIZATION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear American Bank Stockholder:

        The American Bank Board of Directors has approved a reorganization into a holding company structure. The holding company formation will not change your equity or voting interest in our operations relative to other stockholders. In the proposed reorganization, each of American Bank's 2,084,354 outstanding shares of common stock (other than dissenting shares) will convert into an equal number of shares of common stock of the proposed new holding company, American Bank Holdings, Inc. American Bank's common stock is traded over-the-counter on the National Association of Securities Dealers' Electronic Bulletin Board under the trading symbol "BKMD.OB". We expect that the common stock of American Bank Holdings, Inc. will similarly be traded over-the-counter. We have structured the reorganization to be tax free to stockholders. The reorganization will be considered by stockholders at a special meeting of American Bank stockholders, as described in the accompanying proxy statement/prospectus.

        If the reorganization is completed, our public stockholders will own the holding company, and the Bank will be a wholly owned subsidiary of the holding company. Thus, future stockholder meetings will be meetings of the holding company, and not the Bank. For 2003, your approval of the reorganization will confirm the composition of the holding company's board of directors, as set forth more fully in the accompanying proxy statement/prospectus. American Bank Holdings, Inc.'s next annual meeting of stockholders for the purposes of electing directors will be held in 2004.

        Please read the risk factors on page 6 before completing your proxy card.

        The special meeting will be held at 10:00 a.m. on March 11, 2003 at American Bank's executive offices, located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904.

Very truly yours,

Phillip C. Bowman Chief Executive Officer and President

        American Bank Holdings' stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, or the Office of Thrift Supervision, nor has any of these institutions passed upon the accuracy or adequacy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        American Bank Holdings' securities are not savings accounts or deposits and are neither insured nor guaranteed by American Bank, the U.S. Government, the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk and may lose value.

        This proxy statement/prospectus is being mailed to shareholders on or about February 7, 2003. The date of this proxy statement/prospectus is February 4, 2003.

12211 Plum Orchard Drive, Suite 300
Silver Spring, Maryland 20904
(301) 572-3740

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 11, 2003

To the Shareholders of
American Bank:

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of American Bank will be held at American Bank's executive offices, 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904 on March 11, 2003, at 10:00 a.m., local time, for the following purpose:

        Holding Company Reorganization.    To consider a proposal to approve the reorganization of American Bank into a savings and loan holding company form of ownership by approving a plan of merger and reorganization, through which

  •
  American Bank will become a subsidiary of a newly formed savings and loan holding company called American Bank Holdings, Inc.; and

  •
  Each outstanding share of American Bank common stock will be converted into one share of common stock of the holding company.

        Shareholders of record at the close of business on January 10, 2003 are entitled to notice of the special meeting and to vote on the matter to come before the special meeting and at any adjournment of the meeting.

        The affirmative vote of 50% of the outstanding voting common stock plus one affirmative vote is required to approve the reorganization. Consequently, the required vote of American Bank's stockholders is based on the total number of shares of American Bank common stock issued and outstanding, and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting will have the same effect as voting against the reorganization.

        Under the rules and regulations of the Office of Thrift Supervision, any shareholder of a bank involved in a transaction like the reorganization may object to the consideration offered to the shareholders in exchange for the shareholder's shares. If you dissent or wish to attempt to seek other consideration for your shares, you must strictly follow the procedures outlined in section 552.14 of the OTS regulations. A copy of that section is attached as Appendix C to the proxy statement/prospectus. If you wish to dissent and do not follow the requirements of that section carefully, your right to seek other consideration may be invalidated.

        Therefore, it is important that your shares be represented at the special meeting regardless of the number you own. Even if you plan to be present at the special meeting, we urge you to complete, sign, date and return your proxy card promptly in the envelope provided. If you attend this meeting you may vote in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the time it is exercised as described in the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Richard A. Schuman Chairman of the Board of Directors
Silver Spring, Maryland February 4, 2003

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY MAILING IN YOUR PROXY CARD AS SOON AS POSSIBLE.

i

QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY REORGANIZATION

Q:
Why is American Bank proposing to reorganize into a holding company structure?

A:
American Bank's Board of Directors believes that a savings and loan holding company structure will have strategic benefits including; 1) having the structural flexibility for alternative business investments; 2) when appropriate, being able to repurchase stock from existing shareholders as part of our capital management strategies; 3) having the ability to access the capital markets with alternative structures such as trust preferred or debt securities to continue the growth of the company without the dilution of the existing shareholders; and 4) being able to better compete against financial institutions who have all of these capabilities available to them. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Reasons for the Reorganization" on page 13.

Q:
Where and when is the stockholders' meeting?

A:
The special meeting will be held at American Bank's executive offices, 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland on March 11, 2003, at 10:00 a.m.

Q:
What do I need to do now?

A:
Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the reorganization. Not returning your proxy, not voting at the special meeting or abstaining from voting has the effect of voting against the reorganization.

  If you hold American Bank common stock you can choose to attend the special meeting and vote your shares in person instead of returning your completed proxy card. If you do return a proxy card, you may change your vote at any time up to the time of the vote by following the directions on page 10.

Q:
If my shares are held in street name by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how you want your shares voted by completing the proxy card you will receive from your broker.

Q:
Should I send in my stock certificates now?

A:
No. After the reorganization takes place, you will receive instructions on how to exchange your American Bank certificates for holding company certificates.

Q:
What will American Bank's stockholders receive in the reorganization?

A:
In the reorganization, each outstanding share of American Bank common stock will be converted into one share of common stock of the holding company.

Q:
What happens to my future dividends?

A:
Before the reorganization takes place, American Bank expects to continue to pay regular quarterly cash dividends on its common stock, currently $0.060 per share. After the reorganization, any dividends will be paid when and as declared by the board of directors of the holding company. Presently, the holding company expects to continue the current dividend policy of the Bank. You should note, however, that the holding company's ability to pay dividends to you will depend largely on the amount and frequency of dividends paid to it by American Bank. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Differences in Stockholder Rights as a Result of the Reorganization" on page 14.

Q:
What are the tax consequences of the proposed reorganization?

A:
In general, we expect that American Bank stockholders will not be required to pay federal income taxes as a result of exchanging American Bank common stock for holding Company stock. For a more complete description of the tax consequences of the reorganization, see "Federal Income Tax Consequences of the Reorganization" on page 15.

Q:
When do you expect the reorganization to take place?

A:
We expect the reorganization to take place sometime in the first half of 2003, as soon as practicable after the special meeting.

Q:
Who can answer my questions?

A:
Stockholders who have more questions about the proposed reorganization or desire additional copies of this proxy statement/prospectus or additional proxy cards should contact either John M. Wright, Senior Vice President and Chief Financial Officer of American Bank, at (301) 572-3740 or American Bank's proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

SUMMARY

        Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document.

THE REORGANIZATION

Parties to and Structure of the Reorganization

        Three parties will engage in the reorganization:

  •
  American Bank;

  •
  American Bank Holdings, Inc., a Delaware corporation formed by American Bank to serve as a savings and loan holding company after the reorganization; and

  •
  American Interim Bank, an interim federal savings bank to be formed as a wholly owned subsidiary of American Bank Holdings, Inc.

        In the reorganization, the interim bank will merge with American Bank and after the merger will continue the business of American Bank as a wholly owned subsidiary of the holding company. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Description of the Proposed Reorganization" on page 12.

Effect of the Reorganization

        Immediately after the reorganization takes place, (1) assuming there are no dissenters, the holding company will have outstanding the same number of shares of common stock that American Bank had issued and outstanding immediately prior to the reorganization, and (2) unless you perfect and exercise your dissenters' rights, you will hold the same number of shares of the holding company's common stock that you held in American Bank immediately prior to the reorganization.

Recommendation of American Bank's Board of Directors on the Reorganization

        After careful consideration, the American Bank board of directors has determined that the reorganization is advisable and in the best interests of American Bank and its stockholders. Accordingly, the board approved the reorganization. The American Bank board of directors recommends that you vote FOR approval of the reorganization.

Market For American Bank Holdings, Inc. Common Stock

        American Bank's common stock is traded over the counter on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "BKMD.OB". We expect the holding company's common stock to be traded on the Electronic Bulletin Board as well. There are no assurances that American Bank Holdings common stock will continue to be listed on the Electronic Bulletin Board nor that there will be a market for American Bank Holdings common stock. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Market Price of American Bank's Capital Stock and Dividends" on page 19.

The Reorganization Will Likely Be Tax-Free to You

        You should not incur U.S. Federal Income Taxes as a result of exchanging your American Bank stock for holding company stock, but tax laws are very complicated and special rules may apply to some stockholders.

        American Bank has received an opinion of Hogan & Hartson L.L.P. that the merger will be treated for federal income tax purposes as either a reorganization within the meaning of Section 368(a) of the Code or a transfer of property for stock of a controlled corporation within the meaning of Section 351 of the Code if the merger is completed under the current terms of the plan of merger and reorganization. The opinion is based upon the assumption that factual representations made by American Bank, which are ordinarily given in transactions of this type, will be correct when the merger closes.

Provided the merger meets the requirements of either provision described above, no gain or loss will be recognized by American Bank stockholders as a result of the merger, except with respect to cash received by American Bank stockholders who exercise their dissenters' rights. For a further discussion of the federal income tax consequences of the merger to American Bank stockholders, see "Federal Income Tax Consequences of the Reorganization" on page 15. However, different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you, for example, if you:

  •
  are a tax-exempt organization;

  •
  are a dealer in securities;

  •
  are a financial institution;

  •
  are an insurance company;

  •
  are a non-United States person;

  •
  acquired your shares of American Bank stock from the exercise of options or otherwise as compensation or through a qualified retirement plan; or

  •
  hold shares of American Bank stock as part of a straddle, hedge or conversion transaction.

        These matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the reorganization to you.

The Reorganization Will Change Your Rights as a Stockholder

        As stockholders of American Bank, your rights are governed by the rules and regulations of the OTS. Your rights as a stockholder of the holding company will be governed by Delaware General Corporation Law. This change in applicable law will cause some changes in your stockholder rights. For example, holders of a simple majority of the holding company's shares present in person or represented by proxy and entitled to vote can approve most merger or consolidation transactions under Delaware law whereas the affirmative vote of two-thirds of the outstanding voting stock is generally required under OTS rules for the Bank.

        For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Differences in Stockholder Rights as a Result of the Reorganization" on page 14.

Stockholder Vote Required to Approve the Reorganization

        Approval of the proposed reorganization requires the affirmative vote of 50% of the outstanding voting common stock of American Bank, plus one vote. For more information, please see the section of this proxy statement/prospectus captioned "The Special Meeting—Quorum; Required Vote" on page 10.

Your Rights if You Vote Against the Reorganization

        The rules and regulations of the Office of Thrift Supervision will govern the rights of dissenters. If the reorganization takes place, you will be entitled to receive payment of the value of your shares from American Bank if you (1) do not vote in favor of the reorganization, (2) deliver to American Bank a writing identifying yourself and stating your intention to demand appraisal of and payment for your shares and (3) demand payment for your shares. Once the Reorganization takes place, you may petition the Office of Thrift Supervision for a determination of the fair market value of your shares. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Rights of Dissenting Stockholders" on page 17 and Section 552.14 of the OTS regulations attached as Appendix C to this proxy statement/prospectus.

Composition of the Board of Directors of the Holding Company After the Reorganization

        The holding company's board of directors initially will consist of Richard A. Schuman, Phillip C. Bowman, Howard J. Postal, Bruce S. Cook and George A. Kramer. As with the Board of American Bank, Mr. Bowman is the only American Bank employee who is also a director. Also, as with the Board of American Bank, the directors of the holding company will be classified into three classes, with one class up for election at each annual meeting. Your approval of the reorganization will confirm those persons as the directors of the holding company without further action. The next annual meeting of stockholders of the holding company will be held in 2004. For more information on the classified board, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Savings and Loan Holding Company—Management" on page 20.

Government Regulation and Supervision of the Holding Company

        After the reorganization, (1) the Office of Thrift Supervision will regulate the holding company's operations as a savings and loan holding company, (2) American Bank will continue to be regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation; and (3) deposits in American Bank will continue to be insured by the FDIC to the fullest extent provided by law. For more information, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" on page 25.

RISK FACTORS

        American Bank stockholders should consider, among other matters, the following factors in voting for the reorganization. If completed, the reorganization will result in holders of American Bank common stock receiving corresponding shares of the holding company's common stock.

Applicable laws and regulations restrict both the ability of American Bank to pay dividends to the holding company, and the ability of the holding company to pay dividends to you.

        The holding company's principal source of income initially and for the foreseeable future will consist of dividends, if any, from American Bank. Moreover, Delaware law restricts dividends that the holding company may pay if the capital of the holding company is less than the aggregate amount of capital represented by the issued and outstanding capital stock having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

        Any payment of dividends in the future will be at the sole discretion of the holding company's Board of Directors and will depend on a variety of factors deemed relevant by the Board of Directors, including, but not limited to, earnings, capital requirements and financial condition.

        Payment of dividends by the Bank to the holding company is subject to regulatory limitations imposed by the OTS, and the Bank must meet OTS capital requirements before and after the payment of any dividends. In addition, the OTS has discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds.

American Bank's directors and executive officers own a large amount of its stock and accordingly have significant control of its management and affairs, which they could exercise against your best interests.

        As of January 10, 2003, the record date, the directors and executive officers of American Bank beneficially own approximately 22.2% of our outstanding common stock. Excluding shares which are issuable pursuant to the exercise of vested options within 60 days of the record date, the directors and officers own approximately 17.3% of our outstanding common stock. As a result of this percentage ownership, our directors and executive officers as a group can exercise significant control over our management and affairs.

FORWARD LOOKING STATEMENTS

        No person is authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus in connection with the solicitation of proxies by American Bank or the offering of American Bank Holdings common stock being made. You should not rely on any other information or representation as having been authorized by American Bank or American Bank Holdings. This proxy statement/prospectus does not constitute (1) an offer to sell, or a solicitation of an offer to purchase, any of American Bank Holdings' common stock offered by this proxy statement/prospectus, or (2) the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of an offer or solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of American Bank Holdings' common stock offered by this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of American Bank or American Bank Holdings or the information in this document or the documents or reports incorporated by reference into this document since the date of this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

        The following tables sets forth certain selected consolidated financial and other information of the Bank as of and for each of the dates indicated. This selected consolidated financial and other information is derived from the Bank's historical consolidated financial statements and should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis" and the Bank's consolidated financial statements and the notes thereto, which are included in the Bank's Form 10-KSB for the year ended December 31, 2001 and the Form 10-QSB for the quarter ended September 30, 2002, incorporated by reference into this proxy statement/prospectus and attached hereto as Appendix D and E.

	At or For the Nine Months Ended September 30		At or For the Three Months Ended September 30,
	2002	2001	2002	2001
Operating Data:
Net interest income	$3,788,432	$3,111,620	$1,436,400	$1,061,716
Provision for loan losses	166,218	341,061	95,000	145,351
Net interest income after provision for loan losses	3,622,214	2,770,559	1,341,400	916,365
Other income	1,988,971	1,476,136	680,710	625,240
Non-interest expenses	4,269,216	3,236,069	1,503,089	1,177,776
Income before income taxes	1,341,969	1,010,626	519,021	363,829
Provision for income taxes	515,300	382,900	200,700	140,550
Net income	826,669	627,726	318,321	223,279
Net income per share (basic)	$0.40	$0.30	$0.15	$0.11

Net income per share (diluted)	$0.39	$0.30	$0.15	$0.11

Balance Sheet Data:
Total assets	$180,192,826	$158,330,720
Loans Receivable, net	111,265,109	108,480,903
Deposit accounts	121,046,385	108,402,913
Total borrowed funds	40,075,000	29,090,000
Total stockholders' equity	14,892,829	14,068,375
Selected Ratios:
Return on average assets	0.68%	0.56%
Return on average equity	7.60	6.09
Average equity capital to average total assets	8.98	9.25
Allowance for loan losses as a percentage of average net loans	1.02	0.95
Nonperforming loans as a percentage of net loans	1.05	0.82
Net charge-offs as a percentage of average net loans	0.00	0.02
Net interest margin	3.39	3.00
Capital Ratios:
Tangible	8.21%	8.89%
Core	8.21%	8.89%
Risk-based	13.81%	14.53%

	At or For the Year Ended December 31,
	2001	2000	1999	1998	1997
Operating Data:
Net interest income	$4,251,164	$3,776,807	$3,512,682	$2,994,620	$2,695,452
Provision for loan losses	460,966	117,809	201,706	114,705	258,679

Net interest income after provision for loan losses	3,790,198	3,658,998	3,310,976	2,879,915	2,436,773
Other income	2,159,462	1,255,565	916,081	126,837	128,379
Non-interest expenses	4,553,430	3,934,984	2,938,177	1,971,015	2,037,296

Income before income taxes	1,396,230	979,579	1,288,880	1,035,737	527,856
Provision for income taxes	531,227	377,350	297,174	107	5,138

Net income	$865,003	$602,229	$991,706	$1,035,630	$522,718

Net income per share (basic)	$0.44	$0.30	$0.49	$0.71	$0.70

Net income per share (diluted)	$0.43	$0.30	$0.49	$0.70	$0.70

Balance Sheet Data:
Total assets	$154,268,937	$134,171,533	$107,719,956	$88,575,609	$77,283,945
Loans Receivable, net	97,286,030	91,953,306	67,800,977	56,134,354	48,418,776
Deposit accounts	104,353,094	83,517,366	67,343,907	65,848,854	67,650,489
Total borrowed funds	29,090,000	33,500,000	26,080,000	10,000,000	3,300,000
Total stockholders' equity	14,194,676	13,344,904	12,582,606	11,812,812	5,448,846
Selected Ratios:
Return on average assets	0.58%	0.50%	1.04%	1.29%	0.72%
Return on average equity	6.25	4.64	8.04	11.79	10.06
Average equity capital to average total assets	9.22	10.87	12.89	10.91	7.11
Allowance for loan losses as a percentage of average net loans	0.89	0.90	1.12	1.59	1.68
Nonperforming loans as a percentage of net loans	0.82	1.39	2.27	3.83	4.67
Net charge-offs as a percentage of average net loans	0.16	0.11	0.46	0.30	2.52
Net interest margin	2.98	3.30	3.86	3.84	3.82
Capital Ratios:
Tangible	9.20%	9.95%	11.68%	13.34%	7.05%
Core	9.20	9.95	11.68	13.34	7.05
Risk-based	16.10	17.65	23.29	26.62	14.94

THE SPECIAL MEETING

Matter to be Voted on at the Special Meeting

        At the special meeting, you will be asked to vote on the plan of merger and reorganization, dated as of January 6, 2003, among American Bank, American Bank Holdings, Inc. and American Interim Bank. We organized American Bank Holdings as a new Delaware corporation to become the holding company for American Bank. We are organizing American Interim Bank as a new bank as part of the holding company reorganization process. Through the merger of American Bank and the interim bank, each outstanding share of common stock of American Bank will be converted into one share of common stock of the holding company.

Who is Eligible to Vote

        If you held American Bank common stock at the close of business on January 10, 2003 you are entitled to vote at the special meeting. On January 10, 2003, there were 2,084,354 shares of American Bank common stock outstanding. On that day, there were 159 holders of record of common stock. Each share of common stock is entitled to one vote on each matter properly presented at the special meeting including the proposed reorganization.

Quorum; Required Vote

        At least a majority of the total number of shares of common stock entitled to vote must attend the annual meeting, in person or by proxy, to constitute a quorum for matters to be voted upon by the common stockholders. We will count shares that abstain and broker non-votes as present for purposes of determining the presence of a quorum. If we have not obtained sufficient votes for a quorum, the annual meeting may be adjourned or postponed to permit us to further solicit proxies.

        In connection with the reorganization, a stockholder may vote FOR, AGAINST or ABSTAIN by checking the appropriate box.

        Abstentions and broker non-votes will have the same effect as votes against the plan of merger and reorganization.

        The directors and executive officers of American Bank and their affiliates beneficially owned as of January 10, 2003, excluding all options to purchase shares of American Bank common stock, 360,349 shares of American Bank common stock, which represents 17.3% of the outstanding shares of American Bank's common stock. The Board of Directors of American Bank expects that all of these persons will vote their shares in favor of the reorganization.

        The affirmative vote of 50% of the outstanding voting stock, plus one, must approve the plan of merger and reorganization. Consequently, the required vote of American Bank's common stockholders is based on the total number of shares of American Bank's common stock then outstanding and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting will have the same effect as voting against the plan of merger and reorganization.

Revocability of Proxies

        The proxies solicited pursuant to this proxy statement/prospectus, if properly signed and returned to American Bank and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies. Executed proxies with no instructions indicated on the proxy card will be voted FOR the reorganization. Any stockholder who submits a proxy card may revoke it at any time before it is exercised by

  •
  filing with Mr. John M. Wright, 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904, a written notice of revocation,

  •
  submitting a duly executed proxy card bearing a later date, or

  •
  appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person.

        Proxies solicited pursuant to this proxy statement will be returned to the proxy solicitors or American Bank's transfer agent, and will be tabulated by inspectors of election designated by the board of directors of American Bank. After the final adjournment of the annual meeting, the proxies will be returned to the board of directors of American Bank for safekeeping. Proxies solicited pursuant to this proxy statement may be used only at the special meeting and any adjournment of the meeting and will not be used for any other meetings.

Solicitation of Proxies

        In addition to solicitation by mail, directors, officers and employees of American Bank may solicit proxies for the special meeting from stockholders personally or by telephone or telegram without receiving additional compensation for these activities. American Bank will bear the cost of soliciting proxies. American Bank will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. American Bank has retained Regan & Associates, Inc. to assist in soliciting proxies for the meeting and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost not to exceed $6,500, including out of pocket expenses.

PROPOSED REORGANIZATION
INTO A SAVINGS AND LOAN HOLDING COMPANY

        The reorganization will be accomplished pursuant to the plan of merger and reorganization dated as of January 6, 2003. We have attached a copy of the plan of merger and reorganization to this proxy statement/prospectus as Appendix A and incorporate the plan by reference into this proxy statement/prospectus. We urge you to read the entire plan of merger and reorganization.

Parties to the Reorganization

        American Bank—American Bank is a federally chartered stock savings bank. Its principal executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904 and its telephone number is (301) 572-3740. American Bank operates under the regulations of the Office of Thrift Supervision and American Bank's deposits are insured to applicable limits by the FDIC.

        American Bank Holdings, Inc.—American Bank Holdings, Inc. is a corporation formed under the laws of Delaware in November, 2003 as a wholly owned subsidiary of American Bank to serve as a savings and loan holding company after the reorganization. The holding company has no prior operating history. Its principal executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904 and its telephone number is (301) 572-3740.

        American Interim Bank—American Interim Bank will be established as an interim federal savings bank chartered under the laws of the United States of America and a wholly owned subsidiary of the holding company and will not directly engage in any business activities other than the proposed merger with American Bank. American Interim Bank will be formed solely to facilitate the reorganization. Its principal executive offices will be located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904 and its telephone number is (301) 572-3740.

Description of the Proposed Reorganization

        If American Bank's stockholders approve the reorganization and all of the other conditions set forth in the plan of merger and reorganization are satisfied, interim bank will be merged into American Bank, with American Bank as the surviving entity. On the effective date of the reorganization each share of American Bank's common stock that is outstanding immediately prior to the reorganization, other than dissenting shares, will automatically by operation of law be exchanged for one share of the holding company's common stock.

        After the reorganization, the former holders of American Bank's outstanding common stock who do not exercise dissenters' rights will hold all of the outstanding shares of the holding company's common stock and the holding company will own all of American Bank's outstanding capital stock.

        After the reorganization, American Bank will continue its existing business and operations as a wholly owned subsidiary of the holding company and the consolidated (1) capitalization, (2) assets, (3) liabilities, (4) income and (5) financial statements of the holding company immediately following the reorganization will be substantially the same as those of American Bank immediately prior to the reorganization. The amended and restated charter and the bylaws of American Bank will continue in effect, and will not be affected in any material manner by the reorganization. American Bank will continue to use the name "American Bank."

        The boards of directors of American Bank and the holding company believe that the reorganization is in the best interests of American Bank's stockholders for the reasons described below in the subsection captioned "Reasons for the Reorganization." The boards of directors of American Bank and the holding company have approved the plan of merger and reorganization and the plan will be approved by the board of directors of the interim bank upon its formation. If American Bank's stockholders approve the plan of merger and reorganization by the affirmative vote of 50% of the outstanding voting common stock of American Bank, plus one vote, the reorganization will become effective upon the filing of the plan of merger and reorganization with the Office of Thrift Supervision.

Reasons for the Reorganization

        American Bank's board of directors proposed the reorganization to permit greater flexibility and strategic benefits to American Bank and to provide a vehicle for growth and potential geographic diversification. Generally, banks are not permitted to own or operate other banks or to engage in any business other than banking. Some of the strategic benefits of the proposed reorganization considered by the board of directors include:

  •
  structural flexibility for alternative business investments at the holding company level, as discussed below;

  •
  the ability to repurchase stock from existing shareholders as part of the institution's capital management strategy, when appropriate;

  •
  access to capital markets through alternative structures such as trust preferred or debt securities; and

  •
  ability to better compete with local financial institutions that already have such capabilities.

Savings and loan holding companies may establish or acquire companies engaged in activities closely related to banking. For examples of the types of activities closely related to banking in which holding companies are permitted to engage, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" below.

        American Bank's board of directors also believes that the holding company may provide additional funding sources for American Bank, as well as better access to diverse money and capital markets. For instance, the holding company, unlike American Bank, will be permitted to raise capital by borrowing funds and by issuing debt securities. Any capital raised by the holding company could then be invested as capital in American Bank. Additionally, American Bank's board of directors believes that a savings and loan holding company will be in a better position to respond to the competitive environment in which American Bank is operating, characterized in large part by the activities of local and national bank holding companies. In general, the board of directors of American Bank believes that operating as a savings and loan holding company will serve the interests of the banking public and the stockholders of American Bank by improving American Bank's capability for service in a highly competitive environment.

Recommendation of American Bank's Board of Directors

        After careful consideration, the American Bank board of directors has determined that the reorganization is advisable and in the best interests of American Bank and its stockholders and has approved the plan of merger and reorganization and the transactions contemplated by the plan of merger and reorganization. The American Bank board of directors recommends that you vote FOR approval of the plan of merger and reorganization.

Treatment of Stock Certificates

        After the reorganization, the former holders of American Bank's common stock, who do not exercise dissenters' rights will be entitled to exchange their American Bank stock certificates for new certificates evidencing the same number of shares of holding company common stock. Until so exchanged, American Bank stock certificates will, for all purposes, represent the same number of holding company shares as the number of American Bank shares previously represented, and the holders of American Bank certificates who do not exercise dissenters' rights will have all of the rights of holders of the holding company's shares.

        After the reorganization takes place, instructions concerning the exchange of stock certificates will be sent to all holders of record as of the effective date of the reorganization. American Stock Transfer and Trust Company, the transfer agent for American Bank's common stock will act in the same capacity for the holding company's common stock.

Differences in Stockholder Rights as a Result of the Reorganization

        If the reorganization takes place, American Bank's stockholders will become stockholders of the holding company, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of the holding company. This change of governing law, as well as distinctions between American Bank's amended and restated charter and bylaws and the holding company's certificate of incorporation and bylaws, will produce some differences in your stockholder rights. The following discussion summarizes the material differences in stockholder rights that will arise as a result of the reorganization. The certificate of incorporation and bylaws of the holding company are attached to this proxy statement/prospectus at Appendix B. We urge all stockholders to read these documents.

        Payment of Dividends, American Bank's ability to pay dividends on its common stock is restricted by applicable banking laws. You should note, though, that after the reorganization, the holding company's principal source of income initially and for the foreseeable future will consist of dividends, if any, from American Bank, and the existing restrictions on American Bank's ability to pay dividends will continue in effect. The holding company will not be similarly restricted in its ability to pay dividends by applicable banking laws. Delaware law, however, restricts dividends that the holding company may pay if the capital of the holding company is less than the aggregate amount of capital represented by the issued and outstanding capital stock having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

        Indemnification.    Under OTS regulations, American Bank must indemnify its directors, officers and employees (i) for any amount for which such person becomes liable under a judgment in an action brought or threatened because the person is or was a director, officer, or employee of the bank, and (ii) for reasonable costs and expenses, including legal fees, if the person obtains a favorable judgment in the action. Indemnification may be made in the case of settlement, a final judgment against the person, or a final judgment in favor of the person other than on the merits only if a majority of the disinterested directors of the bank determine that the person was acting in good faith, within the scope of employment or authority, and in the best interest of the bank. Prior notice of the proposed indemnification must be given to the OTS and indemnification may not be paid if the OTS objects in writing within 60 days. The holding company's certificate of incorporation requires the holding company to indemnify any director, officer, employee or agent of the holding company to the extent provided by the Delaware General Corporation law for liability and for the expenses (including attorneys' fees), judgments and fines incurred in defending against any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative). Under some circumstances, the holding company may also advance amounts to cover the expenses of litigation. Specifically, Section 145 of the Delaware General Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the holding company, or are or were serving at the request of holding company in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of the holding company, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

        Stockholder Approval of Mergers and Consolidations.    Under OTS regulations, an affirmative vote of two-thirds of the outstanding voting stock is generally required for approval of a merger or other business combination. Under Delaware corporate law, in general the holding company can accomplish a merger or consolidation or a transfer of all its assets with the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the merger or consolidation. Neither the holding company's certificate of incorporation nor bylaws provide for a higher voting requirement than Delaware corporate law provides.

        Notice of Stockholders Meeting.    American Bank's bylaws require that written notice be delivered not fewer than 20 nor more than 50 days before the date of the meeting. The holding company's certificate of incorporation requires that notice be sent to stockholders at least 10 days, but not more than 60 days, prior to the date of the stockholder meeting.

        New Business at Annual Meetings.    American Bank's bylaws provide that any new business to be taken up by a stockholder at an annual meeting must be stated in writing and filed with the Secretary of American Bank at least 20 days prior to the annual meeting. The holding company's bylaws require that a stockholder give notice not less than 30 days nor more than 90 days prior to the first anniversary date of the mailing of the notice for the immediately preceding annual meeting of shareholders, and further require that the stockholder include as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the holding company's books, of the stockholder proposing such business, (3) the class and number of shares of the holding company which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

        Nomination of Directors.    American Bank's bylaws allow shareholders to nominate candidates for election to American Bank's board of directors provided that the nominations are made in writing and delivered to the Secretary of American Bank at least 20 days prior to the annual meeting. The holding company's bylaws require that a stockholder give notice not less than 30 days nor more than 90 days prior to the first anniversary date of the mailing of the notice for the immediately preceding annual meeting of shareholders.

Federal Income Tax Consequences of the Reorganization

        The following discussion describes the material federal income tax consequences of the exchange of shares of American Bank common stock for holding company common stock pursuant to the merger that are generally applicable to holders of American Bank common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to American Bank stockholders as described herein.

        American Bank stockholders should be aware that this discussion does not cover all of the federal income tax considerations that may be relevant to particular American Bank stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, insurance companies, tax-exempt organizations, financial institutions, or broker-dealers, who hold their shares as part of a hedge, straddle, conversion or other risk-reduction transaction, who do not hold their American Bank common stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the reorganization under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of American Bank common stock are acquired or shares of holding company common stock are disposed of, or the tax consequences of the assumption by the holding company of the American Bank employee stock options or the tax consequences of any receipt of rights to acquire holding company common stock.

        Accordingly, American Bank stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

        Subject to the assumptions and limitations discussed in such opinions, in the opinion of Hogan & Hartson L.L.P., counsel to American Bank, the merger will be treated for federal income tax purposes as either a reorganization within the meaning of Section 368(a) of the Code or a transfer of property for stock of a controlled corporation within the meaning of Section 351 of the Code if the merger is completed under the current terms of the merger agreement. Provided that the merger meets the requirements of either of these provisions, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following federal income tax consequences to American Bank stockholders:

  •
  No gain or loss will be recognized by holders of American Bank common stock solely upon their receipt of holding company common stock in exchange for American Bank common stock in the merger.

  •
  The aggregate tax basis of the holding company common stock received by American Bank stockholders in the merger (including any fractional share interest in holding company common stock) will be the same as the aggregate tax basis of the American Bank common stock surrendered in exchange therefore.

  •
  The holding period of the holding company common stock received by American Bank stockholders in the merger will include the period for which the American Bank common stock surrendered in exchange therefore was considered to be held, provided that the American Bank common stock so surrendered is held as a capital asset at the time of the merger.

  •
  A holder of American Bank common stock who exercises his dissenters' rights, and as a result of which receives only cash, will be treated as having received such cash in redemption of such stock. An American Bank stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such stock. The gain or loss will be capital gain provided that the shares of American Bank common stock were held as capital assets and will be long term capital gain or loss if the American Bank common stock had been held for more than one year at the time of the merger.

        Consummation of the merger is conditioned upon the receipt by American Bank of a tax opinion to the above effect from Hogan & Hartson L.L.P., which will be dated the date on which the merger is consummated. Such opinion of counsel is based on certain representations as to factual matters made by, among others, the holding company and American Bank. Such representations, if incorrect, could jeopardize the conclusions reached in the opinions. Neither the holding company nor American Bank is currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in any material respect. Any opinion of counsel is not binding on the Internal Revenue Service or the courts. The parties have not and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger.

  Federal Backup Withholding

        A holder of American Bank common stock may be subject, under some circumstances, to backup withholding at a rate of 30% with respect to the amount of cash, if any, received in lieu of a fraction of a share of holding company common stock in the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        Each American Bank stockholder should consult its tax counsel as to the specific federal and state tax consequences of the reorganization, if any, to that stockholder. Gain or loss for United States income tax purposes may be recognized in the case of any American Bank stockholder who receives payment in cash for the value of shares as a result of the exercise of rights as a dissenting stockholder.

Accounting Treatment of the Reorganization

        American Bank will account for the reorganization at historical cost. Because this method records the assets and liabilities of the merged companies on a historical cost basis, no new intangible assets, including goodwill, will be recorded as a result of the reorganization.

        The reorganization will not have a material adverse effect on the capitalization of American Bank. American Bank's capital will be reduced to the extent of the Bank's expenses incurred to complete the reorganization, to the extent of any cash the Bank pays to satisfy any dissenters' rights and the Bank's initial capitalization of the holding company. American Bank estimates its expenses in connection with the reorganization to be $150,000. In addition, American Bank expects to capitalize the holding company with $400,000 which will be paid from the retained earnings of American Bank.

Regulatory Approvals

        For the reorganization to occur, the holding company and American Bank were required to apply for approvals from the Office of Thrift Supervision. In this section, we refer to these approvals as the required regulatory approvals.

        An application was submitted to, and approved by, the Office of Thrift Supervision for approval to establish the interim federal savings bank and to merge the interim bank into American Bank, and the holding company has received approval of the Office of Thrift Supervision to acquire the shares of American Bank in the reorganization.

        Neither the holding company nor American Bank is aware of any other governmental approvals or actions that are required for the reorganization to take place that are not described above and which have not been received. If any other approval or action is required, American Bank and the holding company presently contemplate that they would seek the approval or take the required action.

Rights of Dissenting Stockholders

        Under the rules and regulations of the OTS, American Bank's stockholders who object to the reorganization may demand payment of the value of their shares of American Bank's capital stock instead of receiving holding company stock. A description of the rights of appraisal that are available to dissenters is attached to this proxy statement/prospectus at Appendix C.

        A dissenting stockholder electing to make a demand for an appraisal must:

  •
  not vote in favor of the plan of merger and reorganization;

  •
  record his or her opposition to the reorganization at the time of the special meeting or within 20 days after the date of the special meeting; and

  •
  demand payment for his or her shares.

        Voting against the plan of reorganization will not by itself satisfy the requirement that a dissenter record his opposition to the reorganization. Rather, in order to record opposition to the reorganization, a stockholder must provide a separate written notice to American Bank, 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904; Attn.: John M. Wright. Failure to vote against the plan of merger and reorganization will not constitute a waiver of a stockholder's dissenter's rights. If the reorganization takes place, the stockholder may, within 60 days after the effective date of the reorganization and upon 10 days written notice to American Bank, petition the OTS for the appointment of an appraiser who will estimate and determine the value of the stockholder's shares. Stockholders who timely record their opposition to the reorganization will not be notified of the effective date of the reorganization. Upon due appointment and the completion of the valuation, the appraiser will deliver to American Bank, and to the stockholder upon demand, a copy of the appraiser's report. All expenses incurred in determining the value of the shares will be payable by American Bank. American Bank will pay the determined value set forth in the report and the stockholder will cease to be a stockholder of American Bank or to have any interest in American Bank.

Options

        As of the record date, there were outstanding options to purchase 206,612 shares of American Bank's common stock at an average exercise price of $4.82 per share. Each American Bank option that is outstanding and unexercised immediately before the effective date of the reorganization shall be converted automatically into an equal number of options to purchase shares of the holding company. The duration and other terms of the American Bank options will remain unchanged except that all references to American Bank in any of the American Bank stock plans (and corresponding reference in any option agreement documenting such option) shall be deemed to be references to American Bank Holdings, Inc.

Termination or Amendment of the Plan of Merger and Reorganization

        Termination.    Each of the boards of directors of American Bank, the holding company or the interim bank may terminate the plan of merger and reorganization at any time by written notice if it believes that:

  •
  the number of shares of American Bank common stock that voted against approval of the plan of merger and reorganization or that have sought appraisal rights is great enough that the consummation of the merger is inadvisable, in the sole opinion of the board of directors;

  •
  any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make completion of the merger, in the sole opinion of the board of directors, inadvisable;

  •
  it is likely that a regulatory approval, in the sole opinion of the board of directors, will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the holding company or American Bank following the effective date so as to render inadvisable the completion of the merger, or

  •
  any other reason exists that makes completion of the merger, in the sole opinion of the board of directors, inadvisable.

        If the board of directors of American Bank, the holding company or the interim bank makes that determination, the plan of merger and reorganization will be deemed void. There will be no liability under the terms of the plan of merger and reorganization or on account of the termination on the part of the parties, or the directors, officers, employees, agents or stockholders of any of them, except that American Bank will pay the fees and expenses incurred by the parties in connection with the transactions contemplated in the reorganization. Completion of the merger of the interim bank into American Bank may be deferred by the board of directors of American Bank for a reasonable period of time if American Bank's board of directors determines, in its sole discretion, that the deferral would be in the best interest of American Bank and the stockholders of American Bank.

        Amendment.    The plan of merger and reorganization may be amended by American Bank, the interim bank and the holding company, by action taken by or on behalf of their respective boards of directors at any time before or after approval of the plan of merger and reorganization by their stockholders. However, after the stockholders of American Bank, the interim bank or the holding company have approved the plan of merger and reorganization, no amendment, modification or waiver can affect the consideration to be received by any party or its stockholders.

Market Price of American Bank's Capital Stock and Dividends

        American Bank's common stock is traded over-the-counter on the National Association of Securities Dealers Electronic Bulletin Board under the trading symbol "BKMD.OB". The common stock began trading on the Electronic Bulletin Board on July 14, 1998. Prior to that date, the common stock was traded on pink sheets. The Board of Directors of American Bank declared cash dividends in each of the last 5 quarters. Any payment of dividends in the future will be at the sole discretion of Bank's Board of Directors and will depend on a variety of factors deemed relevant by the Board of Directors, including, but not limited to, the Bank's earnings, capital requirements and financial condition. Moreover, payment of dividends is subject to regulatory limitations imposed by the OTS, and the Bank must meet OTS capital requirements before and after the payment of any dividends. In addition, the OTS has discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds. The table below shows the range of high and low sales prices of American Bank's common stock for the periods specified and the dividends per share paid for the periods indicated.

	High and Low Sales Prices American Bank Common Stock
			Cash Dividends Paid
	High	Low
Quarter Ended:
March 31, 2000	$5.13	$4.29	$—
June 30, 2000	5.25	4.38	—
September 30, 2000	5.25	4.88	—
December 31, 2000	4.75	4.63	—
March 31, 2001	4.88	4.00	—
June 30, 2001	5.00	4.38	—
September 30, 2001	7.00	4.80	0.040
December 31, 2001	6.75	6.01	0.040
March 31, 2002	7.00	5.90	0.040
June 30, 2002	6.95	6.20	0.040
September 30, 2002	6.95	6.53	0.040

        Market prices were obtained from Bloomberg news service and the quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

        On January 10, 2003, there were 159 holders of record of American Bank's common stock. On January 10, 2003, the most recent practicable date before the printing of this proxy statement/prospectus, the high and low sales prices per share of American Bank's common stock on the Electronic Bulletin Board were $7.00 and $7.00, respectively.

        We expect the holding company's common stock also to be traded on the Electronic Bulletin Board. There can be no assurances that an active market will exist for the holding company's common stock.

        At the present time, American Bank owns all of the holding company's capital stock, and there is no market for the holding company's capital stock.

        The holding company intends to follow American Bank's policy of declaring and paying a cash dividends. The declaration and payment of future dividends by the holding company on its common stock will depend upon its earnings and financial condition and upon other factors that are not presently determinable. After the reorganization takes place, the holding company initially will obtain the funds needed for payment of its dividends and expenses from American Bank, chiefly in the form of dividends. American Bank's ability to pay dividends may be restricted by federal banking law and the regulations of the OTS and the FDIC. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company—Differences in Stockholder Rights—Payment of Dividends."

Management

        After the reorganization takes place, the directors of the holding company will be Phillip C. Bowman, Richard A. Schuman, Howard J. Postal, Bruce S. Cook and George A. Kramer. Also, as with the Board of American Bank, the directors will be divided into three classes, with one class up for election at each annual meeting. The Class I director, whose term will expire at 2004 annual meeting, is Mr. Bowman, the Class II directors, whose terms expire at the 2005 annual meeting, are Messrs. Cook and Kramer and the Class III directors, whose terms will expire at the 2005 annual meeting, are Messrs. Schuman and Postal. No separate fees will be paid to directors in their role as directors of the holding company. Approval of the reorganization by the holders of American Bank's common stock will be deemed to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

        Several officers of American Bank will hold similar positions with the holding company. The names of these officers and their titles are shown below. After the reorganization takes place, these officers will continue to be officers of the holding company. Since the formation of the holding company, none of its executive officers has received any compensation from the holding company. It is expected that initially no compensation will be paid to its officers in addition to the compensation paid to them by the Bank. For information with respect to compensation of the Bank's executive officers, see the section of American Bank's Form 10-KSB for the year ended December 31, 2001 (attached hereto as Appendix D) captioned "Compensation of Directors and Executive Officers—Executive Officers" at page D-40.

Name	Title
Richard C. Schuman	Chairman of the Board
Phillip C. Bowman	Chief Executive Officer and President
John M. Wright	Chief Financial Officer and Vice President of Finance and Investment
David H. Bowman	Vice President and Secretary
Marlene Stein	Assistant Secretary

ADDITIONAL INFORMATION ABOUT AMERICAN BANK

        American Bank is a federally chartered savings bank, headquartered in Silver Spring, Maryland. American Bank operates four full-service branch offices, three of which are located in Maryland and one of which is located in the District of Columbia. Two of the branches are located in SuperFresh supermarkets in Silver Spring, Maryland and Ellicott City, Maryland, respectively. American Bank also operates a loan production/leasing office in Charlotte, North Carolina. American Bank's deposits are insured to applicable limits by the FDIC. As of September 30, 2002, American Bank had 52 employees, 47 of which work full time.

        Since 1983, American Bank has focused on community banking in the D.C. metropolitan area. American Bank seeks to provide its community with a strong, committed local savings bank to handle customers' needs, at a time when larger regional and national banks in the D.C. metropolitan area have created increased customer dissatisfaction through their continued expansion. American Bank is committed to serving its local customer and believes it is well positioned to assist local customers through its network of local branches and strong, committed staff and lending officers. It is the goal of American Bank to service customers with the attention of a local community bank and the technical and banking product sophistication of a major bank.

        Since 1995, the Bank has focused its operations on generating funds through the solicitation of money market and other variable rate deposit products, and the origination of high credit quality residential construction financing, as well as related mortgage assets. In December 1998, the Bank created a wholesale mortgage division which originates and sells residential mortgages for various credit quality levels, including loans known as sub-prime loans. This division has brought the Bank additional lending opportunities, such as permanent residential loans, which are sold in the secondary mortgage market, thereby providing the Bank with fee income and cross-selling opportunities.

        In September 2000, the Bank started a wholesale marine lending program. In February 2001, the Bank started a SBA program and increased its focus on lending to smaller commercial customers. In October 2002, the Bank established an equipment leasing company in North Carolina to build on American Bank's years of residential lending activities in the Charlotte and Raleigh-Durham, North Carolina markets.

        At September 30, 2002, American Bank had total assets of $180.2 million, deposits of $121.0 million and stockholder's equity of $14.9 million, as compared to $154.3 million, $104.4 million and $14.2 million, respectively at December 31, 2001. Deposits increased by $16.7 million during the first nine months of 2002. Core deposits increased by $2.5 million, while certificates of deposits increased by $14.2 during the first nine months of 2002.

        American Bank's loan portfolio consists primarily of one-to four-family residential mortgage loans and residential construction loans, including at December 31, 2002:

  •
  One—four-family residential mortgage loans of $27,866,802, or 24% of total loans;

  •
  Commercial real estate loans of $12,955,617 or 11% of total loans;

  •
  Residential construction loans of $37,131,061 or 32% of total loans.

        Other loans in the portfolio include land loans, marine loans, and other corporate and consumer type loans.

        American Bank's net income for the nine months ended September 30, 2002 was $826,669 as compared to net income of $627,726 for the same period in 2001. Net interest income before the provision for loan losses increased by $677,000 to $3,788,000.

        American Bank's executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904; its telephone number is (301) 572-3740; its internet address is http//www.americanfsb.com.

        Additional information about American Bank, including its business, management and financial condition, can be found in American Bank's Form 10-KSB for the year ended December 31, 2001 (attached hereto as Appendix D).

Market Area and Competition

        American Bank provides its services in, and derives its earnings primarily from the D.C. metropolitan area, Montgomery County, Maryland and the District of Columbia. American Bank also conducts lending and leasing activities in the Charlotte and Raleigh-Durham North Carolina market area.

        American Bank encounters competition in attracting and retaining deposits and in its lending activities primarily from other FDIC insured financial institutions, most of which are considerably larger and have greater resources available than those of American Bank. In addition, American Bank competes with (1) brokerage firms with retail operations, (2) credit unions, (3) cooperatives, (4) small loan companies, and (5) mortgage banks. Management believes that American Bank has been able to compete effectively for deposits and loans by:

  •
  offering a variety of transaction account products and loans with competitive features,

  •
  pricing its products at competitive interest rates,

  •
  offering convenient branch locations,

  •
  providing a strong commitment to community banking; and

  •
  emphasizing the quality of its service.

        American Bank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

Branches and Offices

        As of September 30, 2002, American Bank leased its headquarters and four other premises for branches and other operations. Management believes that American Bank's properties are well maintained and are suitable for American Bank's business as presently conducted.

Principal Shareholders of American Bank

        For information in connection with the beneficial ownership of the capital stock of American Bank please refer to the "Beneficial Ownership of Securities" section of this proxy statement/prospectus.

ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

        The holding company was incorporated on November 27, 2002 in Delaware as a wholly owned subsidiary of American Bank to serve as a savings and loan holding company in the reorganization. The holding company has no prior operating history. Its principal office is located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904, and its telephone number is (301) 572-3740.

        The holding company is authorized to issue 10,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. American Bank currently owns 1,000 shares of the holding company's common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the stock held by American Bank will be canceled.

        Immediately before the reorganization takes place, the holding company will own the original issue of 1,000 shares of the interim bank's common stock. On the effective date of the reorganization and as a result of the merger of the interim bank and American Bank, those shares will be converted into 1,000 shares of American Bank's common stock and the holding company will own all of the outstanding capital stock of American Bank.

Description of the Holding Company's Capital Stock

        The following summary of the terms of the capital stock of the holding company does not purport to be complete and is subject in all respects to the applicable provisions of the laws of Delaware and the certificate of incorporation and bylaws of the holding company which are attached to this proxy statement/prospectus at Appendix B.

        Holding Company Common Stock.    The holders of the holding company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of holding company common stock has the same relative rights as, and is identical in all respects to, each other share of holding company common stock. The holding company's board of directors can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders without stockholder approval. See "Holding Company Preferred Stock" below.

        The holders of holding company common stock are entitled to receive dividends on an equal per share basis when, as and if declared by the board of directors out of funds legally available. The shares of holding company common stock to be issued as part of the reorganization when issued will be duly authorized, validly issued, fully paid and nonassessable. American Bank's transfer agent, American Stock Transfer and Trust Company, will act as transfer agent, registrar and dividend disbursement agent for the holding company's common stock. Under certain circumstances, additional shares of common stock may be issued without prior stockholder approval.

        Holding Company Preferred Stock.    The holding company's certificate of incorporation authorizes its board of directors to provide, subject to limitations prescribed by the Delaware General Corporation Law, when it deems necessary, for the issuance of preferred stock in one or more series. The holding company's board of directors may establish by resolution the terms of any newly created series of preferred stock including the designation of the series. Under certain circumstances, shares of preferred stock may be issued without prior stockholder approval.

        The holders of holding company common stock may be adversely affected by future issuances of holding company preferred stock, since preferred stock issued in the future may be designated with special rights or preferences superior to those of the holding company's common stock as to dividends, liquidation rights and voting rights. For example, the holding company's board of directors could designate a new class of preferred stock with a separate class right to approve a merger or sale of substantially all the assets of the holding company or other matters. Consequently, the issuance of preferred stock may have the effect of delaying or preventing a change in control of the holding company.

Restrictions on Acquisition of the Holding Company

        Several provisions of the holding company's certificate of incorporation and bylaws may discourage unilateral tender offers or other attempts to take over and acquire the business of the holding company. The following summarizes those provisions of the holding company's certificate of incorporation and bylaws which might have a potential "anti-takeover" effect. You should refer in each case to the holding company's certificate of incorporation and bylaws which are attached to this proxy statement/prospectus at Appendix B.

        Classified Board of Directors.    Similar to the Bank's current governing documents, the holding company's certificate of incorporation provides that the holding company's board of directors shall be divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provision will provide a greater likelihood of continuity, knowledge and experience on the holding company's board of directors because, at any one time, one third of the board of directors would be in its second year of service and one-third of the board of directors would be in its third year of service. In addition, this provision would cause any person who may attempt to take over the holding company to have to deal with the current board of directors, because even if that person acquires a majority of the outstanding voting shares of the holding company, that person would be unable to change the majority of the board of directors at any one annual meeting.

        Vacancies on the Board of Directors.    Similar to the Bank's current governing documents, the holding company's certificate of incorporation and bylaws provide that any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled by the shareholders or the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors, or by a sole remaining director. In the case of the holding company, a director elected to fill a vacancy will serve for the remainder of the term to which the director has been elected and until the director's successor has been elected and qualified or until the director's earlier resignation or removal.

        For restrictions on acquisitions of the holding company imposed by law or regulation, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation—Acquisition of the Holding Company," below.

ADDITIONAL INFORMATION ABOUT INTERIM BANK

        The interim bank will be organized as an interim federal savings bank solely to facilitate the reorganization. The interim bank will be a non-operating bank and will be merged into American Bank as a result of the reorganization. Its principal office will be the principal office of American Bank, located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904, and its phone number will be (301) 572-3740.

        The interim bank will be authorized to issue 1,000 shares of common stock, par value $1.00 per share. Immediately before the reorganization takes place, the holding company will own all outstanding shares of the interim bank's common stock. On the effective date of the reorganization, each share of the interim bank's common stock held by the holding company will be converted into one share of American Bank's common stock and the holding company will own all of the outstanding capital stock of American Bank.

SUPERVISION AND REGULATION

General

        The Bank is a federal savings bank and its deposits are insured by the FDIC through the FDIC's Savings Association Insurance Fund ("SAIF"). The Bank is subject to extensive regulation, supervision, and examination by the OTS as its primary federal regulator. It also is subject to regulation, supervision, and examination as to certain matters by the FDIC and the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). After the reorganization, the Bank will continue to be a federal savings bank with deposits insured by the FDIC, and will continue to be subject to regulation by the OTS, the FDIC, and the Federal Reserve Board to the same extent as applies currently to the Bank.

        The Bank must file reports with the OTS concerning its activities and financial condition, and it must obtain regulatory approval before engaging certain transactions, such as mergers with or acquisitions of other depository institutions, opening or acquiring branches, or establishing or acquiring subsidiary companies. The OTS also conducts periodic examinations of the Bank to assess its compliance with various regulatory requirements. This regulation, supervision, and examination is intended primarily for the protection of SAIF and the depositors of the Bank. The OTS has significant discretion in the exercise of its supervisory and enforcement authority, including the setting of policies regarding the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

        The holding Company, as a savings and loan holding company, will also be subject to regulation, supervision, and examination by the OTS, and will be subject to the rules and regulations of the Securities and Exchange Commission ("SEC") under federal securities laws. Compliance with these additional regulations will impose additional costs on the holding Company which are not currently borne by the Bank.

        The following is a summary of certain laws and regulations that are applicable to the Bank and the holding Company. This summary is not a complete description of such laws and regulations, nor does it encompass all such laws and regulations. Any change in the laws and regulations governing the Bank or the holding Company or in the policies of the various regulatory authorities could have a material impact on the Bank and the holding Company, their operations, and their shareholders.

The Holding Company

        After the completion of the reorganization, the holding Company will be required to file a registration statement as a savings and loan holding company and periodic reports with the OTS. The holding Company and each subsidiary thereof, other than a savings association, shall also file such other reports, keep such books and records, and be subject to such examination as the OTS prescribes. The holding Company may engage in any activity that a bank holding company may engage in as being so closely related to banking or to managing or controlling banks as to be a proper incident thereto, (unless the OTS prohibits or limits such activity), and any activity that a financial holding company may engage in as being financial in nature or incidental to such financial activity or as being complementary to a financial activity and not posing undue risk. The holding Company also may engage in limited additional activities that support the operations of a savings association. In the event that the Bank or another savings association subsidiary of the holding Company were to fail to retain its status as a qualified thrift lender (as described more fully below), the holding Company would be required to register with the Federal Reserve Board as a bank holding company and would be subject to all statutes and regulations, including capital requirements and restrictions on permissible activities, as if it were a bank holding company.

American Bank

        Capital Requirements.    OTS regulations require that savings associations maintain (i) risk-based capital in an amount not less than 8% of risk-weighted assets (the "risk-based ratio"), (ii) "core capital" in an amount not less than 4% of adjusted total assets (the "leverage ratio"), and (iii) "tangible capital" in an amount not less than 1.5% of adjusted total assets (the "tangible capital ratio").

        "Core capital" generally includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, less intangible assets (other than certain nonwithdrawable accounts and qualifying supervisory goodwill). An amount equal to 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions) also is included. "Tangible capital" generally is defined in the same manner as core capital. For purposes of the risk-based capital requirement, supplementary capital may be included in an amount up to 100% of core capital. "Supplementary capital" includes, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, up to 45% of net unrealized gains on readily marketable equity securities held for sale, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. At September 30,2002, the Bank had a risk-based capital ratio of 13.8%, a leverage ratio of 8.2%, and a tangible capital ratio of 8.2%.

        Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances. The OTS has not indicated to American Bank that it is subject to any special capital requirements or that such requirements are under consideration.

        The OTS capital regulations also require a thrift institution to deduct a component of capital based on its interest rate risk when calculating its total capital for purposes of determining its minimum risk-based capital requirement. The OTS, however, has deferred implementation of this provision. Nevertheless, the OTS has issued guidelines regarding the management of interest rate risk. The OTS requires thrift institutions to establish and maintain Board of Directors' approved limits on ratios involving the net present value of the institution's existing assets, liabilities and off-balance sheet contracts (referred to as net portfolio value or "NPV"). Financial simulations must be performed that calculate the NPV ratios (NPV divided by the present value of assets) under interest rate shock scenarios of plus or minus 100, 200 and 300 basis points. The Bank's level of interest rate risk is determined based primarily on the change of its NPV in the event of an interest rate shock of 200 basis points.

        The OTS also requires management to assess the risks and returns associated with complex securities and financial derivatives. Before taking a significant position in any such instrument, the analysis must reflect the effect of the proposed transaction on the interest rate risk profile of the institution, including the expected change in the institution's NPV as a result of parallel shifts in the yield curve of plus or minus 100, 200 and 300 basis points. Complex securities and financial derivative transactions may require analysis of a wider range of scenarios. In general, the use of financial derivatives or complex securities with high price sensitivity should be limited to transaction strategies that lower an institution's interest rate risk, as measured by the sensitivity of the NPV to change in interest rates.

        Liquidity.    Under applicable federal regulations, savings associations are required to maintain sufficient liquidity to ensure their safe and sound operation. The OTS regulations specifically require that a savings association maintain a minimum average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain mortgage-related securities and mortgage loans, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) in each calendar quarter equal to not less than 4% of the average daily balance of the savings association's net withdrawable accounts plus short-term borrowings during the preceding quarter or the amount of the association's net withdrawable accounts plus short-term borrowings at the end of the preceding calendar quarter.

        Prompt Corrective Action.    The federal banking agencies have established by regulation, for each capital measure, the levels at which an insured institution is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, and the agencies are required to take prompt corrective action with respect to insured institutions that fall below various of these capital standards. The degree of intervention mandated by federal legislation is tied to an insured institution's capital category, with increasing scrutiny and more stringent restrictions being imposed as an institution's capital declines. Any insured institution that falls below minimum capital standards must submit a capital restoration plan. An undercapitalized association also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the OTS. An institution is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, and an undercapitalized institution is prohibited from paying dividends without the prior approval of the OTS. In addition, the OTS may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives. At September 30, 2002, the Bank was classified as a "well capitalized" savings association.

        Qualified Thrift Lender Requirement.    The Bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" continue to equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months or it qualifies as a domestic building and loan association under the Internal Revenue Code. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC, (iii) shares of stock issued by any FHLB, and (iv) loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets: (i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination; (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance; (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions); (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals; (v) consumer loans, other than loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts; and (vi) shares of stock issued by Freddie Mac or Fannie Mae. For purposes of the QTL test, the term "portfolio assets" means the savings association's total assets minus goodwill and other intangible assets, the value of property used by the savings association to conduct its business, and liquid assets held by the savings association in an amount up to 20% of its total assets.

        OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payment of dividends) to those permitted for both savings associations and national banks. In order for the Bank to exercise the powers granted to federal savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL. At September 30,2002, 88.3% of the Bank's portfolio assets (as defined in OTS regulations) were qualified thrift investments, and the Bank was a qualified thrift lender.

        Loans to One Borrower Limitations.    The HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. The HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits.

        Affiliate Transactions.    Under sections 23A and 23B of the Federal Reserve Act, which are applicable to savings associations, extensions of credit and certain asset purchases between a savings association and its affiliates are restricted. The general purpose of these restrictions is to prevent a savings association from subsidizing its affiliates that are not FDIC-insured through transactions that are excessive in amount, on preferential terms, or otherwise unsafe and unsound. Under section 23A, the Bank will not be able to engage in "covered transactions" with the holding Company or any other affiliate if the aggregate amount of its covered transactions with any single affiliate exceeds 10% of the Bank's capital and surplus, or if the aggregate amount of its covered transactions with all affiliates exceeds 20% of the Bank's capital and surplus. A transaction with a third party is deemed to be a covered transaction to the extent that the proceeds of the transaction are used for the benefit of or transferred to an affiliate. An affiliate of the Bank is a company that controls or is under common control with the Bank, except non-depository subsidiaries of the Bank itself. Covered transactions are extensions of credit and other transactions that are the economic equivalent thereof, such as a purchase of assets from an affiliate or the issuance of a guarantee or letter of credit on behalf of an affiliate. Dividends and fees paid by the Bank to the holding Company would not be treated as covered transactions and would not be subject to the restrictions above. Covered transactions also are subject to collateral requirements for 100% to 130% of the value of the covered transaction, depending on the nature of the collateral.

        Certain transactions with affiliates are prohibited altogether. For example, the Bank may not purchase or invest in securities issued by the holding Company or any of its affiliates. Other transactions are subject to full or partial exemptions. For example, purchases of loans and other assets that have a readily identifiable and publicly available market price are exempt.

        Section 23B covers a covers range of transactions, such as the sale of assets or securities by the Bank to its affiliates and the furnishing of services to affiliates. Under section 23B, covered transactions must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with nonaffiliated companies.

        Capital Distributions.    An OTS rule imposes limitations on all capital distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Generally, no application or notice to the OTS would be required for the Bank to pay dividends that do not exceed, when combined with all distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that the Bank would remain at least adequately capitalized following the capital distribution and would meet other specified requirements indicating that the association was well managed. For all other capital distributions, the Bank must file an application or notice with the OTS.

        Insurance of Deposits.    The deposits in the Bank are insured up to $100,000 per insured depositor (as determined by law and regulation) by the FDIC and are backed by the full faith and credit of the United States government. The deposits in the Bank are currently insured under the SAIF. The Bank is subject to quarterly payments on semiannual insurance premium assessments for its FDIC deposit insurance. The FDIC has implemented a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. Under current FDIC assessment guidelines, the Bank is not subject to a semiannual insurance premium assessment for the first six months of the next fiscal year, although the current system for assigning assessment risk classifications to insured depository institutions is being reviewed by the FDIC and the deposit insurance assessments are subject to change.

        The Bank is subject to assessments for the payments on the bonds issued in the late 1980's to recapitalize the former Federal Savings and Loan Insurance Corporation. The rate of assessment for the payments on the FICO bonds for the quarter beginning on September 30, 2002 is 0.0000425 basis points for SAIF-assessable deposits.

        Safety and Soundness Standards.    The Bank is subject to certain standards designed to maintain the safety and soundness of individual banks and the banking system. The OTS has prescribed safety and soundness guidelines relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth and quality; (vi) earnings; and (vii) compensation and benefit standards for officers, directors, employees and principal stockholders. A federal savings association not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the OTS.

        Federal Reserve System.    Under Federal Reserve Board regulations, the Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations require that a reserve of 3% must be maintained against aggregate transaction accounts up to $42.8 million and 10% against any transaction accounts in excess of that amount. The first $5.5 million of otherwise reservable balances are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

        Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank System (the "FHLB System"). The FHLB System consists of 12 regional Federal Home Loan Banks ("FHLB") and provides a central credit facility primarily for member institutions. The Bank, as a member of FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its FHLB of Atlanta advances outstanding, or 0.3% of total assets. At September 30, 2002, the Bank was in compliance with this requirement and owned $2,229,500 of FHLB of Atlanta common stock.

        Advances from the FHLB of Atlanta are secured by a member's shares of stock in the FHLB of Atlanta and certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the FHLB of Atlanta. As of September 30, 2002, the limit on the Bank's borrowing was $54,057,848. As of that date, the Bank had $40,075,000 of outstanding advances from the FHLB of Atlanta.

        Legislative and Regulatory Developments.    Effective October 26, 2001, Congress passed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"). Title III of the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, amended the Bank Secrecy Act and adopted certain additional provisions of law that increased the obligation of financial institutions, including the Bank, to identify their customers, watch for and report upon suspicious transactions, respond to requests for information by federal banking regulatory authorities and law enforcement agencies, and share information with other financial institutions.

Acquisition of the Holding Company

        Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person or entity, or group acting in concert, seeks to acquire 10% or more of the shares of the holding Company's common stock. In reviewing a notice, the OTS is required to take into consideration certain statutory factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by the holding Company and the Bank, and the competitive effects of the proposed acquisition.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of January 10, 2003 with respect to American Bank's common stock owned by the Bank's directors and named executive officers and by all of the Bank's directors and executive officers as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percent of Class
William B. Blanken Director	32,387	(b)	1.56%
David Bowman Senior Vice President	11,516	(c)	*
Phillip C. Bowman President, Chief Executive Officer and Director	57,556	(d)	2.76%
Douglas M. Bregman	1,421		*
Bruce S. Cook Director	31,790	(e)	1.53%
Stuart A. Kaufman Director	27,334	(f)	1.31%
Robert N. Kemp, Jr. Senior Vice President	4,303	(g)	*
George A. Kramer	4,246		*
Howard J. Postal Director	203,457	(h)	9.76%
Richard A. Schuman Chairman	65,031	(i)	3.12%
John M. Wright Senior Vice President	24,203	(j)	1.16%
All directors and executive officers as a group (11 people)	463,254		22.47%

*
less than one percent

(a)
Based upon information provided by the respective beneficial owners and filings with the OTS. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated, all persons have sole voting and investment powers as to all shares reported.

(b)
Mr. Blanken owns 867 shares jointly with his wife, and Mr. Blanken is President of Tri-M Construction, Inc. which owns 18,413 shares in its Employee Profit Sharing Trust. Also includes 13,107 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(c)
Includes 6,228 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(d)
Includes 41,341 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(e)
Includes 4,309 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(f)
These shares are owned jointly by Mr. Kaufman and his wife. Also includes 13,107 shares issuable to Mr. Kaufman within 60 days of January 10, 2003 pursuant to vested options.

(g)
Includes 4,303 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(h)
Includes 9,634 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(i)
Includes 8,614 shares owned by Mr. Schuman's wife and 27,692 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

(j)
Includes 11,905 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information known to American Bank as to any persons or entities which as of January 10, 2003 by themselves or as a group, as the term is defined by section 13(d) (3) of the Securities Exchange Act of 1934, are the beneficial owners of 5% or more of the issued and outstanding common stock of American Bank.

		Common Stock Beneficially Owned as of January 10, 2003
Name	Address	Amount(1)		Percentage
Barrett R. Rochman Marilyn L. Rochman	31 Homewood Drive Carbondale, IL 62901	199,270	(2)	9.56%
Jeffrey N. Hausfeld, MD PC	1 Le Havre Court Potomac, MD 10854	199,767		9.58%
Warren Mackay	123 West 92nd Street Suite 2 New York, NY 10025-7577	145,950	(3)	7.00%
Howard J. Postal	12211 Plum Orchard Drive Suite 300 Silver Spring, Maryland 20904	203,457	(4)	9.76%

Notes:

(1)
Based upon information provided by the respective beneficial owners and filings with the OTS. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated, all persons have sole voting and investment powers as to all shares reported.

(2)
Includes 3,253 shares of common stock owned by Mr. Rochman and 196,017 shares owned by Mr. Rochman's wife, Marilyn Rochman, over which Mr. Rochman has voting power pursuant to a proxy dated July 31, 2001.

(3)
Owned jointly by Homestead Partners LP and Arles Advisors Inc. with whom Mr. Mackay has shared voting and dispositive power.

(4)
Includes 8,223 shares issuable within 60 days of January 10, 2003 pursuant to vested options.

WHERE YOU CAN FIND MORE INFORMATION

        The holding company will not be subject to the information requirements of the Securities Exchange Act of 1934 until after the reorganization takes place. After the reorganization takes place, the holding company will be subject to certain information requirements of the Securities Exchange Act of 1934 and the holding company will file reports, and other information with the Securities and Exchange Commission. The holding company's duty to file with the SEC will be automatically suspended as to any fiscal year, other than fiscal year 2003, if at the beginning of such fiscal year, its common stock is held of record by fewer than 300 shareholders.

        American Bank Holdings, Inc. has filed a registration statement on Form S-4 relating to the reorganization with the SEC. This proxy statement/prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-4, including its exhibits. Statements contained in this proxy statement/prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of any agreement or document included as an exhibit to this prospectus.

        After the reorganization, American Bank Holdings, Inc. will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        Please call the SEC at 800-SEC-0330 for further information on the public reference rooms. American Bank Holdings, Inc.'s SEC filings will also be available to the public on the SEC's website at http:/www.sec.gov.

FINANCIAL STATEMENTS

        A copy of American Bank's Annual Report on Form 10-KSB for the year ended December 31, 2001 containing financial statements for the fiscal year ended December 31, 2001 prepared in accordance with accounting principles generally accepted in the United States of America is included at Appendix D to this proxy statement/prospectus.

ADJOURNMENT OF STOCKHOLDER MEETING

        If necessary, the holders of American Bank's common stock may be asked to approve the adjournment of the special meeting to solicit further votes in favor of the reorganization and the other matters to be voted upon at the special meeting. If you vote against the reorganization or the other matters to be voted upon at the special meeting, your proxy may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

STOCKHOLDER PROPOSALS

        If the reorganization is not completed, any nomination for election of a person to serve as a director or other shareholder proposal that a stockholder wished to have included in the Bank's proxy statement and form of proxy relating to the 2003 annual meeting of shareholders must have been received by American Bank's Corporate Secretary, at our main office, 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904, no later than November 25, 2002, pursuant to the proxy soliciting regulations of the OTS. Nothing in this paragraph shall be deemed to require the Bank to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the OTS in effect at that time.

        If the reorganization is completed, you will no longer be a stockholder of American Bank but you will be a stockholder of the holding company. Therefore, any proposal that a stockholder of the holding company wishes to have presented at the first annual meeting of the holding company, which will be held in 2004, must be received at the main office of the holding company not later than January 2, 2004, for proposals that a stockholder wishes to have included in next year's proxy statement and set forth in the form of proxy for the holding company. If a proposal that a stockholder wishes to have included in next year's proxy statement and set forth in the form of proxy is received by January 2, 2004, and is in compliance with all the requirements of Rule 14a-8 of the SEC it will be included in the proxy statement and set forth in the form of proxy issued for the first annual meeting of stockholders of the holding company. We urge you to send all proposals of this kind by certified mail, return receipt requested, to the attention of the Corporate Secretary, American Bank Holdings, Inc., 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904. For more information about the information that must be included in your proposal, please refer to the bylaws of the holding company which are attached to this proxy statement/prospectus at Appendix B.

        The proxy being solicited hereby provides discretionary authority to vote on any matter if American Bank did not receive notice of the matter 45 days before the date of this proxy statement/prospectus. American Bank has not received any such notices.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, management is not aware of any business to come before the special meeting other than the matters that are described in this proxy statement/prospectus. However, if any other matters properly come before the special meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

        The annual meeting will be presided over by Mr. Richard A. Schuman, the Chairman of the Board of American Bank. He will conduct the proceedings in accordance with written procedures adopted by the Board of Directors as required by American Bank's bylaws.

EXPERTS

        The consolidated financial statements of American Bank at December 31, 2001 and for each of the years in the five year period ended December 31, 2001, have been incorporated into this document and in the registration statement in reliance on the reports of Anderson Associates, LLP, independent certified public accountants, which are incorporated by reference into this document and this registration statement, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the holding company stock to be issued in the reorganization has been passed upon by Hogan & Hartson L.L.P., Washington, D.C. Certain United States federal tax matters has been passed upon by Hogan & Hartson L.L.P., Washington, D.C.

WHAT INFORMATION YOU SHOULD RELY ON

        We have not authorized any person to give any information or to make any representation that differs from, or adds to, the information discussed in this proxy statement/prospectus or in the Appendices attached hereto. Therefore, if anyone gives you different or additional information, you should not rely on it.

        The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, American Bank or American Bank Holdings, Inc. common stock or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

Appendix A

PLAN OF MERGER AND REORGANIZATION

by and among

AMERICAN BANK,

AMERICAN INTERIM BANK,

and

AMERICAN BANK HOLDINGS, INC.

PLAN OF MERGER AND REORGANIZATION

        This PLAN OF MERGER AND REORGANIZATION (this "Plan"), dated as of January 6, 2003, is entered into by and among AMERICAN BANK, a savings association organized under the laws of the United States of America (the "Bank"), and, upon organization, AMERICAN INTERIM BANK, an interim savings bank organized under the laws of the United States of America for the sole purpose of consummating the transactions provided for herein (the "Interim Bank"), and, upon organization, AMERICAN BANK HOLDINGS, INC., a corporation organized under the laws of the state of Delaware ("Holdings").

        WHEREAS, the Bank is a savings association duly organized and validly existing under Section 5 of the Home Owner's Loan Act ("HOLA"), with its principal office and place of business at 12211 Plum Orchard Drive, Silver Spring, Maryland, with an authorized capital stock consisting of (i) 10,000,000 shares of common stock, par value $1.00 per share, of which 2,084,354 shares were issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares were issued and outstanding as of the date hereof.

        WHEREAS, the Interim Bank will be chartered as an interim savings bank duly organized and validly existing under Section 5 of HOLA, with its principal office at the same address as that of Bank, with an authorized capital stock consisting of 1,000 shares of common stock, par value $1.00 per share, up to 500 shares of which will be issued prior to the consummation of the transactions described herein to be held by Holdings (except for any shares that may be required to be held by the directors of the Interim Bank as directors' qualifying shares); and

        WHEREAS, Holdings is a corporation organized under the laws of Delaware, with its principal office at the same address as that of Bank, and having an authorized capital stock consisting of 10,000,000 shares of common stock, par value $.001 per share and 10,000,0000 shares of preferred stock, par value $.001 per share.

        WHEREAS, the Bank, the Interim Bank and Holdings desire to establish a savings and loan Holdings company structure and the Boards of Directors of the Bank, the Interim Bank and Holdings each have agreed, respectively, to a merger of the Interim Bank with and into the Bank (the "Merger") and the issuance of Holdings Common Shares, as hereinafter defined, as consideration for value received by Holdings in the Merger in the form of capital stock of the Continuing Bank, as hereafter defined;

        NOW, THEREFORE, in consideration of the mutual agreements herein and other valuable consideration, the Bank, the Interim Bank and Holdings hereby make this Plan and prescribe the terms and conditions of the Merger and the mode of carrying it into effect, including the rights and obligations of the parties in connection therewith, as follows:

ARTICLE I

DEFINITIONS

        Section 1.01.    Definitions.    The following terms, as used herein, have the following respective meanings:

          "Bank" means American Bank prior to the Effective Date and the Continuing Bank on and after the Effective Date.

          "Bank Common Shares" means the shares of common stock of the Bank, par value $1.00 per share.

          "Continuing Bank" means American Bank, the surviving bank in the Merger, on and after the Effective Date.

          "Dissenting Shares" shall have the meaning set forth in Section 6.01.

          "Effective Date" shall have the meaning set forth in Section 4.02.

          "HOLA" means the Home Owners' Loan Act of 1933, as amended to date.

          "Holdings" means American Bank Holdings, Inc., a corporation organized under the laws of the State of Delaware.

          "Holdings Common Shares" means the shares of common stock of Holdings, par value $.001 per share.

          "Holdings Preferred Shares" means the Preferred Shares.

          "Interim Bank" means American Interim Bank, an interim savings bank to be organized under HOLA for the sole purpose of consummating the transactions provided for herein.

          "Merger" shall have the meaning set forth in the Recitals hereto.

          "OTS" means the Office of Thrift Supervision.

          "Prospectus" shall have the meaning set forth in Section 3.04(b).

          "Proxy Statement" shall have the meaning set forth in Section 3.04(a).

ARTICLE II

THE MERGER

        Section 2.01.    Merger.    On the Effective Date, the Interim Bank shall merge with and into the Bank, and the Bank shall be the surviving entity and receive into itself the Interim Bank pursuant to the provisions of, and with the effects provided in Section 552.13 of the OTS regulations (12 CFR 552.13).

        Section 2.02.    Conversion.    Upon the Effective Date:

          (a)  Each Bank Common Share issued and outstanding immediately prior to the Effective Date shall, without any further action on the part of the Bank, Holdings, or any other person, constitute and be converted into and there shall be allocated to the record holder thereof a Holdings Common Share.

              (i)  Such conversion and allocation shall not in any way preclude or prevent any holder of Bank Common Shares from exercising his or her statutory right to dissent from the Merger and to receive from the Continuing Bank payment of the value of his or her Bank Common Shares and such other rights and benefits as are provided by law.

            (ii)  On the Effective Date, each outstanding certificate, which theretofore had represented Bank Common Shares, shall henceforward be deemed for all corporate purposes as evidence of the ownership of an equal number of Holdings Common Shares into which the Bank Common Shares have been so converted.

          (b)  Each share of common stock of the Interim Bank issued and outstanding on the Effective Date shall without any further action on the part of the Bank, the Interim Bank, Holdings, or any other person constitute and be converted into and there shall be allocated to Holdings the same number and type of shares of common stock of the Continuing Bank as Interim Bank had issued and outstanding immediately prior to the Effective Date.

        Section 2.03.    Certificates After the Effective Date.    At any time after the Effective Date, any holder of one or more of the certificates that prior to the Effective Date had represented Bank Common Shares may surrender such certificate or certificates in proper form to Holdings or to its transfer agent and receive in exchange therefor a certificate bearing the name and representing an identical number of Holdings Common Shares.

        Section 2.04.    Stock Options.    On the Effective Date, each outstanding option to purchase Bank Common Shares under the Bank's stock option plans will be assumed by Holdings. Each such option will be exercisable in accordance with its existing terms for the same number of Holdings Common Shares as the number of Bank Common Shares subject to such option. Holdings and the Bank shall make appropriate amendments to the existing stock option plans to reflect the adoption of those plans as the stock option plans of Holdings without adverse effect upon the options outstanding under the existing stock option plans.

        Section 2.05.    Effects of the Merger.    Upon the Effective Date:

          (a)  The name of the Continuing Bank shall be "American Bank."

          (b)  The charter of the Bank immediately prior to the Effective Date shall be the charter of the Continuing Bank, except as provided in paragraph 2.05(c) below. The by-laws of the Continuing Bank shall be the by-laws of the Bank immediately prior to the Effective Date.

          (c)  The authorized capital stock of the Continuing Bank initially shall be identical to the authorized capital stock of the Interim Bank immediately prior to the Effective Date. The Continuing Bank shall have outstanding those numbers of shares of common stock and shares of preferred stock as are equivalent to the numbers of Interim Bank common shares, and Interim Bank preferred shares outstanding immediately prior to the Effective Date.

          (d)  The main office, principal place of business, officers and other personnel of the Continuing Bank shall be the same as the main office, principal place of business, officers and other personnel of the Bank immediately prior to the Effective Date.

          (e)  The Continuing Bank shall thenceforth enjoy all the rights, privileges and franchises and shall be subject to all the restrictions, obligations and duties of the Bank and the Interim Bank, except for the alterations provided herein.

          (f)    Each and all of the property, shares, rights, franchises, powers and privileges of the Bank and the Interim Bank shall become the property of the Continuing Bank, and the Continuing Bank shall have, as regards such property, shares, rights, franchises, powers and privileges, the same rights as the Interim Bank and the Bank each possessed.

          (g)  The Continuing Bank shall assume each and every obligation of the Bank and the Interim Bank and shall have all the obligations and shall be liable for all debts and the fulfillment of all contracts and obligations of the Bank and the Interim Bank, just as they were prior to the Effective Date. Any reference to the Bank or the Interim Bank in any contract, will or document, whether executed or taking effect before or after the Merger, shall be considered a reference to the Continuing Bank if not inconsistent with the other provision of the contract, will or document. The stockholders of the Bank and the Interim Bank shall continue to be subject to the same obligations, claims and demands as existed against them, if any, on or before the Effective Date.

          (h)  All suits, actions or other proceedings pending in any court on the Effective Date shall continue to their termination just as if the Merger had not taken place.

          (i)    The initial directors of the Continuing Bank shall consist of the directors of the Bank immediately prior to the Effective Date (the names and addresses of the eight current directors of the Bank as of the date hereof are listed in Appendix I attached hereto), which directors shall hold office in the Continuing Bank, unless sooner removed or disqualified, until the end of their terms to which they have been elected at the Bank, as set forth in Appendix I and until their successors are elected or are appointed in accordance with the by-laws of the Continuing Bank and have qualified.

          (j)    All deposit accounts of the Bank immediately prior to the Effective Date shall be and will remain deposits in the Continuing Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal rates. At the Effective Date, the Continuing Bank will continue to issue deposit accounts on the same basis as the Bank immediately prior to the Effective Date.

ARTICLE III

UNDERTAKINGS

        Section 3.01.    Bank Stockholder Approval.    The Bank undertakes to submit the Plan for consideration to its stockholders at a meeting called for this purpose pursuant to Section 552.13(h) of the OTS regulations (12 CFR 552.13(h)), or in any other manner permitted by law. Without limiting the preceding sentence, the Bank agrees (unless such action is not required by law):

          (a)  To send to the holders of issued and outstanding Bank Common Shares a written notice of such meeting not less than twenty nor more than fifty days prior to the date fixed for the meeting. The notice shall specify the hour, date, place and purpose of the meeting at which this Plan will be considered.

          (b)  To hold a vote of the stockholders at said meeting, in which each Bank Common Share shall entitle each holder thereof to one vote to be cast by the stockholder in person or by proxy.

          (c)  To cause its secretary to certify under the seal of the Bank that (i) the Plan has been approved by the vote of the directors of the Bank and (ii) the Plan has been approved by the affirmative vote of fifty percent (50%) of the outstanding voting Bank Common Shares plus one affirmative vote.

          (d)  To submit the Plan as certified pursuant to subsection (c) of this Section 3.01, with a certification under seal by the Secretary of Interim Bank as to the approval of the Plan by Holdings as sole stockholder of Interim Bank, to the OTS for its approval or disapproval.

        Section 3.02.    Holdings Stockholder Approval.    The Bank will vote all of its shares of common stock of Holdings in favor of approval of the Plan acting by written consent.

        Section 3.03.    Interim Bank Stockholder Approval.    Holdings will vote all of its shares of common stock of the Interim Bank in favor of the approval of the Plan acting by written consent.

        Section 3.04.    Regulatory Approvals.    Each of the Bank, the Interim Bank and Holdings shall (i) proceed expeditiously and cooperate fully in determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities, including the OTS (collectively, the "Regulatory Approvals") in connection with the execution and delivery of the Plan and the consummation of the transactions contemplated hereby; and (ii) timely make all such filings and timely seek all Regulatory Approvals; and (iii) take all other action and do all things necessary or appropriate to consummate and make effective all transactions contemplated by this Plan as soon as possible.

        Section 3.05.    Securities Law Matters.

          (a)  The Bank undertakes to prepare and file promptly a proxy statement (the "Proxy Statement") which complies with the requirements of the Securities Exchange Act of 1934, as amended, and the OTS regulations promulgated thereunder and which complies with all applicable federal and state law requirements for the purpose of submitting the Plan to its stockholders for approval.

          (b)  Holdings and the Bank undertake to prepare a Prospectus (the "Prospectus") related to the Holdings Common Shares and Holdings Preferred Shares which complies with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, which shall be distributed to the stockholders of the Bank.

          (c)  Holdings and the Bank shall each provide promptly to the other such information concerning its business and financial condition, and affairs and prospects as may be required or appropriate for inclusion in the Prospectus or the Proxy Statement and shall cause their counsel and auditors to cooperate in the preparation of the Prospectus and the Proxy Statement.

          (d)  The Bank undertakes to distribute the Proxy Statement and the Prospectus to its stockholders in accordance with applicable federal and state law requirements.

        Section 3.06.    Other Undertakings.

          (a)  If the requisite approval of this Plan is obtained at the meeting of the Bank's stockholders referred to in Section 3.01, thereafter and until the Effective Date, the Bank shall issue certificates for Bank Common Shares, whether upon transfer or otherwise, only if such certificates bear a legend, the form of which shall be approved by the board of directors of the Bank, indicating that this Plan has been approved and that shares of stock evidenced by such certificates are subject to consummation of this Plan.

          (b)  If at any time (whether before or after the Effective Date), the Bank or the Continuing Bank considers that any further assignment, conveyance or assurance in law is necessary or desirable to vest, perfect or confirm of record in the Continuing Bank the title to any property or rights of the Bank or the Interim Bank, or otherwise to carry out the provisions hereof, the Bank and the Interim Bank hereby undertake through their proper officers and directors to execute and deliver immediately any and all proper deed, assignment and assurance, and to do all things necessary or proper to vest, perfect or confirm title to such property or right in the Continuing Bank and otherwise to carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

        Section 4.01.    Conditions Precedent to the Merger.    The consummation of the Merger is subject to the satisfaction of the following conditions:

          (a)  The affirmative vote of 50 percent (50%) of the outstanding voting Bank Common Shares plus one affirmative vote shall have been cast, in person or by proxy, in favor of this Plan at a meeting of the Bank's stockholders called pursuant to Section 3.01.

          (b)  All Regulatory Approvals (or waiver or exemption therefrom) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Plan shall have been obtained, and all statutory waiting periods shall have expired, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of Holdings or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of such transaction, as provided by Section 5.01(c) hereof.

          (c)  The Bank shall have received a ruling or rulings from the appropriate tax authorities or an opinion letter from tax counsel to the Bank, satisfactory to the Bank in form and substance, with respect to the United States income tax consequences of the Merger.

        Section 4.02.    Effective Date.    The Bank, the Interim Bank and Holdings shall use their commercially reasonable best efforts to cause the Merger to become effective on a date as soon as practicable after each condition precedent listed in Section 4.01 shall have been satisfied. The Merger shall become effective at the time this Plan is properly approved and filed in accordance with the OTS rules and regulations (the "Effective Date").

ARTICLE V

TERMINATION AND DEFERRAL

        Section 5.01.    Termination of the Merger.    Prior to the Effective Date, the Plan may be terminated at any time by written notice by either the Bank or the Interim Bank or Holdings to the other parties hereto that its board of directors is of the opinion that:

          (a)  The number of Bank Common Shares that voted against approval of the Plan or the number with respect to which demand for payment of shares has been made is such that the consummation of the Merger is inadvisable, in the sole opinion of such board of directors.

          (b)  Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make consummation of the Merger, in the sole opinion of such board of directors, inadvisable;

          (c)  It is likely that a Regulatory Approval, in the sole opinion of such board of directors, will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of Holdings or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of the Merger.

          (d)  Any other reason exists that makes consummation of the Merger in the sole opinion of such board of directors, inadvisable.

        Upon such determination, the Plan shall be deemed void, and there shall be no liability hereunder or on account of such termination on the part of the Bank, the Interim Bank, Holdings, or the directors, officers, employees, agents or stockholders or any of them, except that in such event the Bank will pay the fees and expenses incurred by itself, the Interim Bank and Holdings in connection with the transactions contemplated herein.

        Section 5.02.    Deferral of Effective Date.    Consummation of the Merger herein provided may be deferred by the board of directors of the Bank for a reasonable period of time if the Bank's board of directors determines, in its sole discretion, that such deferral would be in the best interest of the Bank and the stockholders of the Bank.

ARTICLE VI

APPRAISAL RIGHTS

        Section. 6.01.    Dissenters' Rights.    Holders of Bank Common Stock who comply with section 552.14 of the OTS OTS regulations (12 CFR 552.14) shall be entitled to receive the fair or appraised value of the Bank Common Shares held by such stockholder, provided that:

          (a)  Any Bank Common Shares held by a holder who has properly demanded appraisal of such holder's shares and, as of the Effective Date, has neither effectively withdrawn nor lost such holder's right to such appraisal (the "Dissenting Shares") shall not be converted in the manner set forth in Section 2.02, but the holder thereof shall only be entitled to such rights as are granted by OTS regulations.

          (b)  Notwithstanding the provisions of subparagraph (a) of this Section 6.01, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted as provided in Section 2.02.

ARTICLE VII

MISCELLANEOUS

        Section 7.01.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of Maryland.

        Section 7.02.    Amendment.    The Plan and the Appendix hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Board of Directors at any time before or after approval by the stockholders of the parties; provided, however that after such approval, no amendment, modification or waiver shall affect the consideration to be received by any party or their respective stockholders. Any such amendment, modification or waiver must be by an instrument in writing and signed on behalf of each of the parties.

        IN WITNESS WHEREOF, the Bank, the Interim Bank and Holdings have caused this Plan to be executed in multiple copies, by their duly authorized officers, and have caused their corporate seals to be hereto affixed, as of the date first above written.

AMERICAN BANK
By:	/s/ PHILLIP C. BOWMAN
Name: Phillip C. Bowman Title: President and Chief Executive Officer

AMERICAN INTERIM BANK
By:
Name: Phillip C. Bowman Title: President and Chief Executive Officer Executed as of , 2003

AMERICAN BANK HOLDINGS, INC.
By:	/s/ PHILLIP C. BOWMAN
Name: Phillip C. Bowman Title: President and Chief Executive Officer Executed as of January 6, 2003

APPENDIX I
DIRECTORS OF THE BANK

Names and Addresses of Directors

William B. Blanken
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

Phillip C. Bowman
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

Douglas M. Bregman
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

Bruce S. Cook
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

William B. Kaufman
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

George A. Kramer
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

Howard J. Postal
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

Richard C. Schuman
12211 Plum Orchard Drive
Suite 300
Silver Spring, MD 20904

Appendix B

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN BANK HOLDINGS, INC.

        American Bank Holdings, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        FIRST:    The name of the Corporation is American Bank Holdings, Inc. The Corporation was originally incorporated under the same name and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 27, 2002.

        SECOND:    This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation (the "Certificate of Incorporation"). This Company has not received any payment for any of its stock and this Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

        THIRD:    The text of the Certificate of Incorporation is hereby restated and integrated and further amended to read in its entirety as follows:

1.    NAME

        The name of this corporation is American Bank Holdings, Inc. (the "Corporation").

2.    REGISTERED OFFICE AND AGENT

        The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3.    PURPOSE AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.    CAPITAL STOCK

        4.1.    Authorized Shares

        The total number of shares of all classes of stock that the Corporation shall have the authority to issue is twenty million (20,000,000), of which ten million (10,000,000) shares shall be common stock, par value $0.001 per share ("Common Stock"), and ten million (10,000,000) shares shall be serial preferred stock, par value $0.001 per share ("Preferred Stock").

        4.2.    Common Stock

          4.2.1.    Relative Rights

          The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein or in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

          4.2.2.    Dividends

          Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

          4.2.3.    Dissolution, Liquidation, Winding Up

          In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

          4.2.4.    Voting Rights

          Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the shareholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the shareholders. There shall be no cumulative voting rights in the election of directors.

        4.3.    Preferred Stock

        The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon.

        4.4.    Preemptive Rights

        Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.

5.    DIRECTORS

        5.1.    Directors

        The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

        The classification shall be such that the term of one class shall expire each succeeding year. The Corporation's board of directors shall initially be divided into three classes named Class I, Class II and Class III, with Class I initially consisting of one director and Class II and III each initially consisting of two directors. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the bylaws of the Corporation.

        Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

        Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term in the manner provided in the Corporation's bylaws, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified, or until the director's earlier resignation or removal.

        No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by shareholders at a duly constituted meeting of shareholders called for such purpose. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

        5.2.    Limitation of Liability

        No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit. Any repeal or modification of this Section 5.3 by the shareholders of the Corporation shall not adversely affect any right or protection of a director for acts or omissions occurring prior to the effective date of such repeal or modification.

6.    INDEMNIFICATION

        To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        The Corporation may advance expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys' fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.    AMENDMENT OF BYLAWS

        The Board of Directors or the shareholders may from time to time amend the bylaws of the Corporation as provided under the Delaware General Corporation Law.

8.    AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Certificate of Incorporation of the Corporation may be amended in accordance with the provisions of the Delaware General Corporation Law.

9.    ACTIONS BY STOCKHOLDERS

        Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf on January 27, 2003.

AMERICAN BANK HOLDINGS, INC.
By:	/s/ PHILLIP C. BOWMAN Phillip C. Bowman Chief Executive Officer and President

BYLAWS
OF
AMERICAN BANK HOLDINGS, INC.

1.    OFFICES

        1.1.    Registered Office

        The initial registered office of the Corporation shall be in Wilmington, Delaware, and the initial registered agent in charge thereof shall be The Corporation Trust Company.

        1.2.    Other Offices

        The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or useful in connection with the business of the Corporation.

2.    MEETINGS OF STOCKHOLDERS

        2.1.    Place of Meetings

        All meetings of the stockholders shall be held at such place as may be fixed from time to time by the Board of Directors, the Chairperson or the President. Notwithstanding the foregoing, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held by means of remote communication.

        2.2.    Annual Meetings

        The Corporation shall hold annual meetings of stockholders, commencing with the year 2004, on such date and at such time as shall be designated from time to time by the Board of Directors, the Chairperson or the President, at which stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder.

        For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to the first anniversary date of the mailing of the notice for the immediately preceding annual meeting of shareholders; provided, however, that with respect to the 2004 annual meeting of shareholders, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to February 28, 2004. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.2. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that a matter of business was not properly brought before the meeting in accordance with the provisions of this Section 2.2, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

        2.3.    Special Meetings

        Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may only be called by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors, and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than 25% of all of the outstanding capital stock of the Corporation entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the principal office of the Corporation addressed to the Chairman of the Board, the President or the Secretary.

        2.4.    Notice of Meetings

        Notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") or these Bylaws). Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Sections 222 and 232 (or any successor section or sections) of the Delaware General Corporation Law.

        2.5.    Waivers of Notice

        Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person entitled to said notice, delivered to the Corporation, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice (1) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (2) (if it is a special meeting) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.

        2.6.    Business at Special Meetings

        Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws).

        2.7.    List of Stockholders

        After the record date for a meeting of stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder (but not the electronic mail address or other electronic contact information, unless the Board of Directors so directs) and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principle place of business of the Corporation. If the meeting is to be held at a place, then such list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        2.8.    Quorum at Meetings

        Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of a majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Once a share is represented for any purpose at a meeting (other than solely to object (1) to holding the meeting or transacting business at the meeting, or (2) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

        2.9.    Voting and Proxies

        Unless otherwise provided in the Delaware General Corporation Law or in the Corporation's Certificate of Incorporation, and subject to the other provisions of these Bylaws, each stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation's capital stock that has voting power and that is held by such stockholder. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. If authorized by the Board of Directors, and subject to such guidelines as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at such meeting whether such meeting is held at a designated place or solely by means of remote communication, provided that (1) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (2) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.

        2.10.    Required Vote

        When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of statutes or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        2.11.    Action Without a Meeting

        Any action required or permitted to be taken at a stockholders' meeting must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such written consent is unanimous, and the writing or writings are delivered to the Corporation for inclusion in the Minute Book of the Corporation.

3.    DIRECTORS

        3.1.    Powers

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law.

        3.2.    Number and Election

        The number of directors which shall constitute the whole board shall not be fewer than five nor more than ten. The first board shall consist of five. Thereafter, within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors.

        3.3.    Nomination of Directors

        (a)  The Board of Directors shall nominate candidates to stand for election as directors; and other candidates also may be nominated by any Corporation stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Corporation in accordance with Section 3.3(b) hereof. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.4 hereof, and each director elected shall hold office until such director's successor is elected and qualified or until the director's earlier death, resignation or removal. Directors need not be stockholders.

        (b)  Only persons who are nominated in accordance with the procedures set forth in this Section 3.3 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.3(b). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to the first anniversary date of the mailing of the notice for the immediately proceding annual meeting of shareholders; provided, however, that with respect to the 2004 annual meeting of shareholders, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to February 28, 2004. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended

(including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice (i) the name and address, as they appear in the Corporation's books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.3. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded

        3.4.    Vacancies

        Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal. In the event that one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

        3.5.    Meetings

          3.5.1.    Regular Meetings

          Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

          3.5.2.    Special Meetings

          Special meetings of the Board may be called by the Chairperson or President on one day's notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram, facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission, as defined in Section 232(c) (or any successor section) of the Delaware General Corporation Law (effective when directed to the director), and on five days' notice by mail (effective upon deposit of such notice in the mail). The notice need not describe the purpose of a special meeting.

          3.5.3.    Telephone Meetings

          Members of the Board of Directors may participate in a meeting of the board by any communication by means of which all participating directors can simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

          3.5.4.    Action Without Meeting

          Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, signed by each director, and delivered to the Corporation for inclusion in the minute book.

          3.5.5.    Waiver of Notice of Meeting

          A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director's attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

        3.6.    Quorum and Vote at Meetings

        At all meetings of the board, a quorum of the Board of Directors consists of a majority of the total number of directors prescribed pursuant to Section 3.2 of these Bylaws. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

        3.7.    Committees of Directors

        The Board of Directors may designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing any bylaw of the Corporation; and unless the resolution designating the committee, these bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required.    Unless otherwise specified in the Board resolution appointing the Committee, all provisions of the Delaware General Corporation Law and these Bylaws relating to meetings, action without meetings, notice (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members.

        3.8.    Compensation of Directors

        The Board of Directors shall have the authority to fix the compensation of directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

4.    OFFICERS

        4.1.    Positions

        The officers of the Corporation shall be a Chairperson, a President, a Secretary and a Treasurer, and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including one or more Vice Chairmen, Executive Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers. Each such officer shall exercise such powers and perform such duties as shall be set forth below and such other powers and duties as from time to time may be specified by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the duties of such other officers. Any number of offices may be held by the same person, except that in no event shall the President and the Secretary be the same person. As set forth below, each of the Chairperson, President, and/or any Vice President may execute bonds, mortgages and other contracts under the seal of the Corporation, if required, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

        4.2.    Chairperson

        The Chairperson shall (when present) preside at all meetings of the Board of Directors and stockholders, and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect. The Chairperson may be the Chief Executive Officer of the Corporation.

        4.3.    Chief Executive Officer

        The Chief Executive Officer shall have overall responsibility and authority for management of the operations of the Corporation (subject to the authority of the Board of Directors), shall (in the absence of the Chairman and the Vice Chairman) preside at all meetings of the Board of Directors and shareholders, and shall ensure that all orders and resolutions of the Board of Directors and shareholders are carried into effect.

        4.4.    President

        The President may be the chief operating officer of the Corporation and shall have full responsibility and authority for management of the day-to-day operations of the Corporation, subject to the authority of the Board of Directors and Chairperson. The President may execute bonds, mortgages and other contracts, under the seal of the Corporation, if required, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

        4.5.    Vice President

        In the absence of the President or in the event of the President's inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President.

        4.6.    Secretary

        The Secretary shall have responsibility for preparation of minutes of meetings of the Board of Directors and of the stockholders and for authenticating records of the Corporation. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors. The Secretary or an Assistant Secretary may also attest all instruments signed by any other officer of the Corporation.

        4.7.    Assistant Secretary

        The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary.

        4.8.    Treasurer

        The Treasurer may be the chief financial officer of the Corporation and shall have responsibility for the custody of the corporate funds and securities and shall see to it that full and accurate accounts of receipts and disbursements are kept in books belonging to the Corporation. The Treasurer shall render to the Chairperson, the President, and the Board of Directors, upon request, an account of all financial transactions and of the financial condition of the Corporation.

        4.9.    Assistant Treasurer

        The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, perform the duties and exercise the powers of the Treasurer.

        4.10.    Term of Office

        The officers of the Corporation shall hold office until their successors are chosen and qualify or until their earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors.

        4.11.    Compensation

        The compensation of officers of the Corporation shall be fixed by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the compensation of such other officers.

        4.12.    Fidelity Bonds

        The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

5.    CAPITAL STOCK

        5.1.    Certificates of Stock; Uncertificated Shares

        The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation's stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate (representing the number of shares registered in certificate form) signed in the name of the Corporation by the Chairperson, President or any Vice President, and by the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

        5.2.    Lost Certificates

        The Board of Directors, Chairperson, President or Secretary may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed. When authorizing such issuance of a new certificate, the board or any such officer may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner's legal representative, to advertise the same in such manner as the board or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the board or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares.

        5.3.    Record Date

          5.3.1.    Actions by Stockholders

          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.

          In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.    If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 213(b) of the Delaware General Corporation Law. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

          5.3.2.    Payments

          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        5.4.    Stockholders of Record

        The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the Delaware General Corporation Law.

6.    INDEMNIFICATION; INSURANCE

        6.1.    Authorization of Indemnification

        Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 6.2 hereof) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys' fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the Delaware General Corporation Law requires, the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

        6.2.    Right of Claimant to Bring Action Against the Corporation

        If a claim under Section 6.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the Delaware General Corporation Law) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the Delaware General Corporation Law) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

        6.3.    Non-exclusivity

        The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        6.4.    Survival of Indemnification

        The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

        6.5.    Insurance

        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

7.    GENERAL PROVISIONS

        7.1.    Inspection of Books and Records

        Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

        7.2.    Dividends

        The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and the laws of the State of Delaware.

        7.3.    Reserves

        The directors of the Corporation may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

        7.4.    Execution of Instruments

        All checks, drafts or other orders for the payment of money, and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        7.5.    Fiscal Year

        The fiscal year of the Corporation shall be December 31 of each year.

        7.6.    Seal

        The corporate seal shall be in such form as the Board of Directors shall approve. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Appendix C

§ 552.14 Dissenter and appraisal rights.

        (a)    Right to demand payment of fair or appraised value.    Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with § 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

        (b)    Exceptions.    No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to § 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

        (c)    Procedure—(1) Notice.    Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

        (2)    Demand for appraisal and payment.    Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

        (3)    Notification of effective date and written offer.    Within ten days after the effective date of the combination, the resulting association shall:

          (i)    Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

          (ii)  Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

          (iii)  Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

  The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

        (4)    Acceptance of offer.    If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

        (5)    Petition to be filed if offer not accepted.    If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

        (6)    Stock certificates to be noted.    Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

        (7)    Withdrawal of demand.    Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

        (8)    Valuation and payment.    The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

        (9)    Costs and expenses.    The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

        (10)    Voting and distribution.    Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

        (11)    Status.    Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

C-2

Appendix D

OFFICE OF THRIFT SUPERVISION
WASHINGTON, D.C. 20552

FORM 10-KSB

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2001

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                              to

OTS file number: 8149

AMERICAN BANK
(Name of small business issuer as specified in its charter)

United States	52-1289815
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1700 Rockville Pike, Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

(301) 231-9199
(Issuer's Telephone Number, Including Area Code)

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act: None

        Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes: ☐    No: ☒

        Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

        State issuer's revenue for its most recent fiscal year: $13,432,270.

        State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity as of February 26, 2002: $13,835,955

APPLICABLE ONLY TO CORPORATE REGISTRANTS

        State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: As of February 26, 2002: 1,969,531 shares of common stock, par value $1.00 per share

        Transitional Small Business Disclosure Format: Yes: ☐    No: ☒

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents are incorporated by reference into this Report as indicated:

None.

PART I

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

        The following table sets forth certain selected consolidated financial and other information of the Bank as of and for each of the dates indicated. Such selected consolidated financial and other information is derived from the Bank's historical consolidated financial statements and should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis" and the Bank's consolidated financial statements and the notes thereto, which are included in the Bank's Annual Report to Shareholders filed as Exhibit 13 to this report.

	At or For the Year Ended December 31,
	2001	2000	1999	1998	1997
Operating Data:
Net interest income	$4,251,164	$3,776,807	$3,512,682	$2,994,620	$2,695,452
Provision for loan losses	460,966	117,809	201,706	114,705	258,679

Net interest income after provision for loan losses	3,790,198	3,658,998	3,310,976	2,879,915	2,436,773
Other income	2,159,462	1,255,565	916,081	126,837	128,379
Non-interest expenses	4,553,430	3,934,984	2,938,177	1,971,015	2,037,296

Income before income taxes	1,396,230	979,579	1,288,880	1,035,737	527,856
Provision for income taxes	531,227	377,350	297,174	107	5,138

Net income	$865,003	$602,229	$991,706	$1,035,630	$522,718

Net income per share (basic)	$0.44	$0.30	$0.49	$0.71	$0.70

Net income per share (diluted)	$0.43	$0.30	$0.49	$0.71	$0.70

Balance Sheet Data:
Total assets	$154,268,937	$134,171,533	$107,719,956	$88,575,609	$77,283,945
Loans Receivable, net	97,286,030	91,953,306	67,800,977	56,134,354	48,418,776
Deposit accounts	104,353,094	83,517,366	67,343,907	65,848,854	67,650,489
Total borrowed funds	29,090,000	33,500,000	26,080,000	10,000,000	3,300,000
Total stockholders' equity	14,194,676	13,344,904	12,582,606	11,812,812	5,448,846
Selected Ratios:
Return on average assets	0.58%	0.50%	1.04%	1.29%	0.72%
Return on average equity	6.25	4.64	8.04	11.79	10.06
Average equity capital to average total assets	9.22	10.87	12.89	10.91	7.11
Allowance for loan losses as a percentage of average net loans	0.89	0.90	1.12	1.59	1.68
Nonperforming loans as a percentage of net loans	0.82	1.39	2.27	3.83	4.67
Net charge-offs as a percentage of average net loans	0.16	0.11	0.46	0.30	2.52
Net interest margin	2.98	3.30	3.86	3.84	3.82
Capital Ratios:
Tangible	9.20%	9.95%	11.68%	13.34%	7.05%
Core	9.20	9.95	11.68	13.34	7.05
Risk-based	16.10	17.65	23.29	26.62	14.94

Item 1. Description of Business

General

        American Bank ("American Bank" or the "Bank") is a federally chartered savings bank operating out of three offices, two in Maryland and the other in Washington, DC. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). As of December 31, 2001, the Bank had 46 employees, 42 of whom work full time.

        Since 1995, the Bank has focused its operations on generating funds through the solicitation of money market and other variable rate deposit products, and the origination of high credit quality residential construction financing, as well as related mortgage assets. In December 1998, the Bank created a wholesale mortgage division which originates and sells residential mortgages for various credit quality levels, including loans known as sub-prime loans. This new division has brought the Bank additional lending opportunities, such as permanent residential loans, which are sold in the secondary mortgage market, thereby providing the Bank with fee income and cross-selling opportunities.

        In September 2000, the Bank started a wholesale marine lending program. During the year 2001, the Bank focussed on expanding the consumer lending side of the Bank's business (i.e., home equity lines of credit and overdraft protection). In February 2001, the Bank started a SBA program and increased its focus on lending to smaller commercial customers.

Lending Activities

        The Bank's loan portfolio consists primarily of one- to four- family residential mortgage loans and residential construction loans. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the respective portfolio at the dates indicated.

		At December 31, 2001		At December 31, 2000
		Amount	%	Amount	%
	Real Estate Mortgage Loans
	One- to four- family residential mortgage loans	$27,866,802	24%	$41,044,845	38%
	Multifamily residential mortgage loans	1,657,571	2	1,695,713	2
	Commercial real estate loans	12,955,617	11	10,010,606	9
	Residential Construction loans	37,131,061	32	33,301,310	31
	Second mortgage loans	750,957	1	913,645	1
	Land loans	10,894,847	10	7,837,635	7
	Corporate secured loans	2,165,835	2	1,860,092	2
	Corporate unsecured loans	1,198,466	1	522,263	—
	Consumer Loans
	Marine loans	18,470,026	16	10,881,954	10
	Home equity lines of credit	1,631,163	1	224,122	—
	Other consumer loans	321,893	—	39,344	—

	Total loans	115,044,238	100%	108,331,529	100%

Less:	Undisbursed portion of loans in process	(16,521,084)		(15,288,326)
	Deferred loan origination fees	(239,470)		(369,031)
	Allowance for loan losses	(997,654)		(720,866)

	Loans receivable, net	$97.286,030		$91,953,306

        The following table shows the maturity of American Bank's loans held for investment at December 31, 2001. The table does not include repayments or scheduled principal amortization

	At December 31, 2001
	One- to Four- Family Residential Mortgage	Residential Construction	Land	Other Real Estate	Commercial Business	Consumer	Total
Amounts due:
Within one year	$1,767,026	$36,864,505	$6,644,346	$519,215	$1,422,431	$206,004	$47,423,527
After one year:
One to five years	642,237	266,556	4,250,501	5,832,674	1,941,870	172,860	13,106,698
Five to ten years	526,745	0	0	7,364,548	0	187,561	8,078,854
Over ten years	25,681,751	0	0	896,752	0	19,856,656	46,435,159
Total due after one year	26,850,733	266,556	4,250,501	14,093,974	1,941,870	20,217,077	67,620,711
Total amounts due	28,617,759	37,131,061	10,894,847	14,613,189	3,364,301	20,423,081	115,044,238
Plus:
Mark to market adjustment	0	0	0	0	0	0	0
Less:
Loans in Process (LIP)	0	15,382,954	1,138,130	0	0	0	16,521,084
Unearned discounts premiums and deferred loan fees net	125,803	42,549	71,118	0	0	0	239,470
Allowance for loan losses	400,067	129,959	136,186	178,521	33,643	119,278	997,654
Loans held for investment	28,091,889	21,575,599	9,549,413	14,434,668	3,330,658	20,303,803	97,286,030

        The transactions in the allowance for loan losses during fiscal years 2001 and 2000 were as follows:

	2001	2000
Balance (beginning of year)	$720,866	$694,287
Provision charged to operations	460,966	117,809
Loans charged off	(184,583)	(113,421)
Recoveries	405	22,191

Balance (end of year)	$997,654	$720,866

Net charge-offs as a percentage of average net loans	0.16%	0.11%

        The following table sets forth the composition of the Bank's allowance for loan losses at the dates indicated.

	December 31, 2001	December 31, 2000
One-to-four family residential mortgage loans	$395,980	$280,468
Multifamily residential mortgage loans	16,576	16,957
Commercial real estate loans	161,945	125,133
Residential Construction loans	129,959	116,555
Second mortgage loans	4,087	4,568
Land loans	136,186	97,970
Corporate secured loans	21,658	18,601
Corporate unsecured loans	11,985	5,223
Marine loans	92,350	54,410
Home equity lines of credit	5,709	784
Other consumer loans	21,219	197

Total allowance for loan losses	$997,654	$720,866

        The following table sets forth information regarding loans which are 90 days or more delinquent, non-accrual loans and other real estate owned. There were no other non-performing assets except as included in the table below for the dates indicated.

	At December 31,
	2001	2000
	(Dollars in thousands)
Total non-performing loans	$900	$1,344
Total real estate owned, net of related allowance for loan losses	787	230

Total non-performing assets	$1,687	$1,574

        At December 31, 2001 and 2000, delinquencies in American Bank's loan portfolio were as follows:

	At December 31, 2001				At December 31, 2000
	60 - 89 Days		90 Days or More		60 - 89 Days		90 Days or More
	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans
	(Dollars in thousands)
Real Estate Loans:
Single family	6	$215	12	$848	8	$566	7	$701
Residential construction	—	—	—	—	—	—	1	201
Commercial real estate	—	—	1	52	—	—	2	442

Total loans	6	$215	13	$900	8	$566	10	$1,344

Delinquent loans to total loans		0.20%		0.82%		0.58%		1.39%

Investment Activities

        The Bank, as a federally chartered savings association, has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of federal agencies, certificates of deposit of federally insured banks and savings associations, bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper, corporate debt securities, and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. The Bank also is required to maintain a minimum level of liquid assets, which is determined quarterly based on the amount of the Bank's short-term obligations.

        The following table sets forth the composition of the Bank's investment portfolio at the dates indicated.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale
2001:
Mortgage-backed securities	$16,959,220	$50,476	$41,109	$16,968,587
Other securities	257,500	1,200	—	258,700

Total	$17,216,720	$51,676	$41,109	$17,227,287

2000:
Mortgage-backed securities	$6,934,648	$—	$75,468	$6,859,180
US Government securities	1,000,000	—	17,500	982,500

Total	$7,934,648	$—	$92,968	$7,841,680

Held-to-maturity
2001:
Mortgage-backed securities	$390,796	$15,932	$—	$406,728
US Government securities	$4,996,773	14,353	15,820	4,995,306

Total	$5,387,569	$30,285	$15,820	$5,402,034

2000:
Mortgage-backed securities	$551,583	$7,906	$—	$559,489
US Government securities	20,552,550	12,128	342,405	20,222,273

Total	$21,104,133	$20,034	$342,405	$20,781,762

        The following table sets forth the maturity and yield on American Bank's investment securities and mortgaged-backed securities portfolios at December 31, 2001.

	At December 31, 2001
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Treasury and federal Agency	$—	—%	$—	—%	$—	—%	$4,997	6.80%

Mortgage-backed securities	—	—	—	—	139	7.00	17,220	6.51

Other securities	—	—	—	—	—	—	259	8.25

Total	—	—	—	—	$139	7.00	$22,476	6.60

        Investment securities have scheduled maturities as follows at December 31, 2001:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for sale
After 10 years	$17,216,720	$51,676	$41,109	$17,227,287

Held-to-maturity
After 1 year before 5 years	—	—	—	—
After 5 years before 10 years	139,174	7,421	—	146,595
After 10 years	5,248,395	22,864	15,820	5,255,439

	$5,387,569	$30,285	$15,820	$5,402,034

        There was no gain on sale of securities recognized during the year ended December 31, 2001. There was a $3,000 gain on the sale of securities recognized during the year ended December 31, 2000.

Deposit Activity

        The Bank's lending and investing activities are predominantly funded by savings deposits and interest and principal repayments on loans and mortgage-backed securities. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposit accounts consist of passbook accounts, NOW (checking) accounts, money market deposit accounts and certificates of deposit.

        Maturity information regarding American Bank's deposit accounts over $100,000 is shown below.

	December 31,
	2001	2000
	(In thousands)
Three months or less	$4,334	$6,555
Over three through six months	6,918	2,869
Over six through twelve months	2,739	4,397
Over twelve months	3,101	3,314

Total time deposits of $100,000 or more	$17,092	$17,135

Regulation

        The Bank, as a federal savings bank, is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") as its primary federal regulator. The Bank also is subject to regulation, supervision and examination by the FDIC and as to certain matters by the Federal Reserve Board. The Bank's deposits are insured by the FDIC through the FDIC's Savings Association Insurance Fund ("SAIF"). The lending activities and other investments of the Bank must comply with various federal regulatory requirements and the Bank must periodically file reports with the OTS describing its activities and financial condition. The Bank also is subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of the relevant regulatory requirements are summarized below.

        Capital Requirements.    OTS regulations require that savings associations maintain (i) "core capital" in an amount not less than 4% of adjusted total assets (the "leverage ratio"), (ii) "tangible capital" in an amount not less than 1.5% of adjusted total assets (the "tangible capital ratio"), and (iii) risk-based capital in an amount not less than 8% of risk-weighted assets (the "risk-based ratio").

        "Core capital" generally includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, less intangible assets (other than certain nonwithdrawable accounts and qualifying supervisory goodwill). An amount equal to 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions) also is included. "Tangible capital" generally is defined in the same manner as core capital. For purposes of the risk-based capital requirement, supplementary capital may be included in an amount up to 100% of core capital. "Supplementary capital" includes, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, up to 45% of net unrealized gains on readily marketable equity securities held for sale, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. At December 31, 2001, the Bank had a leverage ratio of 9.20%, a tangible capital ratio of 9.20%, and a risk-based capital ratio of 16.10%.

        Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

        The OTS capital regulations also require a thrift institution to deduct a component of capital based on its interest rate risk when calculating its total capital for purposes of determining its minimum risk-based capital requirement. The OTS, however, has deferred implementation of this provision. Nevertheless, the OTS has issued guidelines regarding the management of interest rate risk. The OTS requires thrift institutions to establish and maintain Board of Directors' approved limits on ratios involving the net present value of the institution's existing assets, liabilities and off-balance sheet contracts (referred to as net portfolio value or "NPV"). Financial simulations must be performed that calculate the NPV ratios (NPV divided by the present value of assets) under interest rate shock scenarios of plus or minus 100, 200 and 300 basis points. The Bank's level of interest rate risk is determined based primarily on the change of its NPV in the event of an interest rate shock of 200 basis points.

        The OTS also requires management to assess the risks and returns associated with complex securities and financial derivatives. Before taking a significant position in any such instrument, the analysis must reflect the effect of the proposed transaction on the interest rate risk profile of the institution, including the expected change in the institution's NPV as a result of parallel shifts in the yield curve of plus or minus 100, 200 and 300 basis points. Complex securities and financial derivative transactions may require analysis of a wider range of scenarios. In general, the use of financial derivatives or complex securities with high price sensitivity should be limited to transaction strategies that lower an institution's interest rate risk, as measured by the sensitivity of the NPV to change in interest rates.

        Liquidity.    Under applicable federal regulations, savings associations are required to maintain sufficient liquidity to ensure their safe and sound operation. The OTS regulations specifically require that a savings association maintain a minimum average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain mortgage-related securities and mortgage loans, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) in each calendar quarter equal to not less than 4% of the average daily balance of the savings association's net withdrawable accounts plus short-term borrowings during the preceding quarter or the amount of the association's net withdrawable accounts plus short-term borrowings at the end of the preceding calendar quarter.

        Prompt Corrective Action.    The federal banking agencies have established by regulation, for each capital measure, the levels at which an insured institution is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, and the agencies are required to take prompt corrective action with respect to insured institutions that fall below various of these capital standards. The degree of intervention mandated by federal legislation is tied to an insured institution's capital category, with increasing scrutiny and more stringent restrictions being imposed as an institution's capital declines. Any insured institution that falls below minimum capital standards must submit a capital restoration plan. An undercapitalized association also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the OTS. An institution is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, and an undercapitalized institution is prohibited from paying dividends without the prior approval of the OTS. In addition, the OTS may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives. At December 31, 2001, the Bank was classified as a "well capitalized" savings association.

        Qualified Thrift Lender Requirement.    The Bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" continue to equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months or it qualifies as a domestic building and loan association under the Internal Revenue Code. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC, (iii) shares of stock issued by any FHLB, and (iv) loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets: (i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination; (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance; (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions); (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals; (v) consumer loans, other than loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts; and (vi) shares of stock issued by Freddie Mac or Fannie Mae. For purposes of the QTL test, the term "portfolio assets" means the savings association's total assets minus goodwill and other intangible assets, the value of property used by the savings association to conduct its business, and liquid assets held by the savings association in an amount up to 20% of its total assets.

        OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payment of dividends) to those permitted for both savings associations and national banks. In order for the Bank to exercise the powers granted to federal savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL. The Bank currently qualifies as a QTL.

        Loans to One Borrower Limitations.    The HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. The HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits.

        Capital Distributions.    An OTS rule imposes limitations on all capital distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Generally, no application or notice to the OTS would be required for the Bank to pay dividends that do not exceed, when combined with all distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that the Bank would remain at least adequately capitalized following the capital distribution and would meet other specified requirements indicating that the association was well managed. For all other capital distributions, the Bank must file an application or notice with the OTS.

        Insurance of Deposits.    The deposits in the Bank are insured up to $100,000 per insured depositor (as determined by law and regulation) by the FDIC and are backed by the full faith and credit of the United States government. The deposits in the Bank are currently insured under the SAIF. The Bank is subject to quarterly payments on semiannual insurance premium assessments for its FDIC deposit insurance. The FDIC has implemented a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. Under current FDIC assessment guidelines, the Bank expects that it will not incur any FDIC deposit insurance assessments during the next fiscal year, although the current system for assigning assessment risk classifications to insured depository institutions is being reviewed by the FDIC and the deposit insurance assessments are subject to change.

        The Bank is subject to assessments for the payments on the bonds issued in the late 1980's to recapitalize the former Federal Savings and Loan Insurance Corporation. The rate of assessment for the payments on the FICO bonds for the quarter beginning on January 1, 2002 is 1.88 basis points for SAIF-assessable deposits.

        Safety and Soundness Standards.    The Bank is subject to certain standards designed to maintain the safety and soundness of individual banks and the banking system. The OTS has prescribed safety and soundness guidelines relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth and quality; (vi) earnings; and (vii) compensation and benefit standards for officers, directors, employees and principal stockholders. A federal savings association not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the OTS.

        Federal Reserve System.    Under Federal Reserve Board regulations, the Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations require that a reserve of 3% must be maintained against aggregate transaction accounts up to $42.8 million and 10% against any transaction accounts in excess of that amount. The first $5.5 million of otherwise reservable balances are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

        Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank System (the "FHLB System"). The FHLB System consists of 12 regional Federal Home Loan Banks ("FHLB") and provides a central credit facility primarily for member institutions. The Bank, as a member of FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its FHLB of Atlanta advances outstanding, or 0.3% of total assets. At December 31, 2001, the Bank was in compliance with this requirement and owned $1,604,500 of FHLB of Atlanta common stock.

        Advances from the FHLB of Atlanta are secured by a member's shares of stock in the FHLB of Atlanta and certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the FHLB of Atlanta. As of December 31, 2001, the limit on the Bank's borrowing was approximately $37,443,000. As of that date, the Bank had $29,090,000 of outstanding advances from the FHLB of Atlanta.

        Legislative and Regulatory Developments.    Effective July 1, 2001, as a result of passage of the Gramm-Leach-Bliley Act in 1999, the Bank, like all other financial institutions, was required to develop privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer's request, and establish procedures and practices to protect and secure customer data.

        Under the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Title III of the USA PATRIOT ACT, signed into law on October 26, 2001, all financial institutions, including the Bank, are subject to additional obligations to monitor and report information to U.S. law enforcement agencies concerning customers and their transactions, especially accounts maintained for foreign persons and institutions. Financial institutions are required to take special measures, including new customer identification, recordkeeping and reporting requirements and transaction restrictions, if they are involved with jurisdictions, financial institutions, or transactions of "primary money laundering concern" as determined by the Secretary of the Treasury. Enhanced due diligence is required by financial institutions that establish, maintain, or oversee private bank accounts or correspondent accounts for any "non-United States person," broadly defined. Transactions with foreign "shell banks" that do not have a physical presence in any country are prohibited. Additional information-sharing among financial institutions, regulators, and financial institutions is permitted without violating the privacy provisions of the Gramm-Leach-Bliley Act. Upon request by an appropriate federal banking agency for information about an account, a financial institution must provide or make available the information within 120 hours. All financial institutions are required to establish internal anti-money laundering programs. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted after December 31, 2001, under the Federal Deposit Insurance Act, which applies to the Bank, and the Bank Holding Company Act.

Item 2. Description of Property

        The Bank maintains its 7,756 square foot headquarters at 1700 Rockville Pike, Rockville, Maryland 20852. The Bank leases its office for $221,600 per year, and the lease expires on June 30, 2002. On May 1, 2000, the Bank opened a second office at 5600 Connecticut Avenue, Washington, DC 20015, which is 2,130 square feet. The rent for this office is $74,550 per year. On October 3, 2001, the Bank opened its third office in the Super Fresh grocery store at 12028 Cherry Hill Road, White Oak, Maryland, which is 583 square feet. The rent for this office is $46,640 per year. The Bank owns computers, peripheral equipment and furniture which are used for the purpose of providing data processing services and other administrative services to the Bank. As of December 31, 2001, the net book value of leasehold improvements and furniture and equipment was $754,932.

Item 3. Legal Proceedings

        Except as described below, other than ordinary and routine litigation incidental to the business of the Bank, the Bank is not a party to, nor is its property the subject of, any material pending legal proceedings.

        The Bank is a defendant in a lawsuit relating to collection efforts. The suit, which was filed on November 17, 1999, alleges various violations of federal law, the federal constitution and D.C. law. The plaintiff, Kingsley Anyan Wutaku, seeks damages of $10,000,000.00. However, according to the Bank, the two properties that the plaintiff alleges that he lost due to actions of the Bank were worth less than $100,000.00 in the aggregate at the time of the Bank's foreclosures. In the opinion of the Bank's counsel, the plaintiff's legal theories are not supported by the law, and the Bank should ultimately prevail.

        Howard Little, Robin Brandt, Gary Brandt, and David Goldstein have filed an action against the Bank and other defendants, including the United States of America, in the United States District Court for the Middle District of Florida. The claim arises out of statements allegedly made by former Bank personnel to Federal Investigators in 1994. Plaintiffs allege that as a result of these statements and others, the plaintiffs were wrongly indicted by a federal grand jury and were ultimately acquitted of the charges. The Bank filed a motion to dismiss the plaintiffs' claims which was denied by the court in September 2001. The initial scheduling conference has occurred and discovery is scheduled to begin shortly. Because of the infancy of the case, it is difficult to assess the plaintiffs' claims as they have yet to be articulated in any detail. The bank is currently vigorously defending the matter.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

PART II

Item 5. Market for Common Equity and Related Stockholder Matters

        The common stock of American Bank is traded over-the-counter on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "BKMD.OB." The common stock began trading on the Electronic Bulletin Board on July 14, 1998. Prior to that date, the common stock was traded on the pink sheets. As of December 31, 2001, the Bank had 1,969,531 shares of common stock outstanding held by 159 holders of record.

        The Board of Directors of the Bank declared cash dividends on August 24, 2001 and October 26, 2001 and a stock dividend on February 25, 2001. Any payment of dividends in the future will be at the sole discretion of the Bank's Board of Directors and will depend on a variety of factors deemed relevant by the Board of Directors, including, but not limited to, the Bank's earnings, capital requirements and financial condition. Moreover, payment of dividends is subject to regulatory limitations imposed by the OTS, and the Bank must meet OTS capital requirements before and after the payment of any dividends. In addition, the OTS has discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds.

        The following table sets forth the high, low and closing market price information for the common stock of the Bank for the periods indicated.

	High	Low	Close
December 31, 2001	$6.75	$6.01	$6.75
September 30, 2001	7.00	4.80	6.01
June 30, 2001	5.00	4.38	4.95
March 31, 2001	4.88	4.00	4.38
December 31, 2000	$4.75	$4.63	$4.75
September 30, 2000	5.25	4.88	4.88
June 30, 2000	5.25	4.38	4.75
March 31, 2000	5.13	4.29	4.50

        Market prices were obtained from the Bloomberg news service and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Item 6. Management's Discussion and Analysis.

        This discussion and analysis includes a description of material changes which have affected the Bank's consolidated financial condition and consolidated results of operations during the periods included in the Bank's financial statements.

        The Bank recorded net income of $865,003, or $.43 per diluted share, for the year ended December 31, 2001 as compared to net income of $602,229, or $.30 per diluted share, for the year ended December 31, 2000. The increase in net income for the twelve month period was attributable primarily to the increase in gains recognized on the sale of mortgage loans originated for sale by the mortgage division. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Financial Condition (December 31, 2001 compared to December 31, 2000)

        Total assets increased by $20.1 million, or 15.0%, at December 31, 2001 compared to December 31, 2000, such increase was due primarily to an increase in cash and cash equivalents, loans receivable, net and loans held for sale. Cash and cash equivalents increased by $12.6 million during the year ended December 31, 2001. The increase in cash and cash equivalents was due to payoffs of loans during the last month of the year and a portion of the bond portfolio being called during the last half of the year. Loans receivable, net increased by $5.3 million from December 31, 2000, with an increase of loan originations from $58.4 million during 2000 to $76.3 million during the same period in 2001. Loans held for sale increased by $7.4 million during the year ended December 31, 2001, with an increase in loans originated for resale from $37.5 million during 2000 to $88.2 million during the same period in 2001. Investment securities decreased by $6.3 million at December 31, 2001 compared to December 31, 2000.

        Nonperforming assets, net (including nonaccrual loans and real estate owned) amounted to $1.6 million at December 31, 2001 and December 31, 2000. Total nonperforming assets, net, as a percentage of total assets were 1.0% at December 31, 2001 and 1.2% at December 31, 2000.

        The following table sets forth the composition of the Bank's non-accrual loans at the dates indicated.

	December 31, 2001	December 31, 2000
Non-accrual loans:
One to four family residential mortgage loans	$848,685	$700,731
Commercial real estate loans	51,779	442,199
Construction loans	—	201,124

Total non-accrual loans	$900,464	$1,344,054

        The Bank regularly reviews the assets in its loan portfolio to determine whether any require adverse classification. On the basis of such reviews, the following assets, which include nonperforming assets, were classified at the dates indicated: substandard assets increased from $1,585,213 at December 31, 2000 to $1,747,751 at December 31, 2001, and there were no assets that were classified as doubtful or loss at December 31, 2000 and 2001. There were specific loss reserves allocated to these assets of $11,241 and $60,571 at December 31, 2000 and December 31, 2001, respectively.

        The allowance for losses on loans is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of loan activity. Such evaluation considers, among other factors, the estimated fair value of the underlying collateral, current economic conditions and historical loan loss experience. While management used available information in establishing the allowance for possible loan losses, further adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. Additions to the allowance are charged to operations; realized losses, net of recoveries, are charged to the allowance. In addition, various regulatory agencies, as part of their examination processes, periodically review the Bank's allowance for possible loan losses. Management will continue to monitor and modify allowances for loan losses as conditions dictate. Although management maintains allowances at levels that it considers adequate to provide for potential losses, there can be no assurances that such losses will not exceed the estimated amounts or that higher provisions will not be necessary in the future. The allowance for loan losses increased by $276,788 to $997,654 during the year ended December 31, 2001 when compared to the same period in 2000. The increase was primarily due to the change in the mix and the growth in the loan portfolio at December 31, 2001 and in light of current economic conditions.

        The Bank also establishes allowances for losses on real estate owned based upon their fair values. The valuations of real estate owned properties are reviewed periodically (at least quarterly) and updated as necessary based on the Bank's expectations of holding periods, sales activity and other changes in market conditions. Based on available information, management believes that current loss reserves are adequate. There can be no assurance, however, that additional loss provisions will not be necessary in the future.

        The Bank had net unrealized gains of $10,567 on its investment securities available-for-sale portfolio at December 31, 2001. The amortized cost of this portfolio was $17.2 million at that date. There were net unrealized gains of $14,465 on its investment securities held-to-maturity portfolio as of December 31, 2001, with an amortized cost of $5.4 million at that date. The Bank's investment securities portfolio includes agency obligations, mortgage-backed securities, collateralized mortgage obligations and a trust preferred security. The Bank's investment securities available-for-sale increased by $9.4 million during the year ended December 31, 2001 due to the purchase of $13.5 million of mortgage-backed securities, collateralized mortgage obligations and a trust preferred security less the repayment of principal on mortgage-backed securities and collateralized mortgage obligations. The investment securities held-to-maturity portfolio has decreased by $15.7 million due to the proceeds from maturing agency obligations and the repayment of principal on mortgage-backed securities. The Bank's total investment securities portfolio decreased by $6.3 million during 2001.

        Deposits increased by $20.8 million from year-end 2000 to year-end 2001. Money market accounts increased by $18.5 million, checking accounts increased by $2.7 million and statement savings accounts increased by $1.1 million, while certificates of deposits decreased by $1.4 million during that time. Deposits had an average interest rate of 4.15% at December 31, 2001. During the year ended December 31, 2001, the Bank's advances from the Federal Home Loan Bank increased by $2.6 million. The Federal Home Loan Bank advances had an average interest rate of 5.45% at December 31, 2000. Also during the year ended December 31, 2001, the Bank's other borrowings, which were comprised of a reverse repurchase agreement, decreased by $7.0 million. There were no other borrowings at December 31, 2001.

        The Bank's stockholders' equity increased by $849,772 to $14.2 million at December 31, 2001 compared to $13.3 million at December 31, 2000. The increase was due to current period earnings and net unrealized holding gains on investments available for sale. At December 31, 2001, the Bank was considered "well capitalized" under regulatory definitions.

Results Of Operations

        The Bank's operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and borrowings). The Bank's operating results are also affected by its other income (primarily gain on sale of loans, collection of late fees and service charges) and its operating expenses (primarily salaries and administrative costs).

        The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Non-accrual loans are included in the loans category.

	December 31, 2001			December 31, 2000
	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-earning assets:
Loans	$112,176,126	$9,510,958	8.48%	$79,667,294	$7,397,746	9.29%
Investment and mortgage-backed securities	23,695,143	1,513,038	6.39	32,624,403	2,343,897	7.16
Other	6,581,245	248,812	3.78	2,048,763	119,236	5.82

Total interest-earning assets	$142,452,514	$11,272,808	7.91	$114,340,460	$9,860,881	8.62

Interest-bearing liabilities:
Deposits	$100,807,795	$5,336,052	5.29	$73,545,541	$4,264,683	5.80
FHLB advances & other borrowings	29,143,333	1,685,592	5.78	28,769,146	1,819,390	6.32

Total interest-bearing liabilities	$129,951,128	$7,021,644	5.40	$102,314,687	$6,084,073	5.95

Average interest rate spread			2.51			2.68
Net interest margin			2.98			3.30

        The following table allocates the period-to-period changes in the Bank's various categories of interest income and interest expense between the changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume). Changes due to changes in rate-volume (change in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.

	Year Ended December 31, 2001 v. 2000
	Rate	Volume	Rate/Volume	Total
Loans	$(643,080)	$3,018,705	$(262,413)	$2,118,212
Investment securities	(260,687)	(641,522)	71,350	(830,859)
Other	(41,782)	263,790	(92,434)	129,574

Total interest-earning assets	$(945,549)	$2,640,974	$(283,498)	$1,411,927

Deposits	$(371,702)	$1,580,855	$(137,784)	$1,071,369
FHLB advances & other borrowings	(155,440)	23,664	(2,022)	(133,798)

Total interest-bearing liabilities	$(527,142)	$1,604,519	$(139,806)	$937,571

Net	$(418,406)	$1,036,455	$(143,692)	$474,356

        General.    The Bank recorded net income of $865,003, or $.43 per diluted share, for the year ended December 31, 2001 as compared to net income of $602,229, or $.30 per diluted share, for the year ended December 31, 2000. The increase in net income for the twelve month period was attributable primarily to the increase in gains recognized on the sale of mortgage loans originated for sale by the mortgage division. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Net interest income, after provision for loan losses, increased by $131,200 when compared to 2000. Other income increased by $903,897 and operating expenses increased $618,446 during the year ended December 31, 2001 compared to the same period in 2000. The increase in other income was primarily due to an increase in gains on sale of loans offset by the proceeds received in a lawsuit judgment during 2000. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses.

        Net interest income.    The Bank's net interest income, before provision for loan losses, increased by $474,357 to $4.3 million during the year ended December 31, 2001 as compared to $3.8 million during 2000. The increase was primarily due to the increase in average volume of interest-earning assets and a decrease in cost of funds, offset by the increase in average volume of interest-bearing liabilities and a decrease in yield earned on interest-earning assets. Average interest-earning assets increased by $28.1 million when compared to the same period in 2000. Average loans outstanding for the year ended December 31, 2001 increased by $32.5 million when compared to the same period in 2000. The Bank is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. As a result, the Bank's net interest margin tends to compress, and growth in net interest income tends to slow in a falling interest rate environment.

        Provision for Loan Losses.    The Bank's provision for loan losses increased by $343,157 to $460,966 during 2001 compared to $117,809 during 2000. The increase was due to the Bank providing additional reserves in the current year based on the periodic reviews of the underlying collateral securing the loans. In addition, more reserves were needed due to the change in mix and the growth of loans that have a higher inherent risk and in light of current economic conditions. Total loan loss reserves as a percentage of average net loans were 0.89% at December 31, 2001 and 0.90% at December 31, 2000.

        Other Income.    The Bank's other non-interest income increased $903,897 to $2,159,462 during 2001 compared to $1,255,565 during the same period in 2000. The increase was due to gains recognized on the sale of loans held-for-sale from the mortgage division offset by the proceeds from a lawsuit judgment in 2000. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Operating Expense.    The Bank's operating expenses increased by $618,446 to $4,553,430 during 2001 compared to $3,934,984 during 2000. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses and occupancy expenses offset slightly by the decrease in legal fees. The increase in compensation & employee benefit expenses was primarily due to more commissions paid to loan officers in the mortgage division, which correlates to the increase in gains from the sale of loans, and additional staff hired as the Bank expands. The increase in occupancy expenses is primarily due to additional branches opening during the year of 2000 and 2001. Legal expenses decreased due to expenses incurred during 2000 relating to a lawsuit, and no such expenses were incurred during 2001.

Forward-Looking Statements

        Certain statements in Management's Discussion and Analysis are forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties and other factors related to the Bank's businesses. The financial services market generally, and the market for the Bank's products and services specifically, is characterized by a high degree of competition and rapidly changing local, national and global market, financial and economic conditions. Such developments, as well as unforeseen developments in the financial services industry, could have an adverse impact on the Bank's financial position and results of operations.

Item 7. Financial Statements

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2001	2000
ASSETS
Cash	$4,610,779	$1,290,433
Interest bearing deposits in other banks	9,825,157	811,055
Federal funds sold & securities purchased under agreements to resell	856,000	621,000
Investment securities, available for sale (Note 2)	17,227,287	7,841,680
Investment securities, held to maturity (Note 2)	5,387,569	21,104,133
Loans receivable, net (Note 3)	97,286,030	91,953,306
Loans held for sale	12,524,227	5,081,228
Foreclosed real estate, net (Note 4)	786,716	229,918
Accrued interest receivable, net	626,925	1,061,136
Premises and equipment, net (Note 5)	754,932	667,001
Federal Home Loan Bank of Atlanta stock, at cost (Note 6)	1,604,500	1,325,000
Income tax refund receivables	99,096	127,778
Deferred income taxes, net (Note 11)	522,668	416,894
Cash surrender value of life insurance	1,605,924	1,279,133
Other assets	551,127	361,838

Total assets	$154,268,937	$134,171,533

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Checks outstanding in excess of Bank balances	$20,588	$326,160
Deposits (Note 7)	104,353,094	83,517,366
Official checks	4,422,856	2,478,086
Advances from the Federal Home Loan Bank (Note 8)	29,090,000	26,500,000
Other borrowings (Note 9)	—	7,000,000
Advance payments by borrowers for taxes and insurance	244,347	141,798
Accrued expenses and other liabilities	1,943,376	863,219

Total liabilities	$140,074,261	$120,826,629

Commitments and contingencies (Note 3, 10, 15 and 16)
Stockholders' Equity (Note 12 and 13)
Preferred stock, par value $1 per share, authorized 10,000,000 shares, no shares issued and outstanding in 2001 and 2000	$—	$—
Common stock, par value $1 per share, authorized 10,000,000 shares, issued and outstanding 1,969,531 shares in 2001 and 1,875,809 shares in 2000	1,969,531	1,875,809
Additional paid-in capital	8,460,130	8,155,534
Retained earnings—substantially restricted	3,758,528	3,370,624
Accumulated other comprehensive income	6,487	(57,063)

Total stockholders' equity	14,194,676	13,344,904

Total liabilities and stockholders' equity	$154,268,937	$134,171,533

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	2001	2000
Interest Income
Interest and fees on loans (Note 3)	$9,510,958	$7,397,745
Interest and dividends on investments	1,513,038	2,343,897
Other interest income	248,812	119,238

Total interest income	11,272,808	9,860,880
Interest Expense
Interest on deposits (Note 7)	5,336,052	4,264,683
Interest on borrowings	1,685,592	1,819,390

Total interest expense	7,021,644	6,084,073

Net interest income	4,251,164	3,776,807
Provision for loan losses (Note 3)	460,966	117,809

Net interest income after provision for loan losses	3,790,198	3,658,998
Other Income
Loan service charges & late fees	115,420	113,805
Gain on sale of loans	1,952,491	963,327
Deposit service charges	91,551	60,373
Lawsuit proceeds	—	115,000
Gain on sale of securities	—	3,000
Other	—	60

Total other income	2,159,462	1,255,565

Non-Interest Expenses
Salaries and related expenses	2,762,277	2,250,737
Occupancy expense, net	544,392	467,677
Deposit insurance premiums	55,796	45,988
Legal and professional expenses	183,206	237,809
Data processing	250,902	224,007
Net cost of operations of foreclosed real estate	87,797	39,546
Other expenses	669,060	669,220

Total non-interest expenses	4,553,430	3,934,984

Net income before income taxes	1,396,230	979,579
Provision for income taxes (Note 11)	531,227	377,350

Net income	$865,003	$602,229

Basic Earnings Per Common Share	$0.44	$0.30

Diluted Earnings Per Common Share	$0.43	$0.30

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR YEARS ENDED DECEMBER 31, 2001 AND 2000

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance—January 1, 2000	$1,830,312	$7,778,019	$3,191,407	$(217,132)	$12,582,606
Net income for 2000			602,229
Net change in unrealized gains on available-for-sale securities, net of taxes of $100,454				160,069
Comprehensive income					762,298
Five percent stock dividend	91,462	331,550	(423,012)
Retirement of common stock received in lawsuit	(45,965)	45,965
Balance—December 31, 2000	$1,875,809	$8,155,534	$3,370,624	$(57,063)	$13,344,904
Net income for 2001			865,003
Net change in unrealized gains on available-for-sale securities, net of taxes of $39,985				63,550
Comprehensive income					928,553
Five percent stock dividend	93,722	304,596	(398,318)
Cash dividend			(78,781)		(78,781)

Balance—December 31, 2001	$1,969,531	$8,460,130	$3,758,528	$6,487	$14,194,676

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000
Operating Activities
Net income	$865,003	$602,229
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities
Net accretion of discounts and amortization of premiums	9,649	3,812
Provision for loan losses	460,966	117,809
Gain on sale of investment securities—AFS	—	(3,000)
Loan fees deferred	194,745	301,486
Amortization of deferred loan fees	(324,305)	(337,779)
Loans originated for resale	(88,231,754)	(37,475,757)
Gain on sale of loans	(1,952,491)	(963,327)
Proceeds from sales of loans originated for resale	82,741,246	38,628,377
Provision for loss on foreclosed real estate	49,330	34,320
Net gain on sale of foreclosed real estate	(282)	(8,085)
Decrease (increase) in interest receivable	434,211	(265,654)
Depreciation and amortization	182,531	127,261
Decrease in income tax refund receivable	28,682	19,637
(Increase) decrease in deferred income taxes	(145,759)	10,153
Increase in other assets	(189,289)	(294,402)
Decrease in income taxes payable	—	(16,773)
Increase in other liabilities	1,080,157	299,081

Net cash (used in) provided by operating activities	$(4,797,360)	$779,388
Investing Activities
Proceeds from sales and maturities of investment securities	$982,500	$3,974,000
Purchase of investment securities—AFS	(13,528,104)	(963,750)
Proceeds from maturing investment securities—HTM	18,575,000	—
Purchase of investment securities—HTM	(2,998,773)	(3,000,000)
Principal collected on mortgage backed securities	3,290,648	1,075,191
Principal collected on loans	70,109,300	34,111,243
Loans originated or acquired	(76,317,827)	(58,377,058)
Funds advanced on foreclosed real estate	—	(11,059)
Proceeds from the sale of foreclosed real estate	42,123	183,536
Purchases of premises and equipment	(270,462)	(519,280)
Purchase of stock in the Federal Home Loan Bank	(279,500)	(525,000)
Investment in life insurance policies	(326,791)	(1,279,133)

Net cash used by investing activities	$(721,886)	$(25,331,310)

Financing Activities
Decrease in checks outstanding in excess of bank balances	$(305,572)	$(658,379)
Increase (decrease) in demand deposits, NOW accounts, savings accounts, official checks and advances by borrowers for taxes and insurance	24,270,170	(1,567,609)
Net (decrease) increase in certificates of deposit	(1,387,123)	20,212,959
Net proceeds from borrowings	(4,410,000)	7,420,000
Cash dividend	(78,781)	—

Net cash provided by financing activities	18,088,694	25,406,971

Increase in cash equivalents	12,569,448	855,049
Cash and cash equivalents at beginning of year	2,722,488	1,867,439

Cash and cash equivalents at end of year	$15,291,936	$2,722,488

Reconciliation of Cash and Cash Equivalents at End of Year
Cash	$4,610,779	$1,290,433
Interest bearing deposits in other banks	9,825,157	811,055
Federal funds	856,000	621,000

Cash and cash equivalents at end of year	$15,291,936	$2,722,488

Other Cash Flow Information
Interest paid	$7,186,010	$5,912,472
Income taxes paid	648,304	364,331
Net loan amount transferred to foreclosed real estate	647,969	31,972
Stock dividend	398,318	423,012

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

Note 1:    Summary of Significant Accounting Policies

        American Bank (the "Bank") is a federally chartered stock savings bank. The following items comprise the significant accounting policies which the Bank and its subsidiary follow in preparing and presenting their consolidated financial statements.

        A.    Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, American Savannah Land Corporation ("A.S.L.C."). All significant intercompany accounts and transactions have been eliminated in consolidation.

        The Bank's primary business activity is attracting deposits from the general public and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies, including its primary federal regulator, the Office of Thrift Supervision ("OTS") and undergoes periodic examinations by those regulatory authorities.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loans losses, the valuation of foreclosed real estate and the valuation allowances for deferred tax assets.

        B.    Investments and Mortgage Backed Securities

        Management classifies all of its investments and mortgage backed securities as either held-to-maturity or available-for-sale. Held-to-maturity securities are those securities which management has the positive intention and ability to hold to maturity and therefore carries those items at cost adjusted for amortization of discount on purchase. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Amortization is computed using the level yield method over the life of the security. Gains and losses on the sale of investments and mortgage backed securities are determined using the specific-identification method.

        C.    Loan Origination and Commitment Fees and Discounts

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan over its contractual life.

        D.    Allowance for Loan Losses

        An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

        E.    Foreclosed Real Estate

        Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense.

        F.    Premises and Equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the respective assets by use of the straight-line method. The estimated useful lives are as follows:

Furniture and equipment	5 to 10 years
Leasehold improvements	Lesser of expected life of asset or term of lease (currently 7.5 years)

        G.    Income Taxes

        Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence.

        H.    Cash and Cash Equivalents

        Cash, interest bearing deposits in other banks with an original maturity of less than 90 days and federal funds sold have been included in cash and cash equivalents for reporting cash flows.

        I.    Stock-Based Compensation

        The Bank has elected to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock.

        J.    Basic and Diluted Earnings Per Share

        Basic Earnings Per Share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options based on the "treasury stock" method. Information relating to the calculation of net income per share of common stock is summarized for the years ended December 31, as follows:

	2001	2000
Net Income	$865,003	$602,229

Weighted Average Shares Outstanding basic EPS	1,969,531	1,985,104
Dilutive effect of stock options	46,282	17,119

Adjusted weighted average shares used for dilutive EPS	2,015,813	2,002,223

        K.    Reclassification

        Certain prior year's amounts have been reclassified to conform to the current year's method of presentation.

Note 2:    Investment Securities

        Investment securities are summarized as follows at December 31:

	Amortized Cost	Gross Unrealized Gains		Fair Value
Available for sale
2001:
Mortgage-backed securities	$16,959,220	$50,476	$41,109	$16,968,587
Other securities	257,500	1,200	—	258,700

	$17,216,720	$51,676	$41,109	$17,227,287

2000:
Mortgage-backed securities	$6,934,648	—	$75,468	$6,859,180
US Government securities	1,000,000	—	17,500	982,500

	$7,934,648	—	$92,968	$7,841,680

Held-to-maturity
2001:
Mortgage-backed securities	$390,796	$15,932	—	$406,728
US Government securities	4,996,773	14,353	15,820	4,995,306

	$5,387,569	$30,285	$15,820	$5,402,034

2000:
Mortgage-backed securities	$551,583	$7,906	—	$559,489
US Government securities	20,552,550	12,128	342,405	20,222,273

	$21,104,133	$20,034	$342,405	$20,781,762

        Investment securities have scheduled maturities as follows at December 31, 2001:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for sale
After 10 years	$17,216,720	$51,676	$41,109	$17,227,287

Held-to-maturity
After 5 years before 10 years	139,174	7,421	—	146,595
After 10 years	5,248,395	22,864	15,820	5,255,439

	$5,387,569	$30,285	$15,820	$5,402,034

        No gains or losses were realized during the year ended December 31, 2001. There was $3,000 gain on sale of securities recognized during the year ended December 31, 2000.

Note 3:    Loans Receivable

        A summary of loans receivable at December 31, 2001 and 2000 follows:

	2001	2000
Real Estate Mortgage Loans
One to four family residential mortgage loans	$27,866,802	$41,044,845
Multifamily residential mortgage loans	1,657,571	1,695,713
Commercial real estate loans	12,955,617	10,010,606
Construction loans	37,131,061	33,301,310
Second mortgage loans	750,957	913,645
Land loans	10,894,847	7,837,635
Corporate Loans
Secured corporate loans	2,165,835	1,860,092
Unsecured corporate loans	1,198,466	522,263
Consumer Loans
Marine loans	18,470,026	10,881,954
Home equity lines of credit	1,631,163	224,122
Other consumer loans	321,893	39,344

	115,044,238	108,331,529
Undisbursed portion of loans in process	(16,521,084)	(15,288,326)
Deferred loan origination fees	(239,470)	(369,031)
Allowance for loan losses	(997,654)	(720,866)

Net loans receivable	$97,286,030	$91,953,306

        Transactions in the allowance for loan losses during 2001 and 2000 were as follows:

	2001	2000
Balance, beginning of year	$720,866	$694,287
Provision charged to operations	460,966	117,809
Loans charged off	(184,583)	(113,421)
Recoveries	405	22,191

Balance, end of year	$997,654	$720,866

        Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

        A substantial amount of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland, Virginia and the District of Columbia. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects. The Bank generally does not lend more than 80% of purchase price or appraised value on the marine loans.

        A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. There were no impaired loans during the years ended December 31, 2001 and December 31, 2000.

        Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $900,464 and $1,344,054 at December 31, 2001 and 2000, respectively. The Bank was not committed to fund additional amounts on these loans at December 31, 2001.

        Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2001	2000
Interest income that would have been recorded	$222,338	$250,248
Interest income recognized	42,717	24,286

Interest income not recognized	$179,621	$225,962

        The Bank services loans for others. The amount of such loans serviced is $4,695,905 and $6,729,537 at December 31, 2001 and 2000, respectively. Custodial escrow balances maintained in connection with these loans were approximately $475 and $13,853 at December 31, 2001 and 2000, respectively.

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments are limited to commitments to originate mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

        The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        At December 31, 2001, the Bank had outstanding commitments to originate mortgage loans of $3,250,000 and non-mortgage loans of $2,356,516. Commitments for adjustable rate loans totaled $3,400,000 with rates of prime plus 0.5% to prime plus 2.5% and commitments for fixed rate loans totaled $2,206,516 with rates of 6.50% to 9.50%. At December 31, 2000, the Bank had outstanding commitments to originate mortgage loans of $188,000 and non-mortgage loans of $2,277,647. Commitments for adjustable rate loans totaled $572,387 with rates of 7.75% to prime plus 1.0% and commitments for fixed rate loans totaled $1,893,260 with rates of 8.0% to 8.25%.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31, 2001
Loan commitments	$5,606,516
Unused lines of credit	1,738,206
Letters of credit	595,261

        Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

        The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2001 as a liability for credit loss.

Note 4:    Foreclosed Real Estate

        Real estate acquired through foreclosure consists primarily of residential property, land and income producing commercial property. A summary of real estate acquired through foreclosure at December 31, 2001 and 2000 follows:

	2001	2000
Real estate acquired through foreclosure, at fair value at date of foreclosure	$847,287	$241,159
Allowance for losses	(60,571)	(11,241)

	$786,716	$229,918

        Transactions in the allowance for real estate losses during 2001 and 2000 were as follows:

	2001	2000
Balance, beginning of year	$11,241	$51,762
Provision for loss on foreclosed real estate	49,330	34,320
Charge-offs	—	(74,841)

Balance, end of year	$60,571	$11,241

        The provision for loss on foreclosed real estate for the year ended December 31, 2001 consists of losses of $49,330 on write downs to fair value less estimated disposal cost.

Note 5:    Premises and Equipment

        A summary of premises and equipment at December 31, 2001 and 2000 follows:

	2001	2000
Furniture and equipment	$1,178,743	$1,002,117
Leasehold improvements	662,986	569,150

	1,841,729	1,571,267
Less—accumulated depreciation and amortization	(1,086,797)	(904,266)

	$754,932	$667,001

        Depreciation and amortization expense for the years ended December 31, 2001 and 2000 totaled $182,531 and $127,261, respectively.

Note 6:    Investment in Federal Home Loan Bank of Atlanta Stock

        The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount not less than 1% of the unpaid principal balances of the Bank's residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB or 0.3% of its total assets, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7:    Deposits

        A summary of deposits at December 31, 2001 and 2000 are as follows:

	2001	Weighted Average Interest Rate	2000	Weighted Average Interest Rate
Statement savings	$1,335,630	3.40%	$273,702	3.25%
NOW & Business accounts	6,943,241	1.40	4,291,096	1.52
Money market deposits	29,467,909	3.51	10,959,131	5.11
Certificates of Deposit		4.74		6.64

Under $100,000	49,514,330		50,858,414
$100,000 and over	17,091,984		17,135,023

	$104,353,094		$83,517,366

        The certificates of deposit mature as follows:

2002	$56,489,014
2003	6,977,071
2004	1,276,783
2005	1,567,384
2006	296,062

$66,606,314

        Deposits in the Bank are insured to applicable limits by the Savings Association Insurance Fund of Federal Deposit Insurance Corporation ("FDIC").

        Interest expense on deposits by type for the years ended December 31, 2001 and 2000 was as follows:

	2001	2000
Statement savings	$30,166	$15,291
NOW savings	93,374	83,264
Money market deposits	796,807	604,298
Certificates of deposit	4,415,705	3,561,830

	$5,336,052	$4,264,683

        Interest forfeitures by customers due to early withdrawals on certificates of deposit are credited to interest expense on savings accounts in the statements of operations. Such amounts totaled approximately $5,012 and $6,096 during the years ended December 31, 2001 and 2000, respectively.

Note 8:    Advances From The Federal Home Loan Bank

        Advances from the FHLB of Atlanta were $29,090,000 at December 31, 2001. These advances consist of $18,500,000 advances that have fixed maturity dates with call options by the FHLB of Atlanta, one $5,000,000 advance that has a fixed interest rate of 5.40% with a maturity date of January 8, 2004, one $5,000,000 advance that has a fixed interest rate of 4.79% with a maturity date of April 7, 2003 and one $590,000 advance that has a fixed interest rate of 4.34% with a maturity date of

May 2, 2002. The advances that have fixed maturity dates with call options by the FHLB of Atlanta are as follows:

  •
  $5,000,000 advance has a maturity date of March 2010 with a quarterly call feature beginning in March 2002. This advance is at a fixed interest rate of 5.71% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of February 2010 with a quarterly call feature beginning in February 2002. This advance is at a fixed interest rate of 5.85% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of June 2008 with a one-time call feature in June 2003. This advance is at a fixed interest rate of 5.51% and the FHLB of Atlanta can convert the advance in June 2003 to a three (3) month LIBOR-based floating rate advance.

  •
  $3,500,000 advance has a maturity date of November 2010 with a quarterly call feature beginning in November 2002. This advance is at a fixed interest rate of 5.62% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

        The maximum amount of FHLB advances outstanding at any month-end during the year ended December 31, 2001 was $31,500,000. The average amount of outstanding advances for the year ended December 31, 2001 was $29,143,333. The weighted average interest rate on these advances during the year ended December 31, 2001 was 5.76%.

        Advances from the FHLB of Atlanta were $26,500,000 at December 31, 2000. These advances consist of $18,500,000 advances that have fixed maturity dates with call options by the FHLB of Atlanta, one $5,000,000 advance that has a fixed interest rate of 7.08% with a maturity date of June 30, 2001 and one $3,000,000 advance that reprices daily based on the overnight Federal funds rate. The advances that have fixed maturity dates with call options by the FHLB of Atlanta are as follows:

  •
  $5,000,000 advance has a maturity date of March 2010 with a quarterly call feature beginning in March 2001. This advance is at a fixed interest rate of 5.71% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of February 2010 with a quarterly call feature beginning in February 2001. This advance is at a fixed interest rate of 5.85% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of June 2008 with a one-time call feature in June 2003. This advance is at a fixed interest rate of 5.51% and the FHLB of Atlanta can convert the advance in June 2003 to a three (3) month LIBOR-based floating rate advance.

  •
  $3,500,000 advance has a maturity date of November 2010 with a quarterly call feature beginning in November 2002. This advance is at a fixed interest rate of 5.62% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

        The maximum amount of FHLB advances outstanding at any month-end during the year ended December 31, 2000 was $26,500,000. The average amount of outstanding advances for the year ended December 31, 2000 was $20,407,661. The weighted average interest rate on these advances during the year ended December 31, 2000 was 6.13%.

        At December 31, 2001, the following assets were pledged as collateral under a blanket floating lien collateral agreement to secure the advances from the FHLB of Atlanta: all stock in the FHLB; $11,537,636 book value of investment securities with a market value of $11,583,764, residential mortgage loans with aggregate principal balances of $27,067,241 and commercial mortgage loans with aggregate principal balances of $11,118,107. The Bank is required to be a member of the Federal Home Loan Bank System and to maintain an investment in the stock of the FHLB not less than 1% of the unpaid principal balance of its residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB, or 0.3% of its total assets, whichever is greater.

Note 9:    Other Borrowed Money

        The Bank enters into sales of securities under agreements to repurchase the same securities. Adjustable rate coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities, and the broker retains possession of the securities collateralizing the reverse repurchase agreements.

        The Bank did not have any other borrowed money at December 31, 2001. The Bank had $7,000,000 of other borrowed money at December 31, 2000 and repaid the entire amount during the month of January 2001. The Bank did not have any other borrowed money throughout the year ended December 31, 2001. The average amount of outstanding other borrowings for the year ended December 31, 2001(all of which was in January 2001) was $411,290. The weighted average interest rate on these borrowings during the year ended December 31, 2001 was 4.73%. At December 31, 2001, U.S. Agency, collateralized mortgage obligation securities and preferred trust securities were pledged as collateral under the reverse repurchase agreements; $8,068,654 book value of investment securities with a market value of $8,063,378.

        The Bank had $7,000,000 of other borrowed money at December 31, 2000 with daily maturities. The maximum amount of other borrowed money at any month-end during the year ended December 31, 2000 was $12,980,000. The average amount of outstanding other borrowings for the year ended December 31, 2000 was $8,361,485. The weighted average interest rate on these borrowings during the year ended December 31, 2000 was 6.77%. At December 31, 2000, U.S. Agency and collateralized mortgage obligation securities were pledged as collateral under the reverse repurchase agreements; $14,603,366 book value of investment securities with a market value of $14,358,861.

Note 10:    Contingent Liabilities

        The Bank is involved in various legal actions involving routine litigation incidental to its business operation. Management is of the opinion that their outcome will not have a significant effect on the Bank's consolidated financial statements.

Note 11:    Income Taxes

        Income taxes for the years ended December 31, 2001 and 2000 are comprised of the following:

	2001	2000
Current
Federal expense	$581,372	$299,937
State expense	95,714	67,260

	677,086	367,197
Deferred
Federal expense (benefit)	(119,421)	8,313
State expense (benefit)	(26,438)	1,840

	(145,859)	10,153
Total	$531,227	$377,350

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

	2001	2000
Deferred Tax Assets:
Allowance for losses	$408,687	$282,740
Reserve for uncollected interest	108,653	129,449
Unrealized holding losses	—	35,905
Other	81,900	41,192

Total gross deferred tax assets	599,240	489,286
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	72,392	72,392
Unrealized holding gains	4,180	—

Total gross deferred tax liabilities	76,572	72,392

Net deferred tax assets	$522,668	$416,894

        The difference between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 2001 and 2000 is shown below:

	Percent of Pretax Loss
	2001	2000
Statutory federal income tax	34.0%	34.0%
Increase (Reduction) From
State income tax net of federal income tax benefit	3.2%	4.7%
Deferred tax valuation allowance adjustment	—	—
Other	0.8%	(0.2)%

	38.0%	38.5%

        As a savings association, the Bank was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income for the year beginning December 1, 1987 through December 31, 1995. Beginning January 1, 1996 the percentage of taxable income method of computing the Bank's tax bad debt deduction is no longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at December 31, 1987 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2000 and 1999 include $1,182,812, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $456,802.

Note 12:    Deferred Compensation Agreement

        During the year ended December 31, 2000, the Bank entered into a new deferred compensation agreement with all of its present directors. Under the agreement the directors' deferred compensation will be paid from the proceeds in excess of cash value of a split dollar whole life insurance policy. The cost of the insurance is charged to operations as incurred. There was no expense recorded during the year ended December 31, 2001. The expense during the year ended December 31, 2000 was $6,000.

Note 13:    Stock Option Plan

        During the year ended December 31, 1995, the Bank granted officers and directors options for the purchase of 15,000 shares of stock at $10.60 per share, which approximated book value at December 31, 1994. At the 1996 Annual Shareholders meeting, the shareholders voted to reduce the exercise price of these options to $3.00 per share. Options became exercisable in five equal annual installments beginning January 1, 1996 and all unexercised options will expire December 31, 2005. Furthermore, at the 1996 Annual Shareholders meeting, an additional 30,000 shares were set aside for the 1996 Option Plan. Options granted under the 1996 Option Plan became exercisable in five equal annual installments beginning January 1, 1997 and all unexercised options will expire December 31, 2006. The options are not issued pursuant to a qualified option plan under the Internal Revenue Code. All of the options under the 1996 Option Plan have been issued to officers and directors.

        At the 1998 Annual Shareholders meeting, an additional 141,000 shares were authorized. Of these 141,000 shares, options for 91,000 shares were available for grant to officers and options for the remaining 50,000 shares were available for grant to the directors. Options granted to officers under the 1998 Option Plan will become exercisable in five equal annual installments beginning January 1 of the year the option is granted and all unexercised options will expire December 31, 2008. Options granted to directors under the 1998 Option Plan will become exercisable on the date of grant and all unexercised options will expire on December 31, 2008. At the 2000 Annual Shareholders meeting, the 1998 Option Plan was amended to increase the number of options authorized under the 1998 Option Plan from 141,000 to 231,000. Of these options, 181,000 shares were available for grant to officers and the remaining options for 50,000 shares were available for grant to the directors. During the years ended December 31, 2001 and December 30, 2000, the Board of Directors declared and paid a five percent stock dividend. The five percent stock dividend increased the total number of shares set aside for the 1998 Option Plan to 249,952. A total of 136,593 of the options under the 1998 Option Plan have been issued to officers and directors as of December 31, 2001.

        The following table, with the prior years' shares outstanding and weighted average exercise price adjusted for the five percent stock dividend, summarizes the status of and changes in the Company's stock option plan during the past two years:

	Shares	Weighted Average Exercise Price
Outstanding Options at December 31, 1999	141,795	$3.99
Options granted during 2000	20,500	$4.35
Options expired during 2000	—	—

Outstanding Options at December 31, 2000	162,295	$4.04
Options granted during 2001	24,350	$4.42
Options expired during 2001	(440)	$4.31

Outstanding Options at December 31, 2001	186,205	$4.07

Exercisable at December 31, 2001	150,501

        SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Bank to make certain disclosures as if the fair value method of accounting had been applied to the Bank's stock option grants made subsequent to 1994. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 2001 using the Black-Scholes Option-Pricing model with the following relevant assumptions: risk-free interest rate of 5.19 to 5.48% and expected life of 10 years. The assumption for expected volatility was 0.4446. Had 2001 compensation cost been determined including the weighted-average estimate of fair value of options vested of $2.30, the Bank's net income would be reduced to proforma amount of $830,889. Proforma earnings, basic and diluted, per share would have been $0.42 and $0.41, respectively, in fiscal year 2001. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 2000 using the Black-Scholes Option-Pricing model with the following relevant assumptions: risk-free interest rate of 6.05 to 6.26% and expected life of 10 years. The assumption for expected volatility was 0.3607. Had 2000 compensation cost been determined including the weighted-average estimate of fair value of options vested of $2.41, the Bank's net income would be reduced to proforma amount of $557,815. Proforma earnings, basic and diluted, per share would have been $0.28 and $0.28, respectively, in fiscal year 2000.

Note 14:    Retained Earnings

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity. The Bank has ample liquidity to meet its outstanding loan commitments.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2001, the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2001, the Bank met the standards to be "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

December 31, 2001:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
Tangible(1)	$14,194,676	9.2%	$2,314,034	1.5%	N/A	N/A
Core(1)	14,194,676	9.2%	6,170,757	4.0%	9,256,136	6.0%
Tier 1 Capital(2)	14,194,676	15.1%	N/A	N/A	4,686,106	5.0%
Risk-weighted(2)	$15,089,958	16.1%	$7,497,770	8.0%	$9,372,213	10.0%

December 31, 2000:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
Tangible(1)	$13,344,904	10.0%	$2,010,680	1.5%	N/A	N/A
Core(1)	13,344,904	10.0%	5,361,813	4.0%	8,042,719	6.0%
Tier 1 Capital(2)	13,344,904	16.7%	N/A	N/A	3,985,550	5.0%
Risk-weighted(2)	$14,065,770	17.6%	$6,376,880	8.0%	$7,971,100	10.0%

(1)
To adjusted total assets.

(2)
To risk weighted.

        OTS regulations limit the payment of dividends and other capital distributions by the Bank. Generally, no application or notice to the OTS is required for the Bank to pay dividends that do not exceed, when combined with all other distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that (I) the Bank would remain at least adequately capitalized following the capital distribution, (ii) the capital distribution does not raise safety or soundness concerns, and (iii) the capital distribution does not violate a prohibition in any statute, regulation, agreement between the Bank and the OTS or a condition imposed on the Bank by the OTS.

Note 15:    Commitments

        The Bank leases certain offices under an operating lease agreement. Rental expense for the years ended December 31, 2001 and 2000 was $312,573 and $275,325, respectively. Scheduled minimum rental payments under the operating lease agreement for succeeding years are as follows:

2002	$231,578
2003	133,287
2004	138,599
2005	147,514
2006	132,979
thereafter	227,200

Note 16:    Retirement Plan

        The Bank has a defined contribution retirement plan. All employees are eligible for plan benefits and become fully vested after 5 years of service. Contributions are made according to each employee's compensation. No minimum annual contribution by the Bank is required. The Bank made contributions of $14,208 in 2001 and $9,662 in 2000.

Note 17:    Related Party Transactions

        Directors and officers of the Bank are permitted to borrow from the Bank to the extent permitted by applicable law and the regulations. The following table shows the activity during the years ended December 31, 2000 and 2001:

Balance at December 31, 1999	$2,422,647
Loans made during 2000	428,900
Repayments during 2000	21,469

Balance at December 31, 2000	2,830,078
Loans made during 2001	—
Repayments during 2001	519,517

Balance at December 31, 2001	$2,310,561

Note 18:    Disclosures About The Fair Value of Financial Instruments

        Fair value information which pertains to the Bank's financial instruments is based on the requirements set forth in SFAS No. 107 and does not purport to represent the aggregate net fair value of the Bank. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amount which will actually be realized or paid upon settlement or maturity could be significantly different.

        The fair value of financial instruments is summarized as follows:

	December 31, 2001		December 31, 2000
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$15,291,936	$15,291,936	$2,722,488	$2,722,488
Investment securities, available for sale	17,227,287	17,227,287	7,841,680	7,841,680
Investment securities, held to maturity	5,387,569	5,402,034	21,104,133	20,781,762
Loans receivable, net	97,286,030	100,575,694	91,953,306	92,597,000
Loans held for sale	12,524,227	12,768,724	5,081,228	5,132,038
Federal Home Loan Bank stock	1,604,500	1,604,500	1,325,000	1,325,000
Financial Liabilities:
Deposits	104,353,094	105,375,556	83,517,336	84,290,914
Advances from the Federal Home Loan Bank	29,090,000	28,018,000	26,500,000	26,542,000
Other borrowings	—	—	7,000,000	7,000,000
Commitments	—	5,606,516	—	2,465,647

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the short maturity of these instruments.

        Investment securities—Fair values for these securities are based on bid quotations from securities dealers.

        Loans receivable and loans held for sale—Loans were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.

        Federal Home Loan Bank Stock—The carrying amount is a reasonable estimate of fair value.

        Deposits—The fair value of demand deposits, savings accounts and money market accounts is equal to the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

        Advances from the Federal Home Loan Bank—The fair value of existing debt is based on published market rates for similar issues with similar terms and remaining maturities.

        Other borrowings—The carrying amount is a reasonable estimate of fair value since these reprice daily.

        Commitments—The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The fair value of commitments to originate loans is estimated at the commitment amount.

Note 19:    Segments

        The Bank's reportable segments are strategic business units that offer complimentary products and services to the core business of banking. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment information follows:

	Bank	Mortgage Banking	Eliminations	Consolidated Totals
Interest and dividend income	$11,220,743	$700,977	$(648,912)	$11,272,808
Interest expense	7,021,644	648,912	(648,912)	7,021,644

Net interest income	4,199,099	52,065	—	4,251,164
Provision for loan losses	399,966	61,000	—	460,966

Net interest income after provision for loan losses	3,799,133	(8,935)	—	3,790,198
Other income	206,971	1,952,491	—	2,159,462
Non-interest expenses	3,222,430	1,331,000	—	4,553,430

Net income before income taxes	783,674	612,556	—	1,396,230
Provision for income taxes	294,658	236,569	—	531,227
Net income	$489,016	$375,987	$—	$865,003

Segment assets	$141,744,710	$12,524,227	$—	$154,268,937
Segment capital	13,884,980	309,696	—	14,194,676

Note 20:    Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141) and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and September 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combiantions initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement.

        In August 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. This Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance With Section 16(a) of the Exchange Act

Directors

        The following table sets forth the names of the Board of Directors' nominees for election as directors and the current directors of the Bank whose offices continue beyond the annual meeting. Also set forth is certain other information with respect to each such person's age at January 1, 2002, the periods during which such person has served as a director of the Bank and the positions currently held by such person with the Bank.

Director Nominees	Age	Director Since	Current Term Expiration	Positions Held With the Bank
Three Year Term:
William B. Blanken	63	1993	2002	Director
Stuart A. Kaufman	65	1983	2002	Director
Continuing Directors
Phillip C. Bowman	54	1994	2004	Director, President, CEO
Bruce S. Cook	55	1998	2003	Director
Howard J. Postal	57	1997	2003	Director
Richard A. Schuman	65	1993	2004	Chairman

        William B. Blanken has been a Director of the Bank since August 1993, and is a local builder and realtor and is the President and owner of Andrew Hilliard LLC, a general contractor. He is also the Managing Partner for Washington Vending Services, LLC, a position he has held since 1999.

        Phillip C. Bowman has been a Director and the President and Chief Executive Officer of the Bank since August 1994. Prior to August 1994, Mr. Bowman was the Chief Operating Officer/Senior Asset Manager for Potomac Realty Advisors, Inc.

        Bruce S. Cook has been a Director of the Bank since October 1998, and is the founder of Site Realty Group, a full service commercial real estate firm providing brokerage, management and construction services to government, institutional, public and private clients.

        Stuart A. Kaufman has been a Director of the Bank since its inception in 1983, and is the owner of Katz Supermarket.

        Howard J. Postal has been a Director of the Bank since April 1997, and is a Certified Public Accountant and the Managing Partner of Santos, Postal & Co.

        Richard A. Schuman has been a Director of the Bank since August 1993, and has been the Chairman of the Board of Directors since April 1994. From 1976-1983, Mr. Schuman was the Senior Vice President/Chief Executive Officer of Peoples Drug Store, a New York Stock Exchange company headquartered in Washington, D.C. In 1983, Mr. Schuman became President of Area Developer Services, Inc., a company that sells and services MotoPhoto, Inc. franchises in Maryland, Virginia and Washington, D.C. In addition, Mr. Schuman is Chairman of RAS Investments, Inc. which operates five MotoPhoto stores in the Greater Washington area. In June 2000, Mr. Schuman became President and Chief Executive Officer of Your Office USA, an executive office suite franchise.

Officers Who Are Not Directors

        The following information is supplied with respect to executive officers of the Bank who do not serve on the Board of Directors of the Bank.

Name	Age	Position
David H. Bowman	43	Senior Vice President of Lending
Robert N. Kemp, Jr.	51	Senior Vice President
John M. Wright	35	Senior Vice President and Chief Financial Officer

        David H. Bowman has been Senior Vice President of Lending since 1999. Prior to that Mr. Bowman was a division head of real estate at Citizens Savings Bank. David Bowman is the brother of Phillip C. Bowman, the Bank's President and Chief Executive Officer.

        Robert N. Kemp, Jr. has been a Senior Vice President of the Bank since 1998, focusing on residential and mortgage lending. Prior to that, Mr. Kemp was a mortgage and real estate lending officer with First Savings Mortgage Corp., and the chief lending officer of First Commonwealth Savings Bank.

        John M. Wright has been Senior Vice President of the Bank since 1999. From November 1997 to December 1999, Mr. Wright was Chief Financial Officer of the Bank. In December, 1999 Mr. Wright was promoted to Senior Vice President. Prior to joining the Bank, Mr. Wright was Vice President and Controller of Citizens Savings Bank, Silver Spring, Maryland.

Item 10. Executive Compensation

Compensation of Directors and Executive Officers

  Directors

        Directors that are not employees of the Bank receive a fee of $500 per board meeting attended, except that the Chairman of the Board receives a fee of $600 per board meeting attended. In addition, the directors receive a fee of $400 per committee meeting attended, except that the Chairman of the Board receives a fee of $500 per committee meeting attended. During fiscal 2001, the Bank also paid a $6,000 bonus to each director.

        Under the 1998 Stock Option Plan, each non-employee director was granted an option to purchase 1,000 shares of American Bank Common Stock at $5.00 per share, the market price on the date of grant, June 15, 2001.

  Executive Officers

        Summary Compensation.    The following table sets forth information concerning compensation in excess of $100,000 for services rendered in all capacities to the Bank by the Bank's President and Chief Executive Officer and each of the named executive officers for the three years ended December 31, 2001, 2000 and 1999.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
							Awards		Payouts
Name and Principal Positions	Year	Salary		Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation
Phillip C. Bowman President and Chief Executive Officer	2001 2000 1999	$163,355 160,000 150,000		32,000 32,000 43,304	6,360 3,600 3,600	(a) (a) (a)	— — —	5,000 5,000 5,000
David Bowman Senior Vice President—Lending	2001 2000 1999	$113,500 109,000 94,904		21,800 19,250 —	4,200 4,200 3,850	(b) (b) (b)	— — —	2,000 3,500 5,000
Robert N. Kemp, Jr. Senior Vice President—Mortgage	2001 2000 1999	$220,080 190,354 170,565	(c) (c) (c)	— — —	6,000 6,000 6,000	(b) (b) (b)	— — —	1,500 — 5,000

(a)
Auto allowance and country club dues

(b)
Auto allowance

(c)
Includes $120,000 base salary plus commissions received on mortgage originations

        Option Grants.    The following table sets forth information concerning grants of stock options to the President and Chief Executive Officer and each of the named executive officers of the Bank during the fiscal year ended December 31, 2001. All options were granted at the fair market value on the date of grant.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Phillip C. Bowman	5,000	27.0%	$4.25	2011
David H. Bowman	2,000	10.8%	$4.25	2011
Robert N. Kemp, Jr.	1,500	8.1%	$4.25	2011
John M. Wright	2,000	10.8%	$4.25	2011

        During fiscal 2001, the Bank did not adjust or amend the exercise price of its options. In addition, no person exercised any options during fiscal 2001. The following table sets forth the 2001 fiscal year-end value of unexercised options on an aggregated basis for the President and Chief Executive Officer and each of the named executive officers of the Bank.

Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options At Fiscal Year End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Phillip C. Bowman	—	—	38,323	5,250	$258,680	$28,688
David H. Bowman	—	—	3,675	7,612	24,806	51,381
Robert N. Kemp, Jr.	—	—	3,307	3,780	22,322	25,515
John M. Wright	—	—	11,339	4,410	76,518	29,767

        Employment Contracts.    The Bank entered into an employment agreement with Phillip C. Bowman which originally expired on March 1, 2002, unless renewed for an additional two years by the Board. The employment agreement with Mr. Bowman was renewed for two additional years effective March 1, 2002. Pursuant to the terms of the employment agreement, Mr. Bowman receives a base salary of at least $160,000, plus bonus. Mr. Bowman also is entitled to receive other Bank benefits and use of a Bank owned or leased automobile. In the event that the Bank terminates Mr. Bowman's employment without cause (as defined in the employment agreement) or Mr. Bowman terminates his employment for good reason (including failure to re-elect Mr. Bowman as a director, a significant change in his authorities, powers, functions, duties, reporting responsibilities, titles or offices or a change in control, as defined in the employment agreement), Mr. Bowman is entitled to terminate his employment with the Bank and to continue to receive regular salary payments for 30 months. Under such circumstances, Mr. Bowman also would be entitled to continue to receive any existing coverage under health, life, disability, salary continuation and other such plans, programs or arrangements (or substantially similar coverage) at no cost to him for one year from the date of termination. However, payments to Mr. Bowman will be limited to the maximum amount that can be paid without causing such payments to be treated as parachute payments under the Internal Revenue Code of 1986, as amended.

        The Bank entered into an employment agreement with Robert N. Kemp on November 30, 1998 for an unspecified term. Pursuant to the terms of the employment agreement, Mr. Kemp receives a base salary of $120,000 plus an amount equal to 30% of the profits of the mortgage banking division. Mr. Kemp is entitled to vacation, health insurance, life insurance, if available, participation in the 401(k) plan and personal leave in accordance with the standard terms and conditions for American Bank employees and receives an automobile allowance of $500 per month. Mr. Kemp is not eligible to participate in the Bank's bonus plan. Under the terms of the employment, agreement Mr. Kemp may resign from the Bank at any time, but may not employ any employee of the Bank for a period of one year from the date of resignation or termination of employment with the Bank and may not solicit mortgage company clients of the Bank for a period of six months.

Item 11. Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of February 26, 2002 with respect to the beneficial ownership of the Common Stock by any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that the Bank knows to be the beneficial owner of more than five percent of the Bank's Common Stock. The table also includes ownership information of the Bank's directors, nominees and named executive officers and by all of the Bank's directors and executive officers as a group.

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(a)		Percent of Class
Barrett R. Rochman Marilyn L. Rochman 31 Homewood Drive Carbondale, IL 62901	Common	194,000	(b)	9.85%
Jeffrey N. Hausfeld, MD PC 1 Le Havre Court Potomac, MD 10854	Common	190,255		9.66%
Warren Mackay 123 West 92nd Street Suite 2 New York, NY 10025-7577	Common	139,000	(c)	7.06%
William B. Blanken Director	Common	29,893	(d)	1.52%
David Bowman Senior Vice President	Common	6,682	(e)	0.34%
Phillip C. Bowman President, Chief Executive Officer and Director	Common	53,863	(f)	2.73%
Bruce S. Cook Director	Common	29,324	(g)	1.49%
Stuart A. Kaufman Director	Common	25,090	(h)	1.27%
Robert N. Kemp, Jr. Senior Vice President	Common	3,622	(i)	0.18%
Howard J. Postal Director	Common	192,817	(j)	9.79%
Richard A. Schuman Chairman	Common	60,982	(k)	3.10%
John M. Wright Senior Vice President	Common	21,622	(l)	1.10%
All directors and executive officers as a group (9 people)	Common	423,895		21.52%

(a)
Based on the stock records of the Bank and information provided by the respective beneficial owners, unless otherwise indicated. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the "beneficial owner" of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days pursuant to options, warrants, rights, conversion privileges or similar obligations. Unless otherwise indicated, shares beneficially owned are held with sole voting and dispositive power.

(b)
Includes 5,000 shares owned by Mr. Rochman and 189,000 shares owned by Mr. Rochman's wife, Marilyn Rochman over which Mr. Rochman has voting power pursuant to a proxy dated July 31, 2001.

(c)
Owned jointly by Homestead Partners LP and Arles Advisors Inc.

(d)
Mr. Blanken owns 826 shares jointly with his wife, and Mr. Blanken is President of Tri-M Construction, Inc. which owns 17,537 shares in its Employee Profit Sharing Trust. Also includes 11,530 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(e)
Includes 5,932 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(f)
Includes 39,373 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(g)
Includes 3,152 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(h)
These shares are owned jointly by Mr. Kaufman and his wife. Also includes 11,530 shares issuable to Mr. Kaufman within 60 days of February 26, 2002 pursuant to vested options.

(i)
Includes 3,622 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(j)
Includes 8,223 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(k)
Includes 8,204 shares owned by Mr. Schuman's wife and 25,421 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

(l)
Includes 11,339 shares issuable within 60 days of February 26, 2002 pursuant to vested options.

Item 12. Certain Relationships and Related Transactions

        Directors, officers and employees of the Bank are permitted to borrow from the Bank to the extent permitted by applicable law and regulations. Loans are made at market rate, except that officers and employees receive a 1% discount on the interest rate of a loan for as long they remain employed by the Bank; if they cease to be employed by the Bank, the interest on their current loans automatically will increase by 1%. Loans exceeding $60,000 to directors and officers of the Bank are reported herein. David H. Bowman, Senior Vice President, received a mortgage loan on a primary residence on October 18, 1999 in the principal amount of $306,000 at 1% discount on a market rate. On January 18, 1999, John M. Wright, Senior Vice President, also received a 1% discount on a mortgage loan on a primary residence in the principal amount of $194,000. In September 2000, Phillip Bowman received a 1% discount on a market rate mortgage loan in the original amount of $153,900. Currently, Richard Schuman, the Chairman of the Board of the Bank, and his son, Andrew Schuman, have market rate loans outstanding from the Bank in the original amounts of $425,000 and $7,978, respectively. Bruce Cook, a director of the Bank, is a limited partner in the 2820 Limited Partnership, which received a $1.3 million market rate loan from the Bank prior to Mr. Cook joining the Board of Directors of the Bank. Howard Postal, a director of the Bank, is a member of the Manassas 101 LLC which received a $250,000 market rate loan from the Bank in September 1998. Mr. Postal refinanced the loan at the current market rate on November 8, 2001. Mr. Postal is also a member of MV Petroleum LLC which received an $850,000 market rate loan from the Bank in March 1999.

Item 13. Exhibits, List and Reports on Form 8-K

        (a)  The following exhibits are either filed as part of this report or are incorporated herein by reference.

3.1	Amended and Restated Charter of American Bank (incorporated herein by reference from Exhibit 3.1 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2001).
3.2
Amended and Restated Bylaws of American Bank (incorporated herein by reference from Exhibit 3.2 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2000).
10.1
Amended Employment Agreement, dated as of May 16, 2000, by and between American Bank and Phillip C. Bowman (incorporated herein by reference from Exhibit 10.1 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2001).
10.2	1997 Stock Option Plan (incorporated herein by reference from Exhibit 10.2 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2000).
10.3	Amended 1998 Stock Option Plan (incorporated herein by reference from Exhibit 10.3 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2001).
21	Subsidiary of American Bank (incorporated herein by reference from Exhibit 21 to the Offering Circular on Form OC, filed with the Office of Thrift Supervision on April 13, 1998).

        (b)    Reports on Form 8-K.    None.

SIGNATURES

        In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN BANK (Registrant)
Date: February 28, 2002	By:	/s/ PHILLIP C. BOWMAN Phillip C. Bowman President, Chief Executive Officer and Director

        In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on February 28, 2002.

/s/ PHILLIP C. BOWMAN Phillip C. Bowman President, Chief Executive Officer and Director (principal executive officer)
/s/ JOHN M. WRIGHT John M. Wright Sr. Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ RICHARD A. SCHUMAN Richard A. Schuman Chairman of the Board of Directors
/s/ WILLIAM B. BLANKEN William B. Blanken Director
/s/ BRUCE S. COOK Bruce S. Cook Director
/s/ STUART A. KAUFMAN Stuart A. Kaufman Director
/s/ HOWARD J. POSTAL Howard J. Postal Director

EXHIBIT INDEX

3.1	Amended and Restated Charter of American Bank (incorporated herein by reference from Exhibit 3.1 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2001).
3.2
Amended and Restated Bylaws of American Bank (incorporated herein by reference from Exhibit 3.2 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2000).
10.1
Amended Employment Agreement, dated as of May 16, 2000 by and between American Bank and Phillip C. Bowman (incorporated herein by reference from Exhibit 10.1 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2001).
10.2	1997 Stock Option Plan (incorporated herein by reference from Exhibit 10.2 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2000).
10.3	Amended 1998 Stock Option Plan (incorporated herein by reference from Exhibit 10.3 to the Bank's Annual Report on Form 10-KSB, filed with the Office of Thrift Supervision on March 29, 2001).
21	Subsidiary of American Bank (incorporated herein by reference from Exhibit 21 to the Offering Circular on Form OC, filed with the Office of Thrift Supervision on April 13, 1998).

Appendix E

OFFICE OF THRIFT SUPERVISION
WASHINGTON, D.C. 20552

FORM 10-QSB

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the quarterly period ended: September 30, 2002

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the transition period from                              to

OTS file number: 8149

AMERICAN BANK
(Exact name of small business issuer as specified in its charter)

United States	52-1289815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904 (Address of principal executive offices)
301.572.3740 (Issuer's telephone number, including area code)
Not Applicable

        Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (Or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes: ☒    No: ☐

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

As of November 14, 2002: 2,084,354 shares of common stock, par value $1.00 per share.

PART I—FINANCIAL INFORMATION
Item 1.

AMERICAN BANK AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2002	December 31, 2001
ASSETS
Cash	$7,010,141	$4,610,779
Interest bearing deposits in other banks	15,713,893	9,825,157
Federal funds sold & securities purchased under agreements to resell	437,000	856,000
Investment securities, available for sale	22,988,292	17,227,287
Investment securities, held to maturity	1,274,645	5,387,569
Loans receivable, net	111,265,109	97,286,030
Loans available for sale	12,998,042	12,524,227
Foreclosed real estate, net	667,879	786,716
Accrued interest receivable, net	747,513	626,925
Premises and equipment, net	1,888,898	754,932
Federal Home Loan Bank of Atlanta stock, at cost	2,229,500	1,604,500
Income tax refund receivables	154,754	99,096
Deferred income taxes, net	473,575	522,668
Cash surrender value life insurance	1,668,024	1,605,924
Other assets	675,561	551,127

Total assets	$180,192,826	$154,268,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Checks outstanding in excess of Bank balances	$17,646	$20,588
Deposits	121,046,385	104,353,094
Official checks	3,458,076	4,422,856
Advances from the Federal Home Loan Bank	40,075,000	29,090,000
Other borrowings	—	—
Advance payments by borrowers for taxes and insurance	165,793	244,347
Accrued expenses and other liabilities	537,097	1,943,376

Total liabilities	$165,299,997	$140,074,261

Commitments and contingencies
Stockholders' Equity
Preferred stock, par value $1 per share, authorized 10,000,000 shares, no shares issued and outstanding	$—	$—
Common stock, par value $1 per share, authorized 10,000,000 shares, issued and outstanding 2,075,677 (2002) and 1,969,531 (2001) shares	2,075,677	1,969,531
Additional paid-in capital	8,992,349	8,460,130
Retained earnings — substantially restricted	3,729,972	3,758,528
Accumulated other comprehensive income	94,831	6,487

Total stockholders' equity	14,892,829	14,194,676

Total liabilities and stockholders' equity	$180,192,826	$154,268,937

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2002	2001	2002	2001
Interest Income
Interest and fees on loans	$6,245,692	$7,203,041	$2,292,322	$2,464,946
Interest and dividends on investments	1,323,292	1,131,792	402,756	350,636
Other interest income	112,368	221,680	51,762	81,758

Total interest income	7,681,352	8,556,513	2,746,840	2,897,340
Interest Expense
Interest on deposits	2,536,025	4,176,416	827,539	1,432,274
Interest on short term borrowings	426,351	593,888	83,682	152,471
Interest on long term borrowings	930,544	674,589	399,219	250,879

Total interest expense	3,892,920	5,444,893	1,310,440	1,835,624

Net interest income	3,788,432	3,111,620	1,436,400	1,061,716
Provision for loan losses	166,218	341,061	95,000	145,351

Net interest income after provision for loan losses	3,622,214	2,770,559	1,341,400	916,365
Other Income
Loan Service charges & late fees	76,851	86,695	27,114	25,553
Deposit service charges	119,327	67,243	44,177	19,642
Gain on sale of securities	100,630	—	17,178	—
Gain on sale of loans available for sale	1,692,163	1,322,198	592,241	580,045

Total other income	1,988,971	1,476,136	680,710	625,240
Non-Interest Expenses
Salaries and related expenses	2,562,844	1,946,629	929,833	753,194
Occupancy expense, net	509,665	401,717	215,766	131,601
Deposit insurance premiums	36,000	33,847	12,000	11,267
Legal and professional expenses	206,496	121,733	32,467	38,606
Marketing and advertising expenses	106,143	163,020	32,755	40,982
Data processing	287,623	185,739	110,118	63,795
Net cost of operations of foreclosed real estate	8,008	30,129	15,963	10,713
Other expenses	552,437	353,255	154,187	127,618

Total non-interest expenses	4,269,216	3,236,069	1,503,089	1,177,776
Income before income taxes	1,341,969	1,010,626	519,021	363,829
Provision for income taxes	515,300	382,900	200,700	140,550

Net income	$826,669	$627,726	$318,321	$223,279

Basic Earnings Per Common Share	$0.40	$0.30	$0.15	$0.11

Diluted Earnings Per Common Share	$0.39	$0.30	$0.15	$0.11

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance — December 31, 2000	$1,875,809	$8,155,534	$3,370,624	$(57,063)	$13,344,904
Comprehensive income:
Net income for 2001			865,003
Net change in unrealized gains on available-for-sale securities, net of taxes of $39,985				63,550
Comprehensive income					928,553
Five percent stock dividend	93,722	304,596	(398,318)
Cash dividend			(78,781)		(78,781)

Balance — December 31, 2001	$1,969,531	$8,460,130	$3,758,528	$6,487	$14,194,676
Comprehensive income:
Net income for Nine Months ended September 30, 2002			826,669
Net change in unrealized gains on available-for-sale securities, net of taxes of $55,586				150,111
Less reclassification of gains recognized, net of taxes				(61,767)
Comprehensive income					915,013
Five percent stock dividend	98,400	511,680	(610,080)
Cash dividend			(245,145)		(245,145)
Exercise of stock options	7,746	20,539			28,285

Balance — September 30, 2002	$2,075,677	$8,992,349	$3,729,972	$94,831	$14,892,829

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2002	2001
Operating Activities
Net income	$826,669	$627,726
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities
Net accretion of discounts and amortization of premiums	44,343	2,006
Provision for loan losses	166,218	341,061
Gain on sale of investment securities — AFS	(100,630)	—
Loan fees deferred	155,385	125,901
Amortization of deferred loan fees	(147,492)	(270,594)
Loans originated for resale	(81,312,636)	(59,072,126)
Gain on sale of loans	(1,692,163)	(1,322,198)
Proceeds from sales of loans originated for resale	82,530,984	54,715,704
Net gain on sale of foreclosed real estate	(10,244)	—
(Increase) decrease in interest receivable	(120,588)	129,043
Depreciation and amortization	140,999	141,485
(Increase) decrease in income tax refund receivable	(55,658)	97,376
Increase in deferred income taxes	(6,493)	(128,077)
Increase in other assets	(124,434)	(262,769)
Increase (decrease) in other liabilities	(1,406,279)	178,316

Net cash used by operating activities	$(1,112,019)	$(4,697,146)
Investing Activities
Proceeds from sales and maturing investment securities — AFS	12,432,848	1,102,115
Purchase of investment securities — AFS	(22,316,938)	(7,265,604)
Proceeds from maturing investment securities — HTM	9,000,000	11,000,000
Purchase of investment securities — HTM	(5,046,450)	—
Principal collected on mortgage backed securities	4,482,676	1,758,288
Principal collected on loans	53,296,936	47,779,933
Loans originated or acquired	(67,450,126)	(64,845,472)
Funds advanced on foreclosed real estate	(40,470)	—
Proceeds from the sale of foreclosed real estate	169,551	—
Purchases of premises and equipment	(1,274,965)	(239,446)
Purchase of stock in the Federal Home Loan Bank	(625,000)	(279,500)
Investment in life insurance policies	(62,100)	(295,000)

Net cash used by investing activities	$(17,434,038)	$(11,284,686)

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2002	2001
Financing Activities
Increase (decrease) in checks outstanding in excess of bank balances	$(2,942)	$1,470,566
Increase in demand deposits, NOW accounts, savings accounts, official checks and advances by borrowers for taxes and insurance	1,483,234	15,444,087
Net increase in certificates of deposit	14,166,723	10,752,747
Net proceeds from borrowings	10,985,000	(4,410,000)
Proceeds from exercise of stock options	28,285	—
Cash dividends paid	(245,145)	(39,390)

Net cash provided by financing activities	26,415,155	23,218,010
Increase in cash equivalents	7,869,098	7,236,178
Cash and cash equivalents at beginning of year	15,291,936	2,722,488

Cash and cash equivalents at end of period	$23,161,034	$9,958,666

Reconciliation of Cash and Cash Equivalents at End of Period
Cash	$7,010,141	$846,665
Interest bearing deposits in other banks	15,713,893	6,671,001
Federal funds	437,000	2,441,000

Cash and cash equivalents at end of period	$23,161,034	$9,958,666

Other Cash Flow Information
Interest paid	$3,787,124	$5,423,712
Income taxes paid	601,650	413,600
Net loan amount transferred to foreclosed real estate	—	341,574
Stock dividend	610,080	398,318

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
As of and for the Nine Months Ended September 30, 2002 and 2001

1)    Basis of Presentation

        American Bank (the "Bank") is a federally chartered stock savings bank. The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries.

        The consolidated financial statements as of September 30, 2002 and for the three and nine months ended September 30, 2002 and 2001 are unaudited and have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, but, in the opinion of management of the Bank, contain all adjustments, consisting solely of normal recurring entries, necessary to present fairly the consolidated financial condition as of September 30, 2002 and the results of consolidated operations for the three and nine months ended September 30, 2002 and 2001 and consolidated cash flows for the nine months ended September 30, 2002 and 2001. The consolidated statement of financial condition of December 31, 2001 is derived from the Bank's audited financial statements.

        The results of consolidated operations for the nine months ended September 30, 2002 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2002. Moreover, in preparing the consolidated financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities as of the date of the balance sheets and income statements for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses and the valuation of foreclosed real estate. These condensed financial statements should be read in conjunction with the audited financial statements and notes included in the 2001 annual report of American Bank.

        The Board of Directors of American Bank has approved a reorganization of the Bank into the holding company structure. In the reorganization, American Bank will become a wholly owned subsidiary of a holding company organized by the Bank, and stockholders in American Bank will receive stock of the new holding company in exchange for an equivalent number of shares of American Bank stock. The reorganization, which is subject to regulatory and shareholder approval, is expected to occur in the first half of 2003.

2)    Earnings Per Share

        Basic earnings per share for the three and nine months ended September 30, 2002 were determined by dividing net income by 2,075,677 and 2,071,705, respectively, the weighted average number of shares of common stock outstanding during these periods. Basic earnings per share for the three and nine months ended September 30, 2001 were determined by dividing net income by 2,067,931 and 2,088,733, respectively, the weighted average number of shares of common stock outstanding during these periods. Diluted earnings per share for the three and nine months ended September 30, 2002 were determined by dividing net income by 2,153,395 and 2,146,089, respectively, the weighted average number of shares of common stock and common stock equivalents outstanding during these periods. Diluted earnings per share for the three and nine months ended September 30, 2001 were determined by dividing net income by 2,104,764 and 2,126,379, respectively, the weighted average number of shares of common stock and common stock equivalents outstanding during these periods. Common stock equivalents consist of outstanding stock options, if such options are dilutive.

Item 2.

AMERICAN BANK AND SUBSIDIARIES

Management's Discussion and Analysis of Financial Condition and
Results of Operations

        This discussion and analysis includes a description of material changes that have affected the Bank's consolidated financial condition and consolidated results of operations during the periods included in the Bank's financial statements.

General

        American Bank is a federally chartered savings bank operating out of six offices. The Bank's headquarters is located in Silver Spring, Maryland and operates four full-service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland and a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation. As of September 30, 2002, the Bank had 52 employees, 47 of whom work full time.

        The Bank recorded net income of $318,321, or $.15 per diluted share, for the quarter ended September 30, 2002 as compared to net income of $223,279, or $.11 per diluted share, for the quarter ended September 30, 2001. Net income for the first nine months of 2002 was $826,669, or $0.39 per diluted share, as compared to $627,726, or $0.30 per diluted share, for the first nine months of 2001. The increase in net income for the three and nine month period ended September 30, 2002 was attributable primarily to the increase in net interest income and gains recognized on the sale of mortgage loans originated for sale by the mortgage division offset by the increase in operating expenses.

Financial Condition    (September 30, 2002 compared to December 31, 2001)

        Total assets increased by $25.9 million, or 16.8%, to $180.2 million at September 30, 2002 compared to December 31, 2001. Such increase was primarily due to an increase in the loans receivable, net. Total loans outstanding increased by $14.5 million from $109.8 million at December 31, 2001 to $124.3 million at September 30, 2002. The Bank originated $148.8 million of loans during the nine months ended September 30, 2002 as compared to $123.9 million during the same period in 2001. Investment securities held-to-maturity decreased by $4.1 million and investment securities available-for-sale increased by $5.8 million from year end 2001 to September 30, 2002. Cash and cash equivalents increased by $7.9 million during the nine months ended September 30, 2002. The increase in cash and cash equivalents is primarily due to timing.

        Nonperforming assets, net (including nonaccrual loans and real estate owned) increased to $2.0 million at September 30, 2002 from $1.7 million at December 31, 2001. Total nonperforming assets, net, as a percentage of total assets were 1.1% at September 30, 2002 and 1.0% at December 31, 2001.

        The following table sets forth the composition of the Bank's nonperforming assets at the dates indicated.

	September 30, 2002	December 31, 2001
Non-accrual loans:
One to four family residential mortgage loans	$859,803	$848,685
Commercial real estate loans	49,029	51,779
Corporate loans	391,551	0

Total non-accrual loans	1,300,383	900,464
Real estate owned	667,879	786,716

Total nonperforming assets	$1,968,262	$1,687,180

        The increase in nonperforming assets is due to the addition of a $391,551 corporate loan during the third quarter of 2002. This loan was originated in April 2001 and is secured by the assignment of twenty-eight automobile leases to individuals and security interest filings on these vehicles. The loan was past due less than 90 days when the borrower filed for Chapter 11 Bankruptcy protection.

        The allowance for losses on loans is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of loan activity. Management considers, among other factors, the estimated fair value of the underlying collateral, current economic conditions and historical loan loss experience. While management uses available information in establishing the allowance for possible loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Additions to the allowance are charged to operations; realized losses, net of recoveries, are charged to the allowance. In addition, various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for possible loan losses. Management will continue to monitor and modify allowances for loan losses as conditions dictate. Although management maintains allowances at levels that it considers adequate to provide for potential losses, there can be no assurances that such losses will not exceed the estimated amounts or that higher provisions will not be necessary in the future.

        The Bank has twenty-eight loans, amounting to $1,300,383, as of September 30, 2002 which are considered to be potential problem loans. All of these loans, except for one loan in the amount of $391,551, are classified as non-accrual loans because the borrowers are over 90 days delinquent and management feels it may have difficulty in collecting the principal balance on these loans. The Bank had allowance for loan losses of $1,160,404, or 0.9% of total loans outstanding, at September 30, 2002 and $997,654, or 0.9% of total loans outstanding, at December 31, 2001.

        The Bank also establishes allowances for losses on real estate owned based upon its fair value less the cost of disposal. The valuations of real estate owned properties are reviewed at least quarterly and updated as necessary based on the Bank's expectations of holding periods, sales activity and other changes in market conditions. Based on available information, management believes that current loss reserves are adequate at this time to cover potential losses in the portfolio. There can be no assurance, however, that additional loss provisions will not be necessary in the future if market conditions deteriorate. The Bank had allowance for losses of $49,656, or 7.4% of net real estate owned, at September 30, 2002 and $60,571, or 7.7% of net real estate owned, at December 31, 2001.

        The Bank had unrealized gains of $154,497 on its investment securities available-for-sale portfolio at September 30, 2002. The amortized cost of this portfolio was $22.8 million at that date. There were net unrealized gains of $27,815 on its investment securities held-to-maturity portfolio at September 30, 2002, with an amortized cost of $1.3 million. The Bank's investment securities portfolio includes agency obligations, mortgage-backed securities and collateralized mortgage obligations. The Bank's investment securities available-for-sale portfolio increased by $5.8 million from year end 2001 to September 30,

2002 due to the purchase of collateralized mortgage obligations and agency securities offset slightly by the repayment of principal on mortgage-backed securities and collateralized mortgage obligations and sale of investment securities available-for-sale. The Bank's investment securities held-to-maturity portfolio decreased by $4.1 million during the period due to the maturity of agency securities and the repayment of principal on mortgage-backed securities.

        Deposits increased by $16.7 million during the nine months ended September 30, 2002. Core deposits (money market, checking and statement savings accounts) increased by $2.5 million while certificates of deposits increased by $14.2 million during the first nine months of 2002. The deposits at September 30, 2002 had an average interest rate of 2.99%. Advances from the Federal Home Loan Bank increased by $11.0 million during the first nine months of 2002. The advances from the Federal Home Loan Bank at September 30, 2002 had an average interest rate of 4.66%

        The Bank's stockholders' equity increased by $698,000 to $14.9 million at September 30, 2002 compared to $14.2 million at December 31, 2001. The increase was due to current period earnings, the increase in net unrealized holding gains on investments available for sale, and the exercise of stock options offset by the payment of cash dividends. At September 30, 2002, the Bank was considered "well capitalized" under regulatory definitions.

RESULTS OF OPERATIONS

        The Bank's operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and borrowings). The Bank's operating results are also affected by its other income (primarily gain on sale of loans, collection of late fees and service charges) and its operating expenses (primarily salaries and administrative costs).

        The following table sets forth certain information relating to the Bank's average interest-bearing assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. During the periods indicated, non-accrual loans are included in the loans category.

American Bank
Rate Spread Analysis
(in thousands, except rates)

	9 Months ended September 30, 2002			9 months ended September 30, 2001
Interest-bearing assets:	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Loans	$111,587	$6,246	7.46%	$110,261	$7,203	8.71%
Investment and mortgage-backed securities	26,976	1,323	6.54	21,846	1,132	6.91
Other	10,262	112	1.46	6,249	222	4.73

Total interest-bearing assets	148,825	7,681	6.88	138,356	8,557	8.25

Interest-bearing liabilities:
Deposits	102,405	2,536	3.30	99,501	4,176	5.60
FHLB advances & other borrowings	37,083	1,357	4.88	29,161	1,269	5.80

Total interest-bearing liabilities	139,488	3,893	3.72	128,662	5,445	5.64
Average interest rate spread			3.16			2.61
Net interest margin			3.39%			3.00%

	3 Months ended September 30, 2002			3 months ended September 30, 2001
Interest-bearing assets:	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Loans	$121,998	$2,292	7.52%	$117,343	$2,465	8.40%
Investment and mortgage-backed securities	24,097	403	6.69	20,513	350	6.84
Other	14,479	52	1.43	8,539	82	4.61

Total interest-bearing assets	160,574	2,747	6.84	146,395	2,897	7.92

Interest-bearing liabilities:
Deposits	108,948	827	3.04	108,508	1,432	5.28
FHLB advances & other borrowings	42,060	483	4.59	29,090	404	5.55

Total interest-bearing liabilities	151,008	1,310	3.47	137,598	1,836	5.33
Average interest rate spread			3.37			2.59
Net interest margin			3.58%			2.90%

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

        General.    The Bank recorded net income of $318,321, or $.15 per diluted share, for the three months ended September 30, 2002 as compared to net income of $223,279, or $.11 per diluted share, for the three months ended September 30, 2001. The increase in net income for the three month period was attributable primarily to the increase in net interest income offset by an increase in operating expenses.

        Net interest income, after provision for loan losses, increased by $425,035 for the three months ended September 30, 2002 when compared to the same period in 2001. Other income increased by $55,470 and operating expenses increased by $325,313 during the three months ended September 30, 2002 compared to the same period in 2001. The increase in other income was due to an increase in deposit service charges and gains on sale of loans. The increase in operating expenses was primarily due to additional compensation & employee benefit expenses and occupancy expenses.

        Net Interest Income.    The Bank's net interest income increased by $374,684 during the three months ended September 30, 2002 as compared to the same period in 2001. The increase was primarily due to the increase in average volume of interest-earning assets and an increase in average interest rate spread of 78 basis points.

        Provision for Loan Losses.    The Bank's provision for loan losses decreased by $50,351 to $95,000 during the three months ended September 30, 2002 compared to the same period in 2001. The decrease was due to the Bank providing less reserves in the current quarter based on the periodic reviews of the underlying collateral securing the loans.

        Other Income.    The Bank's other non-interest income increased by $55,470 to $680,710 during the three months ended September 30, 2002 compared to the same period in 2001. The increase was due to additional deposit service charges and gains recognized on the sale of loans available-for-sale from the mortgage division. The Bank's core deposit base has increased due to the expansion of the branch locations which is causing more opportunities to collect deposit related service charges. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Operating Expense.    The Bank's operating expenses increased by $325,313 to $1,503,089 during the three months ended September 30, 2002 compared to the same period in 2001. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses, occupancy expenses and data processing expenses. The increase in compensation & employee benefit expenses was primarily due to additional staff hired in the lending area and branch network. Occupancy expenses increased primarily due to additional branch location and new headquarters for the Bank and moving expenses related to the relocating of our headquarters. Data processing expenses increased due to additional volume and expenses related to our conversion to a different data processing system. We anticipate completing the conversion of our data processing system during the fourth quarter of 2002, thus additional expenses for data processing will be incurred during the fourth quarter of 2002.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

        General.    The Bank recorded net income of $826,669, or $.39 per diluted share, for the nine months ended September 30, 2002 as compared to net income of $627,726, or $.30 per diluted share, for the nine months ended September 30, 2001. The increase in net income for the nine month period was attributable primarily to the increase in net interest income and gains recognized on the sale of mortgage loans.

        Net interest income, after provision for loan losses, increased by $851,655 when compared to the same period in 2001. Other income increased by $512,835 and operating expenses increased by $1,033,147 during the nine months ended September 30, 2002 compared to the same period in 2001. The increase in net income for the six month period was attributable primarily to the increase in net interest income after provision for loan losses, gains recognized on the sale of mortgage loans and gains recognized on the sale of securities offset by the increase in operating expenses. During the first quarter of 2002, in addition to customary expenses, the Bank incurred expenses of approximately $157,000 related specifically to the proxy contest.

        Net Interest Income.    The Bank's net interest income increased by $676,812 during the nine months ended September 30, 2002 as compared to the same period in 2001. The increase was primarily due to an increase in average interest rate spread. Average-earning assets increased by $10.5 million during the first nine months of 2002 when compared to the same period in 2001, while the average interest rate spread increased by 55 basis points to 3.16%.

        Provision for Loan Losses.    The Bank's provision for loan losses decreased by $174,843 to $166,218 during the nine months ended September 30, 2002 compared to the same period in 2001. The decrease was due to the Bank providing less reserves in the current year based on the periodic reviews of the underlying collateral securing the loans.

        Other Income.    The Bank's other non-interest income increased by $512,835 to $1,988,971 during the nine months ended September 30, 2002 compared to the same period in 2001. The increase was due to gains recognized on the sale of loans available-for-sale from the mortgage division and sale of investment securities available-for-sale. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Operating Expense.    The Bank's operating expenses increased by $1,033,147 to $4,269,216 during the nine months ended September 30, 2002 compared to the same period in 2001. The increase in operating expenses was primarily due to an increase in compensation & employee benefit expenses, costs associated with the proxy contest, data processing costs and costs associated with expanding the branch network. The increase in compensation & employee benefit expenses was primarily due to more commissions paid to loan officers in the mortgage division, which correlates to the increase in gains from the sale of loans, and an increase in staff due to the opening of new branches. During the first quarter of 2002, in addition to customary expenses, the Bank incurred expenses of approximately $157,000 related specifically to the proxy contest Data processing expenses increased due to additional volume and expenses related to our conversion to a different data processing system. We anticipate completing the conversion of our data processing system during the fourth quarter of 2002, thus additional expenses for data processing will be incurred during the fourth quarter of 2002.

LIQUIDITY AND CAPITAL RESOURCES

        The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. As required by recent legislation, the OTS recently deleted its requirement that federal savings associations maintain a certain minimum level of liquid assets. Instead, adequate liquidity is assessed by the OTS on a case-by-case basis by reviewing such factors as the institution's overall asset/liability structure, market conditions, competition and the nature of the institution's activities. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity. The Bank has ample liquidity to meet its outstanding loan commitments. At September 30, 2002, the Bank had outstanding loan commitments totaling $8,100,000.

        Quantitative measures established by bank regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of September 30, 2002, the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 2002, the most recent notification from the Office of Thrift Supervision ("OTS") categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are as follows:

	ACTUAL	ACTUAL %	REQUIRED	REQ'D %	EXCESS
Core	$14,798	8.21%	$7,208	4.0%	$7,590
Tangible	14,798	8.21	2,703	1.5	12,095
Risk-based	15,845	13.81	9,181	8.0	6,664

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2002, which are expected to mature or reprice in each of the time periods shown.

AMERICAN BANK
Repricing Schedule as of September 30, 2002
(in thousands)

	Less than One Year	One Year to Five Years	Five Years to Ten Years	More than Ten Years	Totals
Interest-earning assets
Loans	$64,312	$12,170	$2,349	$32,434	$111,265
Investment securities	472	—	106	23,685	24,263
Other interest-earning assets	18,380	—	—	—	18,380

Total interest-earning assets	83,164	12,170	2,455	56,119	153,908

Interest-bearing liabilities
Certificates of Deposit	60,303	20,470	—	—	80,773
Money market deposits	9,181	15,655	4,476	—	29,312
NOW & Statement accounts	1,876	4,785	4,300	—	10,961
Borrowings	33,575	6,500	—	—	40,075

Total interest-bearing liabilities	104,935	47,410	8,776	—	161,121

GAP	(21,771)	(35,240)	(6,321)	56,119

Cumulative GAP	(21,771)	(57,011)	(63,332)	(7,213)

Cum. GAP/total assets	— 14.2%	— 37.0%	— 41.2%	— 4.7%

        The following assumptions were used by the Bank's management in order to prepare the Bank's GAP (repricing schedule) table set forth above. Loans are shown based on contractual maturity and scheduled repricing for fixed-rate and adjustable-rate mortgages, respectively. The mortgage-backed securities and collateralized mortgage obligations portion of the investment securities portfolio are shown based on contractual maturity as scheduled repricing for fixed-rate and adjustable-rate securities, respectively. Agency securities are shown in the period in which they contractually mature. No prepayment assumptions or call assumptions are reflected for any interest-earning asset. Deposits without contractual maturities are shown based on OTS decay rates.

        The interest rate sensitivity of the Bank's assets and liabilities could vary substantially if different assumptions are used. Moreover, certain shortcomings are inherent in the method of analysis presented in the above GAP table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, whereas interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

        The Bank's results of operations depend to a large extent on the level of the Bank's net interest income. If interest-rate fluctuations cause the Bank's cost of funds to increase faster than the yield of its interest-bearing assets, then its net interest income will be reduced. At September 30, 2002, the Bank's one-year interest sensitivity "gap" (the percentage by which its interest sensitive assets in a given period exceed its interest sensitive liabilities for the same period) was negative 14.2%. The Bank has emphasized shorter term deposits which tend to reprice on a basis more consistent with the short-term duration of the Bank's typical loan products. In addition, the Bank's management classifies certain securities as available-for-sale to provide flexibility for liquidity purposes. If the need to sell an asset for liquidity or other purposes arises, management believes that there are adequate securities classified as available-for-sale with a positive mark-to-market and that such sale would not have a material impact on results of operations.

        The Bank's management believes that the Bank's interest rate risk position at September 30, 2002 represents a reasonable amount of interest rate risk.

RECENT ACCOUNTING PRONOUNCEMENTS

        In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary. Management believes that the above will not have a material impact on the Company's financial statements.

FORWARD-LOOKING STATEMENTS

        Certain statements in Management's Discussion and Analysis are forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties and other factors related to the Bank's businesses. The financial services market generally, and the market for the Bank's products and services specifically, is characterized by a high degree of competition and rapidly changing local, national and global market, financial and economic conditions. Such developments, as well as unforeseen developments in the financial services industry, could have an adverse impact on the Bank's financial position and results of operations.

Item 4.    CONTROLS AND PROCEDURES

        (a)  The Company's management, including the Chief executive Officer and Chief Financial Officer evaluated the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rule 13a-14© under the Securities Exchange Act of 1934, as amended) (the "Exchange Act") as of a date (the "Evaluation Date") within 90 days prior to the filing date of this report. Based upon that evaluation, the Company's management, including the Chief Executive Officer and Chief Financial Officer concluded that, as of the Evaluation Date, the Company's disclosure controls and procedures were effective in timely alerting them to any material information relating to the Company and its subsidiaries required to be included in the Company's Exchange Act filings.

        (b)  There were no significant changes made in the Company's internal controls or in other factors that could significantly affect these internal controls subsequent to the date of the evaluation performed by the Company's Chief Executive Officer and Chief Financial Officer.

PART II—OTHER INFORMATION

Item 1.    Legal Proceedings

        Other than ordinary and routine litigation incidental to the business of the Bank, the Bank is not a party to, nor is its property the subject of any material pending legal proceedings.

Item 2.    Changes in Securities and Use of Proceeds

        Not applicable.

Item 3.    Defaults Upon Senior Securities

        Not applicable.

Item 4.    Submission of Matters to a Vote of Security Holders

        Not applicable.

Item 5.    Other Information

        Not applicable.

Item 6.    Exhibits and Reports on Form 8-K

  (a)
  Exhibits. 99.1 906 Certifications.

  (b)
  Reports on Form 8-K. No reports on Form 8-K were filed during the quarter ending September 30, 2002.

SIGNATURES

        In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN BANK (Registrant)

Date: November 14, 2002

/s/ JOHN M. WRIGHT John M. Wright Senior Vice President and Chief Financial Officer	/s/ PHILLIP C. BOWMAN Phillip C. Bowman President and Chief Executive Officer

CERTIFICATIONS

I, Phillip C. Bowman, certify that:

        1.    I have reviewed this quarterly report on Form 10-Q of American Bank.

        2.    Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

        3.    Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

        4.    The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b)    evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c)    presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.    The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

          a)    all significant deficiencies in the design or operations of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.    The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002

By:	/s/ PHILLIP C. BOWMAN President and Chief Executive Officer

CERTIFICATIONS

I, John M. Wright, certify that:

        1.    I have reviewed this quarterly report on Form 10-Q of American Bank.

        2.    Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

        3.    Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

        4.    The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b)    evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c)    presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.    The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

          a)    all significant deficiencies in the design or operations of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.    The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002

By:	/s/ JOHN M. WRIGHT Chief Financial Officer

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY REORGANIZATION
SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION
THE SPECIAL MEETING
PROPOSED REORGANIZATION INTO A SAVINGS AND LOAN HOLDING COMPANY
ADDITIONAL INFORMATION ABOUT AMERICAN BANK
ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY
ADDITIONAL INFORMATION ABOUT INTERIM BANK
SUPERVISION AND REGULATION
SECURITY OWNERSHIP OF MANAGEMENT
BENEFICIAL OWNERSHIP OF SECURITIES
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS
ADJOURNMENT OF STOCKHOLDER MEETING
STOCKHOLDER PROPOSALS
OTHER MATTERS
EXPERTS
LEGAL MATTERS
WHAT INFORMATION YOU SHOULD RELY ON
Appendix A—Plan of Merger and Reorganization
Appendix B—American Bank Holdings, Inc. Certificate of Incorporation and Bylaws
RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN BANK HOLDINGS, INC.
Appendix E
Appendix D—Annual Report on Form 10-KSB for the year ended December 31, 2001
Appendix E—Annual Report on Form 10-KSB for the quarter ended September 30, 2002
  PART I—FINANCIAL INFORMATION Item 1.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK AND SUBSIDIARIES Notes to Unaudited Consolidated Financial Statements As of and for the Nine Months Ended September 30, 2002 and 2001
  Item 2.
AMERICAN BANK AND SUBSIDIARIES Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 4. CONTROLS AND PROCEDURES
  PART II—OTHER INFORMATION
  Item 1. Legal Proceedings
  Item 2. Changes in Securities and Use of Proceeds
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
SIGNATURES